PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-239296

CEN BIOTECH INC.

6,851,843

Shares of Common Stock

This prospectus relates to the resale of up to 6,851,843 shares of our common stock (referred to as common shares under Canadian corporate law) by the selling stockholders named in this prospectus. This prospectus may be used by the selling stockholders named herein to resell, from time to time, those shares of our common stock included herein. For information about the selling stockholders see “Selling Stockholders” on page 71.

Our common stock is not currently listed on any national securities exchange market or quoted on the OTC Markets. On January 27, 2020, a market maker filed a Form 211 Application with the Financial Industry Regulatory Authority ("FINRA") to request permission to quote and trade the securities of the Company on OTC Markets. However, there can be no assurance that FINRA will approve our Form 211 Application. As of June 19, 2020, the application has not been approved. There is no assurance that an active trading market for our shares will develop or will be sustained if developed.

The selling stockholders will sell their shares at a fixed price of $1.60 per share for the duration of this offering. See “Determination of Offering Price” and “Plan of Distribution.” We will not receive any proceeds from the sale of the shares of common stock by selling stockholders and have not made any arrangements for the sale of these securities. We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

The selling stockholders, and any participating broker-dealers, are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We will be responsible for all fees and expenses incurred in connection with the preparation and filing of the registration statement of which this prospectus is a part; provided, however, that we will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement.

We are an “emerging growth company” as defined in the Securities and Exchange Commission (“SEC”) rules and we will be subject to reduced public reporting requirements. See “Emerging Growth Company and Smaller Reporting Company Status.”

Persons effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of applicable exemptions from such registration.

THE SHARES BEING OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information from that contained in this prospectus or in any free writing prospectus that we may authorize. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The date of this prospectus is June 30, 2020.

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1
INDUSTRY AND MARKET DATA	2
PROSPECTUS SUMMARY	2
SUMMARY HISTORICAL FINANCIAL DATA	13
RISK FACTORS	13
USE OF PROCEEDS	32
DETERMINATION OF OFFERING PRICE	32
PLAN OF DISTRIBUTION	32
DIVIDEND POLICY	34
MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	34
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
DESCRIPTION OF BUSINESS	46
MANAGEMENT	55
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	66
DESCRIPTION OF CAPITAL STOCK	68
SELLING STOCKHOLDERS	71
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	100
CERTAIN MATERIAL CANADIAN INCOME TAX CONSIDERATIONS FOR NON-CANADIAN HOLDERS	106
LEGAL MATTERS	108
EXPERTS	108
ENFORCEMENT OF CERTAIN CIVIL LIABILITIES	108
DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	108
WHERE YOU CAN FIND ADDITIONAL INFORMATION	109
INDEX TO FINANCIAL STATEMENTS	110

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include statements we make concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Some forward-looking statements appear under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this prospectus.

We have based these forward-looking statements on our current expectations and projections about future events. However, these forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Some of the factors that we believe could affect our results include:

●	limitations on our ability to continue operations and implement our business plan;

●	our history of operating losses;

●	the timing of and our ability to obtain financing on acceptable terms;

●	the effects of changing economic conditions;

●	the loss of members of the management team or other key personnel;

●	competition from larger, more established companies with greater economic resources than we have;

●	costs and other effects of legal and administrative proceedings, settlements, investigations and claims, which may not be covered by insurance;

●	costs and damages relating to pending and future litigation;

●

possible changes in economic, legislative, industry, and other circumstances, including the development of our lines of business and any products that we may manufacture or sell and our ability to raise additional funding sufficient to implement our strategy, as well as assumptions regarding Canadian and U.S. laws regarding the consumer or retail sale of hemp products and accessories and the manufacture and distribution of such products and accessories, including zoning and banking regulations;

●	the impact of additional legal and regulatory interpretations and rulemaking and our success in taking action to mitigate such impacts;

●	control by our principal equity holders; and

●	the other factors set forth herein, including those set forth under “Risk Factors.”

There are likely other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us in this prospectus apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law. All later written and oral forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We caution you not to place undue reliance on our forward-looking statements. You should carefully read this entire prospectus and the documents incorporated by reference into this prospectus, particularly the section entitled “Risk Factors.”

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

PROSPECTUS SUMMARY

This summary highlights material information concerning our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus and the information incorporated by reference into this prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related Notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, “CEN Biotech,” the “Company,” “we,” “our,” “ours” or “us” refer to CEN Biotech Inc., a Canadian corporation incorporated under the Canada Business Corporations Act (the "CBCA"), and its subsidiary.

Overview

We are focused on the manufacturing, production and development of Light Emitting Diode (“LED”) lighting technology and hemp products. The Company intends to explore the usage of hemp, which it intends to cultivate for usage in industrial, medical and food products.

The Company has acquired a patent related to LED Lighting and intends to explore development opportunities of the LED lighting technology across manufacturing operations and intends to explore licensing opportunities across industries such as the horticultural industry, including for the purpose of growing hemp, as well as the automotive, industrial and commercial lighting industries.

The Company is in contract to acquire a 51% interest in Cen Ukraine LLC (“CEN Ukraine”), which currently holds a license, granted by the federal government of Ukraine, for the cultivation and processing of cannabis sativa for industrial, supplement, pharmaceutical and other purposes in Ukraine. After closing this acquisition, the Company intends to explore the usage of hemp, which it intends to cultivate for usage in industrial, medical and food products.

Hemp is related to cannabis as both are classified under the same botanical category of Cannabis sativa L. A significant difference between the two is that cannabis has increased amounts of tetrahydrocannabinol (THC) (5–20%), a psychotropic cannabinoid, and may have very little amounts of CBD (cannabidiol) and CBG (cannabigerol), which have no psychotropic properties (although regulations in certain countries, including Canada classify industrial hemp exclusively based on the THC content in the plant); whereas industrial hemp has virtually no THC (less than 0.3%). The THC concentration in industrial hemp is not enough to provide psychotropic effects, which renders industrial hemp useless for recreational use or abuse, and therefore industrial hemp does not serve a recreational psychoactive purpose. Canada, China and the United Kingdom are examples of major industrialized countries that have permitted regulated production industrial hemp deriving economic benefits from its lawful cultivation, distribution and sale.

Hemp is a plant easy to cultivate, with predictable harvests and produces overall negative carbon print compared to other agricultural sources used for production of biodiesels among other uses. Industrial hemp is rich in proteins and essential amino acids, which may render it as a preferred source of food and animal feed.

For the fiscal years ended December 31, 2019 and 2018, we generated no revenues, and reported net losses of $5,655,119 and $7,530,361, respectively, and negative cash flow from operating activities of $869,350 and $1,724,001 respectively. For the three months ended March 31, 2020, we generated no revenues, reported a net loss of $1,300,112, and had negative cash flow from operating activities of $180,213. As noted in our consolidated financial statements, as of March 31, 2020, we had an accumulated deficit of $42,610,284. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity financings. See “Risk Factors—We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

Products

LED Lighting

On September 12, 2016, the Company executed an agreement to acquire a patent related to LED Lighting, from Tesla Digital, Inc., a Canadian Corporation and Stevan Pokrajac. As part of the transaction the Company will employ Stevan Pokrajac in connection with the development of the acquired technology. As of June 19, 2020, the patent intangible remains in escrow in the name of Tesla Digital, Inc. until full settlement of the terms of the agreement. In the interim, CEN has the rights to use the patented technology. In connection with the acquisition the Company will issue one million shares of common stock.

The Company intends to explore using the LED Lighting across manufacturing operations and licensing opportunities across multiple industries such as the horticultural industry, including for the purpose of growing hemp, as well as the automotive, industrial and commercial lighting industries.

Hemp

On December 14, 2017, the Company entered into a Controlling Interest Purchase Agreement (the “Agreement”) with Bill Chaaban, our Interim CEO, President and Chairman, and Usamakh Saadikh, a member of our board of directors (the “Sellers”) to acquire (the “Acquisition”) 51% of the outstanding equity interests in Cen Ukraine, a corporation that was organized and has its principal offices in Ukraine. The agreement, which is subject to certain conditions, has not closed as of June 19, 2020. Cen Ukraine was founded to seek agricultural and pharmaceutical opportunities in Ukraine. Cen Ukraine currently holds a license, granted by the federal government of Ukraine, for the cultivation and processing of cannabis sativa for industrial, supplement, pharmaceutical and other purposes in Ukraine. The consideration will be paid by issuing shares of common stock of the Company.

The Company intends, through Cen Ukraine, to explore the usage of hemp, which it intends to cultivate for usage in industrial, medical and food products.

The Company’s initial plans for the development of non-marijuana grade industrial hemp include targeting the automotive industry to supply hemp fiber, and investigating other industrial applications, and developing hemp nutritional supplement and beverage products for distribution through the extensive Ukrainian pharmacy network.

Industrial hemp has many uses, including paper, textiles, biodegradable plastics, construction, health food, and fuel.  It also runs parallel with the "Green Future" objectives that are becoming increasingly popular. Under favorable conditions, hemp requires little to no pesticides or herbicides, controls erosion of the topsoil, and produces oxygen. Furthermore, hemp can be used to replace many potentially harmful products, such as tree paper (the processing of which uses chlorine bleach, which results in the waste product polychlorinated dibensodioxins, popularly known as dioxins, which are carcinogenic, and contribute to deforestation), cosmetics, and plastics, most of which are petroleum-based and do not decompose easily. The strongest chemical needed to whiten the already light hemp paper is non-toxic hydrogen peroxide.

Raw Materials and Components

We intend to grow and cultivate all of our hemp materials in the Ukraine through CEN Ukraine. Under favorable conditions, hemp is a plant easy to cultivate, with predictable harvests and produces overall negative carbon print compared to other agricultural sources used for production of biodiesels among other uses. CEN Ukraine obtains the required raw materials to grow Hemp, which include seeds from the Bast Institute, which is a part of the Ukrainian federal government. If the Bast Institute ceases to sell seeds to CEN Ukraine, it would have to find an alternate supplier, and there can be no assurance that it would be able to do so.

We intend to utilize strategic partners, contract manufacturers, and/or other third-party suppliers for the production of our LED Lighting Products. The raw materials and supplies required for the production of our lighting products may be available, in some instances from one supplier, and in other instances, from multiple suppliers. In those cases where raw materials are only available through one supplier, such supplier may be either a sole source (the only recognized supply source available to us) or a single source (the only approved supply source for us among other sources). We, our strategic partners, contract manufacturers, and/or other third-party suppliers will adopt appropriate policies to attempt, to the extent feasible, to minimize our raw material supply risks, including maintenance of greater levels of raw materials inventory and implementation of multiple raw materials sourcing strategies, especially for critical raw materials. Although to date we have not experienced any significant delays in obtaining any raw materials from suppliers, we cannot provide assurance that we, our strategic partners, contract manufacturers, and/or other third-party suppliers will not face shortages from one or more of them in the future.

Research and Development

The Company contracts with Stevan Pokrajac, the developer of the patented LED Lighting Technology, to assist the Company with the development of the acquired technology. As part of the acquisition Mr. Pokrajac will become an employee of the LED subsidiary with compensation of $200,000 per year commencing with the start of operations.

We intend to grow and cultivate all of our hemp materials in the Ukraine through CEN Ukraine. CEN Ukraine has conducted research over the past four years relating to planting and harvesting hemp, as well as the processing of hemp into final products utilizing contract manufacturers. CEN Ukraine also has a full time agronomist, which is an expert in the science of soil management and crop production, on its staff.

Competition

We expect that our LED Lighting Products will compete against a variety of lighting products, including conventional light sources such as compact fluorescent lamps and High Intensity Discharge (“HID”) lamps, as well as other LED lighting products. Our ability to compete depends substantially upon the superior performance and lower total cost of ownership of our products. We anticipate that the competition for our products will also come from new technologies that offer increased energy efficiency, lower maintenance costs, and/or advanced features. We expect to compete with LED systems produced by large lighting companies, as well as smaller manufacturers or distributors. Some of these competitors offer products with performance characteristics similar to those of our products.

Hemp-based products and the number of companies that produce them have experienced rapid growth in recent years, stemming in part from recent trends toward legalization of hemp in industrialized countries. Consequently, we will be operating in a highly competitive marketplace with various competitors. Increased competition may result in lower than anticipated gross margins and/or loss of market share, either of which would seriously harm its business and results of operations. Management cannot be certain that we will be able to compete against current or future competitors or that competitive pressure will not seriously harm our business. Some of our potential competitors are much larger and have greater access to capital, sales, marketing and other resources. These competitors may be able to respond more rapidly to new regulations or devote greater resources to the development and promotion of their business model than we can. Furthermore, some of these competitors may make acquisitions or establish co-operative relationships among themselves or with third parties in the industry to increase their ability to rapidly gain market share.

The competitive factors facing us include safety, efficacy, price, quality, breadth of product line, manufacturing quality and capacity, service, marketing and distribution capabilities. Our current and future competitors may have greater resources, more widely accepted and innovative products and stronger name recognition than we do. Our ability to compete is affected by our ability, or that of our strategic partners, to:

●	develop or acquire new products and innovative technologies;

●	obtain all licenses, permits and regulatory clearance and compliance, when necessary, for our products;

●	manufacture and sell our products cost-effectively;

●	meet all relevant productions, manufacturing and quality standards for our products in their particular markets;

●	respond to competitive pressures specific to each of our geographic and product markets;

●	protect the proprietary technology of our products and avoid infringement of the proprietary rights of others;

●	market our products;

●	attract and retain skilled employees, including sales representatives;

●	maintain and establish distribution relationships; and

●	engage in acquisitions, joint ventures or other collaborations.

Competitors could develop products that are more effective, cost less or are ready for commercial introduction before our products. If our competitors are better able to develop and patent products earlier than we can, or develop more effective and/or less expensive products that render our products obsolete or non-competitive, our business will be harmed and our commercial opportunities will be reduced or eliminated.

Customers

We currently do not have any customer for our planned LED Lighting Products or our planned hemp products.

Intellectual Property

On September 12, 2016, the Company executed an agreement to acquire assets, including patented LED Lighting, from Tesla Digital, Inc. (a Canadian corporation) and Stevan (Steve) Pokrajac. The patent intangible remains in escrow in the name of Tesla Digital, Inc. until full settlement of the terms of the agreement. In the interim, CEN has the rights to use the patented technology. In connection with the acquisition the Company will issue one million shares of common stock.

The patent referenced above was issued on May 13, 2014 under Patent No. US 8,723,425 by the United States Patent Office, and has a duration until June 17, 2031.

The Company plans to explore manufacturing operations and licensing opportunities across multiple industries such as horticultural, automotive, industrial and commercial lighting. The assets acquired other than the patent included old machinery and raw materials. The Company has assigned no value to these since their value was not relevant to or calculated in the Company’s offer for acquisition.

Recent Developments

On January 27, 2020, a market maker filed a Form 211 Application with the Financial Industry Regulatory Authority ("FINRA") to request permission to quote and trade the securities of the Company on OTC Markets. However, there can be no assurance that FINRA will approve our Form 211 Application. As of June 19, 2020, the application has not been approved.

The outbreak of a novel coronavirus (COVID-19), which the World Health Organization declared in March 2020 to be a pandemic, continues to spread throughout the United States of America and the globe. Many State Governors issued temporary Executive Orders that, among other stipulations, effectively prohibit in-person work activities for most industries and businesses, having the effect of suspending or severely curtailing operations. The extent of the ultimate impact of the pandemic on the Company's operational and financial performance will depend on various developments, including the duration and spread of the outbreak, and its impact on potential customers, employees, and vendors, all of which cannot be reasonably predicted at this time. While management reasonably expects the COVID-19 outbreak to negatively impact the Company's financial condition, operating results, and timing and amounts of cash flows, the related financial consequences and duration are highly uncertain.

Government Regulations

Hemp

As discussed above, we plan on expanding our business plan to include (i) the cultivation and production of hemp in the Ukraine (ii) the manufacturing of hemp products in the Ukraine and Canada and (iii) the sales and distribution of hemp products globally, including but not limited to Canada, Ukraine, and the United States.

Cannabis versus Hemp

While hemp and cannabis are both derived from the same species (Cannabis sativa), there are major differences in the characteristics of the respective plant strains that produce industrial hemp on the one hand, and cannabis products on the other. In short, hemp is a strain of the Cannabis sativa plant that has been grown primarily for use in industrial applications and has been specifically cultivated to produce a low tetrahydrocannabinol (“THC”) content and a high cannabidiol (“CBD”) content. THC is the psychoactive constituent of cannabis and is responsible for producing the psychoactive effects of the drug. CBD is another active ingredient present in Cannabis sativa plants, and it largely acts to neutralize the psychoactive effects of THC and is not associated with psychoactive effects. Since hemp strains have very little THC and a lot of CBD, they do not produce psychoactive effects when ingested.

Canada

In Canada, cannabis and industrial hemp are governed by separate regulations under the Cannabis Act. The products are legally distinguished by the concentration of THC in the leaves and flowering heads of the plant. A cannabis plant containing more than 0.3% THC weight for weight (“w/w”) is legally defined as cannabis. A cannabis plant containing less than 0.3% THC w/w is legally defined as industrial hemp. Although we will not pursue any business related to cannabis (whether for recreational and medicinal purposes), we do intend to manufacture and offer hemp-based products in Canada upon obtaining required licensing under the Industrial Hemp Regulations.

Licensing, production, processing, distribution, marketing, importation, exportation and sale of cannabis and cannabis derivative products is regulated by the Cannabis Regulations, promulgated under the Cannabis Act. Cannabis is legal in Canada for both recreational and medicinal purposes. Initially, medicinal use of cannabis was legalized in Canada on July 30, 2001 under conditions outlined in the Marihuana for Medical Purposes Regulations, later superseded by the Access to Cannabis for Medical Purposes Regulations, governed by Health Canada. The federal Cannabis Act, and associated Cannabis Regulations came into effect on October 17, 2018 and made Canada the second country in the world to formally legalize the cultivation, possession, acquisition, distribution, sale and consumption of recreational cannabis and its derivatives. In October 2019, additional regulations came into force, permitting the production, distribution, sale and consumption of a broader range of cannabis products, including edible cannabis, cannabis topicals and cannabis extract products.

Activities involving the licensing, cultivation, production, importation, exportation and sale of industrial hemp and derivatives of industrial hemp plants are regulated by the Industrial Hemp Regulations, promulgated under the Cannabis Act. As indicated above, industrial hemp is defined as any part of the cannabis plant that contains 0.3% or less of THC w/w. There is no limit on how much CBD may be contained in industrial hemp plants or derivative products. A product made by processing the grain of industrial hemp or a product made from that processed grain is exempt from application of the Industrial Hemp Regulations where the concentration of THC in the product is 10 microgram/gram (““g/g”) THC or less. Additionally, non-viable cannabis seeds, bare mature stalks and fiber derived from these stalks are exempt from application of the Cannabis Act and Industrial Hemp Regulations.

An industrial hemp license holder is authorized to conduct any of the following activities that are authorized by its license:

(a) to sell industrial hemp, with certain restrictions. In particular, flowering heads, leaves and branches may only be sold to a holder of an industrial hemp license or license governed by the Cannabis Regulations;

(b) to import or export seed or grain, with certain additional requirements (as set out below);

(c) to cultivate industrial hemp. However, other than a plant breeder, a license holder may only sow seed of pedigreed status that is of an approved cultivar or from a varietal that is set out in its license;

(d) in the case of a plant breeder, to propagate industrial hemp from a varietal that is set out in its license;

(e) to possess seed or grain for the purposes of cleaning it;

(f) to possess grain for the purpose of processing it. However, the holder of a license that authorizes possession of grain for the purposes of processing it, must render the grain non-viable and conduct adequate testing to ensure same; or

(g) to obtain seed by preparing it.

A license holder whose license authorizes importation and exportation must also acquire the necessary permits to import and export. There are additional restrictions on importing, as follows:

●	an importer of seed must only import seed of pedigreed status that is of an approved cultivar;
●	a plant breeder must only import seed of a variety of industrial hemp that is set out in its license; and
●

an importer of grain must only import grain from a country that participates in the Organisation for Economic Co-operation and Development Seed Schemes or a country that has an agency that is a member of the Association of Official Seed Certifying Agencies.

It is important to note that not every activity involving industrial hemp falls within the scope of the Industrial Hemp Regulations. For example, extraction of CBD from the flowering heads, leaves and branches of an industrial hemp plant would require a cannabis processing license and would be regulated under the Cannabis Regulations.

United States

Until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act ”), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% of THC, from Schedule 1 status under the Controlled Substances Act (“CSA”), and legalizing the cultivation and sale of hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. We anticipate that our hemp products will be federally legal in the United States in that they will contain less than 0.3% of THC in compliance with the 2018 Farm Bill guidelines and will have no psychoactive effects on our customers bodies. Notwithstanding, there is no assurance that the 2018 Farm Act will not be repealed or amended such that our products containing hemp-derived CBD would once again be deemed illegal under federal law.

The 2018 Farm Bill also shifted regulatory authority from the Drug Enforcement Administration to the Department of Agriculture. The 2018 Farm Bill did not change the United States Food and Drug Administration’s (“FDA”) oversight authority over hemp products. The 2018 Farm Act delegated the authority to the states to regulate and limit the production of hemp and hemp derived products within their territories. Although many states have adopted laws and regulations that allow for the production and sale of hemp and hemp derived products under certain circumstances, no assurance can be given that such state laws may not be repealed or amended such that our intended hemp products would once again be deemed illegal under the laws of one or more states now permitting such products, which in turn would render such intended products illegal in those states under federal law even if the federal law is unchanged. In the event of either repeal of federal or of state laws and regulations, or of amendments thereto that are adverse to our intended hemp products, we may be restricted or limited with respect to those products that we may sell or distribute, which could adversely impact our intended business plan with respect to such intended products.

Additionally, the FDA has indicated its view that certain types of hemp products may not be permissible under the United States Federal Food, Drug and Cosmetic Act (“FDCA”). The FDA’s position is related to its approval of Epidiolex, a marijuana-derived prescription medicine to be available in the United States. The active ingredient in Epidiolex is CBD. On December 20, 2018, after the passage of the 2018 Farm Bill, FDA Commissioner Scott Gottlieb issued a statement in which he reiterated the FDA’s position that, among other things, the FDA requires a cannabis product (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit, or with any other disease claim, to be approved by the FDA for its intended use before it may be introduced into interstate commerce and that the FDCA prohibits introducing into interstate commerce food products containing added hemp, and marketing products containing hemp as a dietary supplement, regardless of whether the substances are hemp-derived. Although we believe our planned hemp product offerings comply with applicable federal and state laws and regulations, legal proceedings alleging violations of such laws could have a material adverse effect on our business, financial condition and results of operations.

We do not intend to offer and do not compete with companies that offer cannabis products containing high levels of psychoactive THC in the United States. Although legal in some states in the United States, we do not intend to enter into this market. We may offer hemp-based products to customers in the United States but will not compete with any medical or recreational marijuana sellers of products for high THC content sales due to legal and regulatory restrictions and uncertainty in the United States. Because of regulatory challenges facing marijuana companies in the United States, the vast majority of the companies focused on THC are Canadian and foreign, although several have begun to pursue domestic activities in states that permit marijuana sales. Federal law does not generally recognize marijuana (or hemp that exceeds 0.3% THC) as lawful, although that may change in the future.

Ukraine

Hemp is a traditional crop cultivated in Ukraine for centuries. Industrial hemp production is allowed in Ukraine for seeds and fibers only. Growers must apply for a license in advance of the growing season and must be in compliance with the applicable licensing conditions. There are no known limitations on the circulation of hemp seeds, fibers and products of processing thereof, that have a THC limit below the regulatory requirements of the Ukraine (which are 0.08 percent). Hemp plantations that demonstrate THC level above 0.08 percent must be destroyed by a farmer. A farmer needs a license to grow hemp. The license is issued by the State Service of Ukraine on Medicines and Drugs Control (SSUMDC). A grower should submit an application to the SSUMDC before the growing season begins (usually in the autumn). After the growing season is completed (but before October 1), farmers must submit their annual reports on the volume of hemp production to SSUMDC. These regulations are uniformly applicable to the whole country. If we close on the CEN Ukraine Acquisition as planned, CEN Ukraine, which we plan to use to grow and cultivate hemp for all of our hemp related products will have to comply with all of the applicable laws and regulations applicable to hemp in the Ukraine. Currently, CEN Ukraine holds a license, granted by the SSUMDC, for the cultivation and processing of cannabis sativa for industrial, supplement, pharmaceutical and other purposes in Ukraine.

Worldwide

We initially plan to sell and distribute our hemp products in the U.S. and Canada, however, we may in the future, possibly seek to sell and distribute our hemp products in additional geographic areas that permit the sale and distribution of same. Since hemp is derived from the Cannabis sativa plant, there will be laws, rules and regulations that the Company will have to comply with in certain areas in order to conduct sales and distributions of its hemp products in such areas. Every country, state and region may have their own specific laws, rules and regulations applicable to the sale and distribution of hemp and the Company will have to comply with all such applicable laws, rules and regulations when conducting its hemp sales and distribution activities in the applicable areas. Further, the laws, rules and regulations applicable to hemp worldwide may change and the Company will have to adapt to same, or if there is a ban of the sale and distribution of hemp products in certain areas, the Company will not be able to conduct sales and distributions of its hemp products in such areas.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those described in “Risk Factors” immediately following this prospectus summary and elsewhere in this prospectus. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include, but are not limited to, the following:

●	We have a history of operating losses;

●	Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) could adversely impact our business;

●	We may be unable to attract sufficient demand for and obtain acceptance of our hemp-based products by consumers;

●

We are subject to Canada’s Cannabis Act, Industrial Hemp Regulations, Food and Drugs Act and analogous provisions of applicable federal, provincial, state and local laws and could face substantial penalties if we fail to comply with such laws;

●	We may be unable to attract sufficient demand for and obtain acceptance of our hemp-based products by consumers;

●

Possible yet unanticipated changes in federal and state law could cause any products that we intend to launch, containing hemp to be illegal, or could otherwise prohibit, limit or restrict any of our products containing hemp;

●	Risks associated with the hemp products industry;

●	Risks associated with the LED products industry;

●	FDA regulation could negatively affect the hemp industry, which would directly affect our financial condition;

●	Sources of hemp depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under federal and state law of the United States, Canada and Ukraine;

●

Because our distributors may only sell and ship our anticipated hemp-based products in states in the United States that have adopted laws and regulations qualifying under the 2018 Farm Act, a reduction in the number of states having such qualifying laws and regulations could limit, restrict or otherwise preclude the sale of intended products containing hemp;

●	There may be unanticipated delays in the development and introduction of our future hemp-based products and/or our inability to control costs;

●	We may be unable to consistently retain or hire third-party manufacturers, suppliers or other service providers to produce our hemp-based products;

●

We do not have control over all third parties involved in the manufacturing of our products and their compliance with government health and safety standards. Even if our products meet these standards, they could otherwise become contaminated;

●	The manufacture and sale of our products involves product liability, potential intellectual property infringement and related risks that could expose us to significant insurance and loss expenses;

●	Confusion between legal hemp and illegal cannabis;

●	Seasonal fluctuations in revenue;

●	Our failure to promote and maintain a strong brand;

●	Failure to achieve or sustain profitability;

●

Our failure to successfully or cost-effectively manage our marketing efforts and channels, and the failure of such efforts and channels to be effective in generating leads and business for the Company or any of its affiliated providers;

●	Significant competition;

●	Adequate protection of confidential information;

●	The business risks of United States and international operations;

●	Our vulnerability to changes in consumer preferences and economic conditions;

●	Potential litigation from competitors and health related claims from customers;

●	A limited market for our common stock;
●	There may be unanticipated delays in the development and introduction of our future LED products and/or our inability to control costs;

●	Our ability to adequately protect the intellectual property used to produce our hemp-based products and our LED based products; and

●	Our ability to stay abreast of modified or new laws and regulations applying to our business.

In addition, our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses from operations and negative cash flows from operations as well as our dependence on private equity and financings in our audit report for the fiscal year ended December 31, 2019 and 2018.

Corporate History

We are a Canadian holding company, incorporated in Canada on August 4, 2013 as a subsidiary of Creative Edge Nutrition, Inc. (“Creative”), a Nevada corporation. Creative separated its planned specialty pharmaceutical business located in Canada by transferring substantially all of the assets and liabilities of the planned specialty pharmaceutical business to the Company and effecting a distribution (“Spin Off Distribution”) of the Company’s common stock to Creative stockholders on February 29, 2016. The Spin-Off Distribution was expected to be tax free for U.S. Federal income tax purposes.

Prior to the Spin Off Distribution, the Company initially pursued the cannabis business in Canada and obtained funding to build the initial phase of its comprehensive seed-to-sale facility and applied to obtain a license in Canada to begin operating its state-of-the-art medical marijuana cultivation, processing, and distribution facility in Lakeshore, Ontario.  On March 11, 2015, the Company’s application for a license to produce marijuana for medical purposes was formally rejected by Canadian regulatory authority. On February 1, 2016 the Company commenced legal action against the Attorney General of Canada in the Ontario Superior Court of Justice for damages for detrimental reliance, economic loss, and prejudgment and post judgment interest, costs of the proceeding and other relief that the court may seem just.  As of June 19, 2020 the action in the Ontario Superior Court of Justice is still ongoing.  In the meantime the Company decided to develop and pursue other businesses that are related to hemp and Light Emitting Diode (“LED”) lighting.

Emerging Growth Company and Smaller Reporting Company Status

As a public reporting company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our Common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Information

Our principal executive offices are located at 7405 Tecumseh Road East Suite 300, Windsor, Ontario, Canada N8T 1G2, and our telephone number at that location is (519) 419-4958.

The Offering

Issuer	CEN Biotech Inc.

Common stock offered by the selling stockholders	6,851,843 shares

Common stock outstanding	27,268,363 shares

Offering price per share	$1.60 (for the duration of this offering). See “Determination of Offering Price” and “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering. See “Use of Proceeds” and “Selling Stockholders.”

Risk factors	See “Risk Factors” beginning on page 13 of this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

SUMMARY HISTORICAL FINANCIAL DATA

The following table presents our summary historical financial data for the periods indicated. The summary historical financial data for the years ended December 31, 2019 and 2018 and the balance sheet data as of December 31, 2019 and 2018 are derived from the audited financial statements. The summary historical financial data for the three months ended March 31, 2020 and 2019 and the balance sheet data as of March 31, 2020 and 2019 are derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related Notes appearing elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2019	2018	2020	2019
			(unaudited)
Statement of Operations Data
Total revenues	$-	$-	$-	$-
Total operating expenses	2,579,815	4,370,707	530,750	405,227
Loss from operations	(2,579,815)	(4,370,707)	(530,750)	(405,227)
Total other expense	(3,075,304)	(3,159,654)	(769,362)	(837,550)
Loss before provision for taxes	(5,655,119)	(7,530,361)	(1,300,112)	(1,242,777)
Income tax provisions	-	-	-	-
Net income (loss)	$(5,655,119)	$(7,530,361)	$(1,300,112)	$(1,242,777)
Basic and diluted net loss per share	$(0.21)	$(0.30)	$(0.05)	$(0.05)

Balance Sheet Data (at period end)	12/31/2019	12/31/2018	03/31/2020	03/31/2019
Cash and cash equivalents	$3,757	$3,193	$1,544	$39,572
Working capital (deficit) (1)	(30,864,651)	(24,404,565)	(32,024,004)	(25,821,728)
Total assets	7,296,422	7,314,565	7,155,240	7,520,434
Total liabilities	32,831,584	28,575,958	33,761,464	29,811,754
Stockholders’ equity (deficit)	(25,535,162)	(21,261,393)	(26,606,224)	(22,291,320)

(1)	Working capital represents total current assets less total current liabilities.

RISK FACTORS

Investment in our securities involves a number of substantial risks. You should not invest in our securities unless you are able to bear the complete loss of your investment. In addition to the risks and investment considerations discussed elsewhere in this prospectus, the following factors should be carefully considered by anyone purchasing the securities offered through this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of their investment.

Risks Related to the Business

We have a limited operating history in which to evaluate our business.

We plan to develop our LED lighting business and our hemp related businesses. However, we have not yet generated any revenue and we have limited historical financial data upon which to base our projected revenue, planned operating expenses or upon which to evaluate our company and our commercial prospects. Based on our limited experience in developing and marketing our businesses, we may not be able to effectively:

●	drive adoption of our future products

●	attract and retain customers for our future products;

●	provide appropriate levels of customer support for our future products;

●	implement an effective marketing strategy to promote awareness of our future products;

●	develop, manufacture and commercialize future products or achieve an acceptable return on our research and development efforts and expenses;

●	obtain necessary permits or licenses and comply with regulatory requirements applicable to our future products;

●	anticipate and adapt to changes in our market;

●	maintain and develop strategic relationships with vendors and manufacturers to acquire necessary materials for the production of our future products;

●	scale our manufacturing activities to meet potential demand at a reasonable cost;

●	avoid infringement and misappropriation of third-party intellectual property;

●	obtain any necessary licenses to third-party intellectual property on commercially reasonable terms;

●	obtain valid and enforceable patents that give us a competitive advantage;

●	protect our proprietary technology; and

●	attract, retain and motivate qualified personnel.

We cannot provide any assurances that we will generate revenues and, if we do, when and how much the initial revenue will be. If we are unable to generate revenue our business will fail.

We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.

To date, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended December 31, 2019 and 2018, we reported net losses of $5,655,119 and $7,530,361, respectively, and negative cash flow from operating activities of $869,350 and $1,724,001, respectively. For the three months ended March 31, 2020, we reported a net loss of $1,300,122, and had negative cash flow from operating activities of $180,213. As of March 31, 2020, we had an aggregate accumulated deficit of $42,610,284. We anticipate that we will continue to report losses and negative cash flow. We anticipate that we will continue to report losses and negative cash flow. As a result of these net losses and cash flow deficits and other factors, our independent auditors issued an audit opinion with respect to our financial statements for the two years ended December 31, 2019 that indicated that there is a substantial doubt about our ability to continue as a going concern.

Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

We expect to experience losses in the future and may not become profitable.

Pursuant to our business strategy, we expect to continue to make expenditures as we focus on business development which will adversely affect operating results until revenues from sales of our products reach a level at which these costs are supported. Our recent operations have been financed and are expected to continue to be financed primarily through sales by us of our equity and through debt.

Since the formation of our Company, we have not generated revenues. We may experience quarterly and annual losses, and expect to do so at least through the end of the 2020 calendar year. We may never become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We will need to generate significant revenues to achieve and maintain profitability.

We will need additional capital to fund our operations, which, if obtained, could result in substantial dilution or significant debt service obligations. Our inability to procure additional financing, if required, may have a material adverse effect on us. We may not be able to obtain additional capital on commercially reasonable terms, which could adversely affect our liquidity and financial position.

We require additional equity and/or debt financing to continue our operations. Although we believe that we have access to capital resources, there are no commitments in place for new financing as of the date of this document and there can be no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. We expect to have ongoing needs for working capital in order to fund operations and to continue to expand our operations. To that end, we may be required to raise additional funds through equity or debt financing. In order to continue operating, we may need to obtain additional financing, either through borrowings, private offerings, public offerings, or some type of business combination, such as a merger, or buyout, and there can be no assurance that we will be successful in such pursuits. We may be unable to acquire the additional funding necessary to continue operating. However, there can be no assurance that we will be successful in securing additional capital. If we are unsuccessful, we may need to (a) initiate cost reductions; (b) forego business development opportunities; (c) seek extensions of time to fund liabilities, or (d) seek protection from creditors. Our inability to obtain any additional financing could have a material adverse effect upon us. We may not be able to secure any additional financing we may need on terms favorable to us, or at all. These conditions raise substantial doubt about our ability to continue as a going concern for at least one year from the date of this filing.

In addition, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell one or more lines of business or all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to our investors or that result in our investors losing all of their investment in our Company.

If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities could be at prices substantially below prices at which our shares are currently valued. To the extent we require additional financing and cannot raise it, we may have to limit our then-current operations, curtail all or certain portions of our business objectives and plans or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our investors. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

CEN is a Canadian company which may make it difficult for U.S. stockholders to enforce legal judgments.

CEN is a Canadian company. As such it may be difficult and expensive to enforce legal judgments issued by a court in the United States against CEN and possibly its officers or directors. Similarly, it may be difficult and expensive for an American stockholder to bring litigation against CEN or its officers and directors in a Canadian court.

Most of our executive officers do not reside in the United States.

Our U.S. stockholders would face difficulty in:

●	Effecting service of process within the United States on most of our executive officers, if considered necessary.

●	Enforcing judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against the executive officers.

●	Enforcing judgments of U.S. courts based on civil liability provisions of U.S. federal securities laws in foreign courts against the executive officers.

●	Bringing an original action in foreign courts to enforce liabilities based on the U.S. federal securities laws against the executive officers.

Accordingly, persons contemplating an investment in our common stock should seriously consider these factors before making an investment decision.

We may not acquire market share or achieve profits due to competition in the LED lighting and hemp industries.

Cannabis-based products such as industrial hemp and the number of companies that produce them have experienced rapid growth in recent years, stemming in part from recent trends toward legalization of cannabis in industrialized countries. Consequently, we will be operating in a highly competitive marketplace with various competitors. Increased competition may result in lower than anticipated gross margins and/or loss of market share, either of which would seriously harm its business and results of operations. Management cannot be certain that we will be able to compete against current or future competitors or that competitive pressure will not seriously harm our business. Some of our potential competitors are much larger and have greater access to capital, sales, marketing and other resources. These competitors may be able to respond more rapidly to new regulations or devote greater resources to the development and promotion of their business model than we can. Furthermore, some of these competitors may make acquisitions or establish co-operative relationships among themselves or with third parties in the industry to increase their ability to rapidly gain market share.

The competitive factors facing us include safety, efficacy, price, quality, breadth of product line, manufacturing quality and capacity, service, marketing and distribution capabilities. Our current and future competitors may have greater resources, more widely accepted and innovative products and stronger name recognition than we do. Our ability to compete is affected by our ability, or that of our strategic partners, to:

●	develop or acquire new products and innovative technologies;

●	obtain all licenses, permits and regulatory clearance and compliance, when necessary, for our products;

●	manufacture and sell our products cost-effectively;

●	meet all relevant production, manufacturing and quality standards for our products in their particular markets;

●	respond to competitive pressures specific to each of our geographic and product markets;

●	protect the proprietary technology of our products and avoid infringement of the proprietary rights of others;

●	market our products;

●	attract and retain skilled employees, including sales representatives;

●	maintain and establish distribution relationships; and

●	engage in acquisitions, joint ventures or other collaborations.

Competitors could develop products that are more effective, cost less or are ready for commercial introduction before our products. If our competitors are better able to develop and patent products earlier than we can, or develop more effective and/or less expensive products that render our products obsolete or non-competitive, our business will be harmed and our commercial opportunities will be reduced or eliminated.

As some products gain market acceptance, we may experience increased competition for those products as more participants enter the market. Currently, we are not a manufacturer. To the extent that we engage third-party manufacturers or use strategic alliances to produce our products, our manufacturing capabilities may not be adequate or sufficient to compete with large scale, direct or third-party manufacturers. Certain of our potential competitors are larger than us and have longer operating histories, customer bases, greater brand recognition and greater resources for marketing, advertising and product promotion. They may be able to secure inventory from vendors on more favorable terms, operate with a lower cost structure or adopt more aggressive pricing policies. In addition, our potential competitors may be more effective and efficient in introducing new products. We may not be able to compete effectively, and our attempt to do so may require us to increase marketing and/or reduce our prices, which may result in lower margins. Failure to effectively compete could adversely affect our market share, financial condition and growth prospects.

We may rely on third parties to supply and manufacture our proposed products. If these third parties do not perform as expected or if our agreements with them are terminated, our business, prospects, financial condition and results of operations would be materially adversely affected.

We may outsource our manufacturing of our future products to third parties for an indefinite period. Our reliance on contract manufacturers and suppliers exposes us to risks, including the following:

●

We rely on our suppliers and manufacturers to provide us with the needed products or components in a timely fashion and of an acceptable quality. An uncorrected defect or supplier’s variation in a component could harm our or our third-party manufacturers’ ability to manufacture, and our ability to sell, products and may subject us to product liability claims.

●

The facilities of our third-party manufacturers must satisfy production and quality standards set by applicable regulatory authorities. Regulatory authorities periodically inspect manufacturing facilities to determine compliance with these standards. If we or our third-party manufacturers fail to satisfy these requirements, the facilities could be shut down and we or our third party manufacturers could be subject to additional measures, including but not limited to sanctions, penalties or recall measures.

●

A third-party manufacturer or supplier could decide to terminate our manufacturing or supply arrangement, including due to a disagreement between us and such third-party manufacturer, if the third-party manufacturer determines not to further manufacture our products, or if we fail to comply with our obligations under such arrangements.

●	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

We currently rely on a limited number of suppliers to provide key components for our products. If these or other suppliers become unable to provide components in the volumes needed or at an acceptable price or quality, we would have to identify and qualify acceptable replacements from alternative suppliers. We may experience stoppages in the future. We may not be able to find a sufficient alternative supplier in a reasonable time period, or on commercially reasonable terms, if at all, and our ability to produce and supply our products could be impaired.

To the extent we are able to identify alternative suppliers, qualifying suppliers is a lengthy process. There are a limited number of manufacturers and suppliers that may satisfy applicable requirements. Moreover, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products, which could take a significant period of time.

Each of these risks could delay the development or commercialization of our products or result in higher costs or deprive us of potential product revenues. Furthermore, delays or interruptions in the manufacturing process could limit or curtail our ability to meet demand for our products and/or make commercial sales, unless and until the manufacturing capability at the facilities are restored and re-qualified or alternative manufacturing facilities are developed or brought on-line and “scaled up.” Any such delay or interruption could have a material adverse effect on our business, prospects, financial condition and results of operations.

An unexpected interruption or shortage in the supply or significant increase in the cost of components could limit our ability to manufacture any products, which could reduce our sales and margins.

An unexpected interruption of supply or a significant increase in the cost of components, whether to us or to our contract manufacturers for any reason, such as regulatory requirements, import restrictions, loss of certifications, disruption of distribution channels as a result of weather, terrorism or acts of war, fire, earthquake, or other national disaster, a work stoppage or other labor-related disruption, failure in supply or other logistical channels, electrical outages, or other events, could result in significant cost increases and/or shortages of our products. Our inability to obtain a sufficient amount of products or to pass through higher cost of products we offer could have a material adverse effect on our business, financial condition or results of operations.

We have limited experience in marketing our future products and services.

We have undertaken limited marketing efforts for our future products and services. Our future sales and marketing teams, and/or those of our strategic partners, will compete against the experienced and well-funded sales organizations of competitors. Our future revenues and ability to achieve profitability will depend largely on the effectiveness of our sales and marketing team, and we will face significant challenges and risks related to marketing our services, including, but not limited to, the following:

●	the ability of sales representatives to obtain access to or persuade adequate numbers of potential vendors and customers to promote and/or purchase and use our products and services;

●	the ability to recruit, properly motivate, retain, and train adequate numbers of qualified sales and marketing personnel;

●	the costs associated with hiring, training, maintaining, and expanding an effective sales and marketing team; and

●	assuring compliance with government regulatory requirements affecting our products.

We may rely to our detriment on third-party distributors for sales, marketing and distribution activities.

We may rely on third-party distributors to sell, market, and distribute any future products. Because we may rely on third-party distributors for sales, marketing and distribution activities, we may be subject to a number of risks associated with our dependence on these third-party distributors, including:

●	The failure by us to select or use appropriate distributors, or the ineffectiveness of the sales and marketing strategies of such distributors;

●	lack of day-to-day control over the activities of third-party distributors;

●

third-party distributors may terminate their arrangements with us on limited or no notice or may change the terms of these arrangements in a manner unfavorable to us for reasons outside of our control; and

●	disagreements with our distributors could require or result in costly and time-consuming litigation or arbitration.

If we fail to establish and maintain satisfactory relationships with third-party distributors, we may be unable to sell, market and distribute our products, our future revenues and market share may not grow as anticipated, and we could be subject to unexpected costs which would harm our results of operations and financial condition.

 If we are unable to obtain and maintain protection of our intellectual property, the value of our products may be adversely affected.

Our business is dependent in part upon our ability to use intellectual property rights to protect our products from competition. To protect our products, we rely on a combination of patent and other intellectual property laws, employment, confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements and protective contractual provisions with our partners, licensors and other third parties. These methods, however, afford us only limited protection against competition from other products.

We attempt to protect our intellectual property position, in part, by filing patent applications related to our proprietary technology, inventions and improvements that are important to our business. However, our patent position is not likely by itself to prevent others from commercializing products that compete directly with our products. In addition, the patent owned by us or issued to us could be challenged, invalidated, or held to be unenforceable. We also note that any patent granted may not provide a competitive advantage to us. Our competitors may independently develop technologies that are substantially similar or superior to our technologies. Further, third parties may design around our patented or proprietary products and technologies.

We rely on certain trade secrets and we may not be able to adequately protect our trade secrets even with contracts with our personnel and third parties. Also, any third party could independently develop and have the right to use, our trade secret, know-how and other proprietary information. If we are unable to protect our intellectual property rights, our business, prospects, financial condition and results of operations could suffer materially.

We may be involved in lawsuits or proceedings to protect or enforce our intellectual property rights or to defend against infringement claims, which could be expensive and time consuming.

Our success depends in part on our products not infringing on the patents and proprietary rights of other parties. For instance, in the United States, patent applications filed in recent years are confidential for 18 months, while older applications are not published until the patent issues. As a result, there may be patents and patent applications of which we are unaware, and avoiding patent infringement may be difficult.

Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Interference proceedings conducted by a patent and trademark office may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings could result in substantial costs and diversion of resources and management attention. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. In addition, we may be enjoined from marketing one or more of our products if a court finds that such products infringe the intellectual property rights of a third party.

During litigation, we may not be able to prevent the confidentiality of certain of our proprietary rights because of the substantial amount of discovery required in connection with intellectual property litigation. In addition, during the course of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors or customers perceive these results to be negative, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

CEN has debt obligations that could adversely affect its business and its ability to meet its obligations and pay dividends.

At March 31, 2020, CEN has current notes, loans, accounts payable, accrued interest and accrued expenses aggregating $33,761,464. Since CEN has no current revenue, we will have to locate other sources of debt or equity financing in order to meet these obligations. If we are unable to do so, we may default on some commitments which could have a very negative effect on our business or cause us to cease our business altogether.

We are subject to the periodic reporting requirements of the Exchange Act that require us to perform accounting and reporting obligations with limited resources.

Following the filing of our registration statement on Form 10, we became required to file periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act and the rules and regulations promulgated thereunder. The reporting obligations require additional staff or consulting expenses. In addition, we have limited resources to allocate to such compliance functions, which increase the possibility of non-compliance.

Our reputation in the industry will be very important as we grow the business, and any negative impact on our reputation could be damaging to our business.

Our participation in the hemp industry creates the risk that our business may result in negative publicity and public opinion.   In addition, the hemp plant and the cannabis plant are both part of the same cannabis sativa genus/species of plant, except that hemp, by definition, has less than 0.3% THC content and is legal under federal and state laws, but the same plant with a higher THC content is legally considered cannabis, which is legal in Canada and in the U.S. under certain state laws, but which is not legal under federal U.S. law. The similarities between these plants can cause confusion, and our activities with legal hemp may be incorrectly perceived as us being involved in U.S. federally illegal cannabis. Also, despite growing support for the cannabis industry and legalization of cannabis in certain U.S. states, many individuals and businesses remain opposed to the cannabis industry in the US. Any negative press resulting from any incorrect perception that we have entered into the cannabis space could result in a loss of current or future business. It could also adversely affect the public’s perception of us and lead to reluctance by new parties to do business with us or to own our common stock. We cannot assure you that additional business partners, including but not limited to financial institutions and customers, will not attempt to end or curtail their relationships with us. Any such negative press or cessation of business could have a material adverse effect on our business, financial condition, and results of operations.

There are risks related to the quality and quality control of our future products.

We may be subject to liability of our products and must ensure quality control of the product at every stage. As a planned manufacturer and distributor of products designed to be ingested by humans, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of our planned products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances, or were negligently manufactured. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with its clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our potential products.

Fluctuations of foreign exchange rates may adversely affect our reported results.

Exchange rate fluctuations between the U.S. dollar, the Canadian dollar and the Ukrainian Hryvnia result in fluctuations in reported amounts from operations in our consolidated financial statements. Currently, the U.S. Dollar is the functional currency, because the bulk of the Company’s transactions have been in U.S. dollars, and because the Company has received the vast majority of its funding in U.S. dollars. Therefore, any change in the exchange rate will affect our reported sales, expenses and net loss. As our Canadian business or planned Ukrainian businesses expand, we will increase our exposure to non-U.S. dollar currencies.

We have not entered into hedging transactions with respect to our foreign currency exposure, but may do so in the future. We cannot be assured that fluctuations in foreign currency exchange rates will not have a material adverse impact on our business, financial condition or results of operations.

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our Company.

For so long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

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the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

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the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

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the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and

●	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the last day of the first fiscal year following the fifth anniversary of the completion of this offering; (ii) the last day of the first fiscal year in which our annual gross revenues are $1 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We may take advantage of some, or all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.” Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.

The ability of our business to grow and compete depends on the availability of adequate capital, which in turn depends in large part on our cash flow from operations and the availability of equity and debt financing. We cannot assure you that our cash flow from operations will be sufficient or that we will be able to obtain equity or debt financing on acceptable terms or at all to implement our growth strategy. As a result, we cannot assure you that adequate capital will be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business. Additionally, if adequate additional financing is not available on acceptable terms, we may not be able to continue our business operations. Any additional capital, investment or financing of our business may result in dilution of our stockholders or be on terms and conditions that impair our ability to profitably conduct our business.

Public health epidemics or outbreaks could adversely impact our business.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally. The extent to which the coronavirus impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. In particular, the continued spread of the coronavirus globally could adversely impact our operations, including among others, our planned future products and could have an adverse impact on our business and our financial results.

The COVID-19 pandemic has already begun to adversely affect the Company’s business and the ultimate effect of the COVID-19 pandemic on the Company’s operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted.

The effects of the COVID-19 pandemic, including actions taken by businesses and governments, have adversely affected the global economy, disrupted global supply chains and created significant volatility in the financial markets. As a result, the Company’s business operations have been limited due to government actions or other restrictions in connection with the COVID-19 pandemic and may also be effected if Company’s personnel is unable to work effectively due to illness, quarantines, or other restrictions in connection with the COVID-19 pandemic. The COVID-19 pandemic has also already hindered the Company’s ability to raise capital. If the COVID-19 pandemic continues for a prolonged period, the Company’s business, financial condition, results of operation and liquidity may be materially and adversely affected. The extent of the ultimate impact of the pandemic on the Company's operational and financial performance will depend on various developments, including the duration and spread of the outbreak, and its impact on potential customers, employees, and vendors, all of which cannot be reasonably predicted at this time. These future developments will also include, but are not limited to, the actions taken by governmental authorities and other third parties in response to the pandemic. Disruptions and/or uncertainties related to the COVID-19 pandemic for a sustained period of time could result in delays or modifications to the Company’s strategic plans and initiatives and hinder the Company’s ability to achieve its goals.

Our future success depends on the continuing efforts of our key employees and our ability to attract, hire, retain and motivate highly skilled and creative employees in the future.

Our future success depends on the continuing efforts of our executive officers, our founders and other key employees. We rely on the leadership, knowledge and experience that our executive officers, founders and key employees provide. They foster our corporate culture, which we believe has been instrumental to our ability to attract and retain new talent. Any failure to attract new or retain key creative talent could have a material adverse effect on our business, financial condition and results of operations.

The market for talent in our key areas of operations is intensely competitive, which could increase our costs to attract and retain talented employees. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them.

Employee turnover, including changes in our management team, could disrupt our business. The loss of one or more of our executive officers, founders or other key employees, or our inability to attract and retain highly skilled and creative employees, could have a material adverse effect on our business, results of operations or financial condition.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar international anti-bribery and anti-kickback laws with respect to our activities outside the United States.

We anticipate distributing our LED lighting products and hemp-based products to locations in Canada and United States as well as operate our business in Canada and United States. The U.S. Foreign Corrupt Practices Act, and other similar anti-bribery and anti-kickback laws and regulations, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We cannot assure you that we will be successful in preventing our agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

Risks related to the United States, and other regulatory systems as to hemp-based products

Controlled substance legislation differs between countries and legislation in certain countries may restrict or limit our ability to sell hemp-based consumer products.

Most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to our obtaining regulatory approval for our hemp-based consumer products in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our hemp-based consumer products to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In the case of countries with similar obstacles, we would be unable to market our hemp-based consumer products in countries in the near future or perhaps at all if the laws and regulations in those countries do not change.

Possible yet unanticipated changes in federal and state law in the U.S. could cause any products that we intend to launch containing hemp to be illegal, or could otherwise prohibit, limit or restrict any of our products containing hemp.

Until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act ”), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% of THC, from Schedule 1 status under the Controlled Substances Act (“CSA”), and legalizing the cultivation and sale of hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. We anticipate that our hemp-based products will be federally legal in the United States in that they will contain less than 0.3% of THC in compliance with the 2018 Farm Bill guidelines and will have no psychoactive effects on our customers' bodies. Notwithstanding, there is no assurance that the 2018 Farm Act will not be repealed or amended such that our products containing hemp would once again be deemed illegal under federal law.

The 2018 Farm Bill also shifted regulatory authority from the Drug Enforcement Administration to the Department of Agriculture. The 2018 Farm Bill did not change the United States Food and Drug Administration’s (“FDA”) oversight authority over hemp-based products. The 2018 Farm Act delegated the authority to the states to regulate and limit the production of hemp and hemp derived products within their territories. Although many states have adopted laws and regulations that allow for the production and sale of hemp and hemp derived products under certain circumstances, no assurance can be given that such state laws may not be repealed or amended such that our intended products containing hemp would once again be deemed illegal under the laws of one or more states now permitting such products, which in turn would render such intended products illegal in those states under federal law even if the federal law is unchanged. In the event of either repeal of federal or of state laws and regulations, or of amendments thereto that are adverse to our intended hemp-based products, we may be restricted or limited with respect to those products that we may sell or distribute, which could adversely impact our intended business plan with respect to such intended products.

Additionally, the FDA has indicated its view that certain types of products containing hemp may not be permissible under the United States Federal Food, Drug and Cosmetic Act (“FDCA”). The FDA’s position is related to its approval of Epidiolex, a marijuana-derived prescription medicine to be available in the United States. The active ingredient in Epidiolex is hemp-derived CBD. On December 20, 2018, after the passage of the 2018 Farm Bill, FDA Commissioner Scott Gottlieb issued a statement in which he reiterated the FDA’s position that, among other things, the FDA requires a cannabis product (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit, or with any other disease claim, to be approved by the FDA for its intended use before it may be introduced into interstate commerce and that the FDCA prohibits introducing into interstate commerce food products containing added hemp, and marketing products containing hemp-derived ingredients, including, but not limited to CBD, as a dietary supplement, regardless of whether the substances are hemp-derived. Although we believe our planned hemp-based product offerings will comply with applicable federal and state laws and regulations, legal proceedings alleging violations of such laws could have a material adverse effect on our business, financial condition and results of operations.

FDA regulation could negatively affect the hemp industry, which would directly affect our financial condition.

The FDA may seek expanded regulation of hemp under the FDCA. Additionally, the FDA may issue rules and regulations, including certified good manufacturing practices, or cGMPs, related to the growth, cultivation, harvesting and processing of hemp. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where hemp is grown register with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the hemp industry, including what costs, requirements and possible prohibitions may be enforced. If we or our partners are unable to comply with the regulations or registration as prescribed by the FDA, we and or our partners may be unable to continue to operate our and their business in its current or planned form or at all.

Sources of hemp depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under state law of the United States.

Hemp can only be legally produced in the U.S. in states that have laws and regulations that allow for such production and that comply with the 2018 Farm Act, apart from state laws legalizing and regulating medical and recreational cannabis or marijuana, which remains illegal under federal law and regulations. We intend to use hemp from the Ukraine where such production is legal to produce our hemp-based products. Although hemp and hemp seeds may legally be imported into the United States, the importation of products containing THC, including hemp-based products, into the United States may be illegal if the hemp-based products cause THC to enter the human body. In that case, we will be required to purchase all of our hemp from licensed growers and processors in states in the United States where such production is legal. In addition, as described in the preceding risk factor, in the event of repeal or amendment of laws and regulations which are now favorable to the cannabis/hemp industry in such states, we would be required to locate new suppliers in states with laws and regulations that qualify under the 2018 Farm Act. If we were to be unsuccessful in arranging new sources of supply of our raw ingredients, or if our raw ingredients were to become legally unavailable, our intended business plan with respect to such products could be adversely impacted.

Because our distributors may only sell and ship our products containing hemp in states in the U.S. that have adopted laws and regulations qualifying under the 2018 Farm Act, a reduction in the number of states having such qualifying laws and regulations could limit, restrict or otherwise preclude the sale of intended products containing hemp.

The interstate shipment of hemp from one state to another is legal only where both states have laws and regulations that allow for the production and sale of such products and that qualify under the 2018 Farm Act. Therefore, the marketing and sale of our intended products containing hemp is limited by such factors and is restricted to such states. Although we believe we may lawfully sell any of our finished products, including those containing hemp, in a majority of states, a repeal or adverse amendment of laws and regulations that are now favorable to the distribution, marketing and sale of finished products we intend to sell could significantly limit, restrict or prevent us from generating revenue related to our products that contain hemp. Any such repeal or adverse amendment of now favorable laws and regulations could have an adverse impact on our business plan with respect to such products.

Due to recent expansion into the hemp-based products industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.

Insurance that is otherwise readily available, such as general liability, and directors and officer’s insurance, may become more difficult for us to find, and more expensive, due to our intended launch of certain hemp-based products. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Our products may not meet health and safety standards or could become contaminated.

We have adopted various quality, environmental, health and safety standards. We do not have control over all of the third parties involved in the manufacturing of our products and their compliance with government health and safety standards. Even if our products meet these standards, they could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our manufacturers, distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences. While our third-party manufacturers perform tests in connection with the formulations of our products, these tests are not designed to evaluate the inherent safety of our products.

Any product liability claim may increase our costs and adversely affect our revenue and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

Confusion between legal hemp and illegal cannabis.

There is risk that confusion or uncertainty surrounding our products with regulated cannabis could occur on the state or federal level and impact us. We may have difficulty with establishing banking relationships, working with investment banks and brokers who would be willing to offer and sell our securities or accept deposits from stockholders, and auditors willing to certify our financial statements if we are confused with businesses that are in the cannabis business. Any of these additional factors, should they occur, could also affect our business, prospects, assets or results of operation could have a material adverse effect on the business, prospects, results of operations or financial condition of the Company.

We will be required to comply with all Canadian laws, rules and regulations applicable to the sale and manufacture of hemp, and our inability to do so could have a material adverse effect on the Company.

In Canada, cannabis and industrial hemp are governed by separate regulations promulgated under the Cannabis Act. The products are legally distinguished by the concentration of THC in the leaves and flowering heads of the plant. A cannabis plant containing more than 0.3% THC w/w is legally defined as cannabis. A cannabis plant containing less than 0.3% THC w/w is legally defined as industrial hemp. Although we will not pursue any business related to cannabis (whether for recreational and medicinal purposes), we do intend to manufacture and offer hemp-based products in Canada upon obtaining required licensing under the Industrial Hemp Regulations.

Activities involved in the licensing, production, processing, distribution, marketing, importation, exportation and sale of cannabis and cannabis derivative products are regulated by the Cannabis Regulations, promulgated under the Cannabis Act. Cannabis is legal in Canada for both recreational and medicinal purposes. Initially, medicinal use of cannabis was legalized in Canada on July 30, 2001 under conditions outlined in the Marihuana for Medical Purposes Regulations, later superseded by the Access to Cannabis for Medical Purposes Regulations, governed by Health Canada. The federal Cannabis Act, and associated Cannabis Regulations came into effect on October 17, 2018 and made Canada the second country in the world to formally legalize the cultivation, possession, acquisition, distribution, sale and consumption of recreational cannabis and its derivatives. In October 2019, additional regulations came into force, permitting the production, distribution, sale and consumption of a broader range of cannabis products, including edible cannabis, cannabis topicals and extract cannabis products.

Licensing, cultivation, production, importation, exportation and sale of industrial hemp and derivatives of industrial hemp plants are regulated by the Industrial Hemp Regulations, also promulgated under the Cannabis Act. As indicated above, industrial hemp is defined as any part of the cannabis plant that contains 0.3% or less of THC w/w. There is no limit on how much CBD may be contained in industrial hemp plants or derivative products. A product made by processing the grain of industrial hemp or a product made from that processed grain is exempt from application of the Industrial Hemp Regulations where the concentration of THC in the product is 10 “g/g THC or less. Additionally, non-viable cannabis seeds, bare mature stalks and fiber derived from these stalks are exempt from application of the Cannabis Act and Industrial Hemp Regulations.

An industrial hemp license holder is authorized to conduct any of the following activities that are authorized by its license:

(a) to sell industrial hemp, with certain restrictions. In particular, flowering heads, leaves and branches may only be sold to a holder of an industrial hemp license or license governed by the Cannabis Regulations;

(b) to import or export seed or grain, with certain additional requirements (as set out below);

(c) to cultivate industrial hemp. However, other than a plant breeder, a license holder may only sow seed of pedigreed status that is of an approved cultivar or from a varietal that is set out in its license;

(d) in the case of a plant breeder, to propagate industrial hemp from a varietal that is set out in its license;

(e) to possess seed or grain for the purposes of cleaning it;

(f) to possess grain for the purpose of processing it. However, the holder of a license that authorizes possession of grain for the purposes of processing it, must render the grain non-viable and conduct adequate testing to ensure same; or

(g) to obtain seed by preparing it.

A license holder, whose license authorizes importation and exportation must also acquire the necessary permits to import and export. There are additional restrictions on importing, as follows:

●	an importer of seed must only import seed of pedigreed status that is of an approved cultivar;
●	a plant breeder must only import seed of a variety of industrial hemp that is set out in its license; and
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an importer of grain must only import grain from a country that participates in the Organisation for Economic Co-operation and Development Seed Schemes or a country that has an agency that is a member of the Association of Official Seed Certifying Agencies.

It is important to note that not every activity involving industrial hemp falls within the scope of the Industrial Hemp Regulations. For example, extraction of CBD from the flowering heads, leaves and branches of an industrial hemp plant would require a cannabis processing license and would be regulated under the Cannabis Regulations.

If we are unable to successfully acquire an industrial hemp license, or comply with the regulatory requirements for cultivation, production, importation, exportation or sale of industrial hemp in Canada, it could have a material adverse effect on the business, prospects, results of operations or financial condition of the Company.

The importation of hemp into Canada requires an import permit in addition to a hemp license, and if we are unable to obtain same, it would have an adverse effect on our business plan.

In order to import hemp into Canada an industrial hemp license holder must also acquire an import permit and meet certain additional criteria. If we were to be unsuccessful in obtaining an import permit or meeting these criteria, our intended business plan with respect to such products would be adversely impacted.

Possible yet unanticipated changes in Canadian laws could cause any products that we intend to launch containing hemp to be illegal, or could otherwise prohibit, limit or restrict any of our products containing hemp.

There is no guarantee that Canadian federal legislation regulating the production, distribution and sale of industrial hemp or the application and enforcement of such legislation, will not change in the future or that its interpretation by the applicable regulatory and judicial bodies will not differ from that of the Company. Any such change or difference in interpretation could result in significant additional compliance or other costs and may make participation in such markets uneconomical.

If we are unable to comply with laws, rules and regulations applicable to hemp in the areas we may plan to sell and distribute our hemp products, it would have a material adverse effect on our business, financial condition and results of operations.

We initially plan to sell and distribute our hemp products in the U.S. and Canada, however, we may in the future, possibly seek to sell and distribute our hemp products in additional geographic areas that permit the sale and distribution of same. Since hemp is derived from the Cannabis sativa plant, there will be laws, rules and regulations that the Company will have to comply with in certain areas in order to conduct sales and distributions of its hemp products in such areas. Every country, state and region may have their own specific laws, rules and regulations applicable to the sale and distribution of hemp and the Company will have to comply with all such applicable laws, rules and regulations when conducting its hemp sales and distribution activities in the applicable areas. Further, the laws, rules and regulations applicable to hemp worldwide may change and the Company will have to adapt to same, or if there is a ban of the sale and distribution of hemp products in certain areas, the Company will not be able to conduct sales and distributions of its hemp products in such areas. If we are unable to comply with laws, rules and regulations applicable to hemp in the areas we plan to sell and distribute our hemp products, it would have a material adverse effect on our business, financial condition and results of operations.

If we close on the CEN Ukraine Acquisition as planned, CEN Ukraine, which we plan to use to grow and cultivate hemp for all of our hemp related products, may not be able to comply with all of the applicable laws and regulations applicable to hemp in the Ukraine, which would have a material adverse effect on our business, financial condition and results of operations.

Hemp is a traditional crop cultivated in Ukraine for centuries. Industrial hemp production is allowed in Ukraine for seeds and fibers only. Growers must apply for a license in advance of the growing season and must be in compliance with the applicable licensing conditions. There are no known limitations on the circulation of hemp seeds, fibers and products of processing thereof, that have a THC limit below the regulatory requirements of the Ukraine (which are 0.08 percent). Hemp plantations that demonstrate THC level above 0.08 percent must be destroyed by a farmer. A farmer needs a license to grow hemp. The license is issued by the State Service of Ukraine on Medicines and Drugs Control (SSUMDC). A grower should submit an application to the SSUMDC before the growing season begins (usually in the autumn). After the growing season is completed (but before October 1), farmers must submit their annual reports on the volume of hemp production to SSUMDC. These regulations are uniformly applicable to the whole country. If we close on the CEN Ukraine Acquisition as planned, CEN Ukraine, which we plan to use to grow and cultivate hemp for all of our hemp related products, may not be able to comply with all of the applicable laws and regulations applicable to hemp in the Ukraine which would have a material adverse effect on our business, financial condition and results of operations.

If we close on the CEN Ukraine Acquisition as planned, and if the laws and regulations in the Ukraine applicable to hemp change, and if we are unable to adapt or if the laws change such that hemp is no longer permitted to be produced in the Ukraine, it would have a material adverse effect on our business, financial condition and results of operations.

If we close on the CEN Ukraine Acquisition as planned, CEN Ukraine, which we plan to use to grow and cultivate hemp for all of our hemp related products will have to adapt to any changes in the laws in the Ukraine regarding hemp. Or, if there is a ban on the production of hemp or of the sale and distribution of hemp products the Ukraine, the Company will not be able to conduct its hemp related operations as planned. Therefore, if the laws and regulations in the Ukraine applicable to hemp change, and if we are unable to adapt or if the laws change such that hemp is no longer permitted to be produced in the Ukraine, it would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Common Stock

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

As of June 19, 2020, there is currently no established public market whatsoever for our securities.

Because of the possible low price of our securities and certain other factors, many brokerage firms may not be willing to effect transactions in these securities and some market makers have declined to make a market for our common stock. Purchasers and holders of our securities should be aware that any market that develops in our stock may be subject to the penny stock restrictions.

Our shares may not become eligible to be traded electronically which would result in brokerage firms being unwilling to trade them.

If we become able to have our shares of common stock quoted on the OTCQB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company ("DTC") to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCQB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker-dealers for stock transactions - like all companies on the OTCQB. While DTC-eligibility is not a requirement to trade on the OTCQB, it is a necessity to process trades on the OTCQB if a company’s stock is going to trade with any volume.

We have been advised that DTC retains the right to deny a company the ability to use their depository without providing a reason for the denial. The eligibility review process should include a clean presentation of facts and documents that meet DTC’s standards. Eligibility requirements include that the securities must be: issued in a transaction registered with the SEC pursuant to the Securities Act; or issued in a transaction exempt from registration pursuant to the 1933 Act exemption, that at the time of the request for DTC eligibility no longer involves transfer or ownership restrictions; or eligible for resale pursuant to Rule 144A or Regulation S under the Securities Act (and must otherwise meet DTC's eligibility criteria).

Although we believe that we meet the requirements of DTC listing, there are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

Our goal is to have our shares listed on an exchange but we cannot predict the likelihood or timing of that happening.

Our goal is to have our shares listed on an exchange such as the NYSE American or NASDAQ Capital Market. Each such market has various requirements regarding a company’s financial condition and other matters like independent directors and other corporate governance matters. We cannot predict the likelihood or timing of any application to any such exchange or if any such exchange would approve a listing. We do not currently satisfy the financial requirements for any such listing and may never satisfy such requirements.

We cannot predict if the temporary trading suspension by the SEC of our former parent company’s securities in February of 2016 will have a negative impact on the Company’s Form 211 Application with FINRA or on the Company as a whole.

On February 19, 2016, the SEC issued SEC Release No. 77178 (the “Release”), which temporarily suspended trading of the securities of the Company’s former parent company, Creative Edge Nutrition, Inc. (“FITX”) commencing at 9:30 a.m. EST on February 19, 2016, and terminating at 11:59 p.m. EST on March 3, 2016. The Release stated the SEC temporarily suspended trading of FITX securities because of “a lack of current and accurate information about” FITX and because “There are questions regarding the control” of FITX . The Spin-Off from FITX was completed on February 29, 2016. Although the Company was completely separated from FITX on February 29, 2016 and there has been no overlap in the officers/directors of FITX and the Company since 2014, and the Company was not in a position to cause FITX to take any action in connection with FITX’s trading suspension, we cannot predict what effect if any the FITX trading suspension will have on the Company’s Form 211 Application with FINRA. Further, we cannot predict what effects, if any the FITX trading suspension will have on the trading market of the Company’s common stock, if one ever develops or on the Company as a whole.

The Company may be subject to a private right of action for recession or damage.

In connection with the distribution by Creative of CEN’s common stock on February 29, 2016 and the Form 10 registration statement filed by CEN to register its shares of common stock under the Exchange Act, CEN received comments by the Staff of the SEC, including a letter dated May 4, 2016 in which the Staff noted that they “…continue to question the absence of Securities Act registration of the spin-off distribution.” In the event that the distribution of shares of CEN’s common stock was a distribution that required registration under the Securities Act, then the Company could be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act and could be subject to a private right of action for rescission or damages. While we have determined for the purpose of our financial reporting this matter is not material, there can be no assurance that liability will not arise in the future in connection with this matter.

The offering price of the shares offered by the selling stockholders has been arbitrarily determined and such price should not be used by an investor as an indicator of the fair market value of the shares.

The offering price for the shares offered hereby by the selling stockholders has been arbitrarily determined and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our company. Accordingly, the actual value of shares of our common stock may be significantly less than the offering price of $1.60 per share. The value of shares purchased at the fixed offering price of $1.60 per share may decline in value or have significantly less value when you attempt to sell such shares.

Any market that develops in shares of our common stock may be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

Our shares may be considered a “penny stock.” Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification will severely and adversely affect any market liquidity for our common stock if our shares have a market price of less than $5.00 per share. We cannot predict the likely price of our shares if a market does develop.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

CEN cannot predict the likelihood of a market developing for our shares or, if developed, what the share price will be. If the price per share is less than $5.00, the shares will be considered to be penny stocks. Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by sales persons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●

Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Stockholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, we may attempt to use non-cash consideration to satisfy obligations or obtain financing. Our board of directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions would result in dilution of the ownership interests of existing stockholders and may further dilute the common stock book value, and that dilution may be material.

If we fail to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our common stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act and if we fail to continue to comply, our business could be harmed and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers (but not us) an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our chief executive officer or chief financial officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

Our executive officers and directors have voting control, which will limit your ability to influence the outcome of important transactions, including a change in control.

As of June 19, 2020, our executive officers and directors beneficially own in the aggregate 15,610,919 shares of our common stock, which represents 57.25% of our outstanding common stock. As a result, the executive officers and directors control a majority of our voting power and therefore is able to control all matters submitted to our stockholders for approval. The executive officers and directors may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 27,268,363 shares of our common stock outstanding as of June 19, 2020, approximately 5,383,484 shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

Provisions of our articles of incorporation may delay or prevent a takeover which may not be in the best interests of our stockholders.

Our articles of incorporation authorize the issuance of an unlimited number of common stock with one vote per share and an unlimited number of special voting stock with 500 votes per share, which shares may be issued to limit changes of control.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Because we may not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York Stock Exchange and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions, we have not yet adopted these measures.

We do not currently have independent audit or compensation committees. As a result, our president has the ability, among other things, to determine his own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

The regulated nature of our business may impede or discourage a takeover which could reduce the price of our common stock.

We require various government licenses to operate our business, which would not necessarily continue to apply to an acquirer of our business following a change of control. These licensing requirements could impede a merger, amalgamation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering. See “Selling Stockholders.”

DETERMINATION OF OFFERING PRICE

The shares being offered by the selling stockholders will be sold at a fixed price of $1.60 for the duration of this offering. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the selling stockholders.

PLAN OF DISTRIBUTION

This prospectus relates to 6,851,843 shares of our common stock offered by the selling stockholders. The selling stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

These shares shall be sold at a fixed price of $1.60 for the duration of this offering. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the selling stockholders. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders or any of their respective pledgees, donees, transferees or other successors-in-interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Before any such agent, or broker-dealer sells any of the shares that are the subject of this prospectus, a post-effective amendment to the registration statement of which this prospectus forms a part will be filed to name anyone receiving compensation for selling the shares before any sales take place. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a fixed price which may be below or above the then market price. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act, or the Exchange Act or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the respective selling stockholder. A selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

The selling stockholders also may transfer their shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If a selling stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not currently listed on any national securities exchange market or quoted on the OTC Markets. On January 27, 2020, a market maker filed a Form 211 Application with the Financial Industry Regulatory Authority ("FINRA") to request permission to quote and trade the securities of the Company on OTC Markets. However, there can be no assurance that FINRA will approve the Form 211 Application. As of June 19, 2020, the application has not been approved.

On February 19, 2016, the SEC issued SEC Release No. 77178 (the “Release”), which temporarily suspended trading of the securities of the Company’s former parent company, Creative Edge Nutrition, Inc. (“FITX”) commencing at 9:30 a.m. EST on February 19, 2016, and terminating at 11:59 p.m. EST on March 3, 2016. The Release stated the SEC temporarily suspended trading of FITX securities because of “a lack of current and accurate information about” FITX and because “There are questions regarding the control” of FITX . The Spin-Off from FITX was completed on February 29, 2016. The Company was completely separated from FITX on February 29, 2016 and there has been no overlap in the officers/directors of FITX and the Company since 2014. Further, the Company was not in a position to cause FITX to take any action in connection with FITX’s trading suspension. We cannot predict what effect if any the FITX trading suspension will have on the Company’s Form 211 Application with FINRA. Further, we cannot predict what effects, if any the FITX trading suspension will have on the trading market of the Company’s common stock, if one ever develops or on the Company as a whole.

On September 13, 2016, there was unauthorized trading of our common stock under the ticker symbol “CENBF” which took place without the Company’s prior knowledge or approval. At the time, as is still the case, the Company did not have a trading symbol assigned to it as its Form 211 Application with FINRA has not been approved.

Holders of Common Stock

As of June 19, 2020, there were approximately 294 record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Securities Authorized for Issuance under Equity Compensation Plans

We adopted, and our stockholders approved, the CEN Biotech Inc. 2017 Equity Compensation Plan (the “2017 Plan”), effective as of November 29, 2017. Under such plan, we may grant equity-based incentive awards, including options, restricted stock, and other stock-based awards, to any directors, employees, advisers, and consultants that provide services to us or any of our subsidiaries on terms and conditions that are from time to time determined by us. An aggregate of 20,000,000 shares of our common stock are reserved for issuance under the 2017 Plan. A total of 19,737,120 restricted shares have been granted, 17,712,120 restricted shares have vested as of December 31, 2019, and no restricted stock awards have been forfeited under this plan. Restricted stock awards totaling 1,350,000 shares have not vested as of June 19, 2020.

Historical Securities Transactions

The following is a summary of transactions by us since January 1, 2017 involving unregistered issuances and redemption of our common equity securities and convertible notes:

Issuance of Common Stock and Convertible Notes in 2017:

There were no sales of unregistered securities in 2017.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers in 2017:

On December 11, 2017, the Company entered into a share repurchase agreement with Bahige (Bill) Chaaban, pursuant to which the Company repurchased from Mr. Chaaban 99,286 shares of special voting stock in the capital of the Company, at a purchase price in the aggregate amount of $9.93. Each share of the special voting stock is entitled to 500 votes. Mr. Chaaban is the Chairman of the Board of Directors and President of the Company. Accordingly, all of the special voting stock owned by Mr. Chaaban has been redeemed and retired.

Issuances of Common Stock in 2018:

During 2018, CEN entered into loans and associated extension agreements with various parties. In consideration for such loans and associated extensions, CEN granted several individuals total aggregate amount of 184,400 unregistered shares of common stock of CEN during the year ended December 31, 2018.

On June 7, 2018, the Company elected Dr. Usamakh Saadikh to serve as a director of the Company. As compensation for his role as a director, the company granted a one-time equity award of 20,000 shares of the Company’s common stock. This award vested immediately.

On June 19, 2018, the Company entered into an agreement with a law firm which included, as compensation, a grant of a one-time equity award of 125,000 shares of the Company’s common stock. This award vested immediately.

On December 31, 2018, the Company issued 12,120 shares of its common stock to individuals for the payment of their services. These awards vested immediately. The expense related to the stock awarded to non-employees for services rendered was recognized on the grant date.

Issuances of Convertible Notes in 2018:

During 2018, net convertible notes totaling $1,545,887, convertible into 966,180 shares of common stock, were issued.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers in 2018:

On November 27, 2018, the Company executed a share repurchase agreement with James Robinson, pursuant to which the Company repurchased from Mr. Robinson 714 shares of special voting stock in the capital of the Company, at a purchase price in the aggregate amount of $0.07. The title of the class of such shares was “Special Voting” shares of the Company. Each such share of capital stock was entitled to 500 votes. This entire class of special voting stock, which was the only outstanding special voting stock of the Company, has been redeemed, retired and cancelled. The common stockholders now hold the only voting stock of the Company.

Issuances of Common Stock in 2019:

During 2019, CEN entered into loans and associated extension agreements with various parties. In consideration for such loans and associated extensions, CEN granted several individuals total aggregate amount of 180,000 unregistered shares of common stock of CEN during the year ended December 31, 2019.

On May 16, 2019, the Company engaged Alex Tarrabain, an existing member of the Company’s Board, to serve as the Company’s Chief Financial Officer and as one of the Vice Presidents of the Company effective May 21, 2019. As compensation for his expanded role, the Company granted 1,250,000 shares of restricted common stock of the Company, of which 350,000 vested immediately and the remaining vesting ratably each month over the next 36 months until May 2022.

Effective October 1, 2019, the Company entered into an agreement with a branding and marketing firm which included, as compensation, a grant of a one-time equity award of 50,000 shares of the Company’s common stock. This award vested immediately.

Issuances of Convertible Notes in 2019:

During 2019, net convertible notes totaling $1,065,914, convertible into 665,972 shares of common stock, were issued.

Issuance of Common Stock and Convertible Notes in 2020:

During the three-months ended March 31, 2020, CEN entered into loans and associated extension agreements with various parties. In consideration for such loans and associated extensions, CEN granted various individuals a total aggregate amount of 45,000 unregistered shares of common stock of CEN during the three -months ended March 31, 2020.

During the three-months ended March 31, 2020, we issued $178,000 of convertible notes to investors to fund our working capital requirements. These notes bear interest at 5% per year and are convertible at the option of the holder into 111,250 shares of common stock.

Since March 31, 2020, the Company has issued no new convertible notes.

Since March 31, 2020, the Company has issued a total of 225,000 shares of common stock pursuant to consulting agreements.

Since March 31, 2020, the Company has issued a total of 45,000 shares of common stock pursuant to extensions of convertible notes.

The above issuances of shares of common stock and convertible notes were issued in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended and the provisions of Regulation D promulgated thereunder or in reliance on the provisions of Regulation S promulgated thereunder.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the Notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Statement Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are focused on the manufacturing, production and development of Light Emitting Diode (“LED”) lighting technology and hemp products. The Company intends to explore the usage of hemp, which it intends to cultivate for usage in industrial, medical and food products.

The Company has acquired a patent related to LED Lighting and intends to explore development opportunities of the LED lighting technology across manufacturing operations and intends to explore licensing opportunities across industries such as the horticultural industry including for the purpose of growing hemp, as well as the automotive, industrial and commercial lighting industries.

The Company is in contract to acquire a 51% interest in Cen Ukraine LLC (“CEN Ukraine”), which currently holds a license, granted by the federal government of Ukraine, for the cultivation and processing of cannabis sativa for industrial, supplement, pharmaceutical and other purposes in Ukraine. After closing this acquisition, the Company intends to explore the usage of hemp, which it intends to cultivate for usage in industrial, medical and food products.

For the fiscal years ended December 31, 2019 and 2018, we generated no revenues, and reported net losses of $5,655,119 and $7,530,361, respectively, and negative cash flow from operating activities of $869,350 and $1,724,001 respectively. For the three months ended March 31, 2020, we generated no revenues, reported a net loss of $1,300,112, and had negative cash flow from operating activities of $180,213. As noted in our consolidated financial statements, as of March 31, 2020, we had an accumulated deficit of approximately $42,610,284. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors—We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

Our historical financial statements have been prepared on a stand-alone basis in conformity with U.S. generally accepted accounting principles.

At present we are not able to estimate if or when we will be able to generate revenues. Our consolidated financial statements have been prepared assuming that we will continue as a going concern; however, given our recurring losses from operations, our independent registered public accounting firm has determined there is substantial doubt about our ability to continue as a going concern.

Plan of Operations

Our monthly “burn rate,” the amount of expenses we expect to incur on a monthly basis, is approximately $100,000 for a total of $1,200,000 for the maximum of 12 months. We have relied and will continue to rely on capital raised from third parties to fund our operating expenses during the following 12 months.

In order to complete our plan of operations, we estimate that $6,200,000 in funds will be required. The source of such funds is anticipated to be from capital raised from third parties. If we fail to generate $6,200,000 of funds from capital raised, we may not be able to fully carry out our plan of operations.

Generally, the funds are planned to be invested as follows: $2.3 million in hemp activities, $2.5 million in LED lighting manufacturing, $200,000 to obtain quotation on OTCQB and $1.2 million in general operating costs.

There can be no assurance that the Company will be able to raise the foregoing funds or proceed as planned.

We hope to reach the following milestones in the next 12 months:

●	August 2020 – The Company intends to obtain quotation on OTCQB and we estimate the costs of this to be $200,000.

●	October 2020 – The Company intends to close on its contract with CEN Ukraine and we estimate the costs of this to be $300,000.

●	January 2021 to December 2024 – The Company intends to explore the usage of hemp, which it intends to cultivate for usage in industrial, medical and food products through CEN Ukraine as follows:

●	Secure lease of processing facility expected to take place in January, 2021 and we estimate the costs of this to be $400,000 annually.

●	Purchase of seeds for production crop expected to take place in March, 2021 and we estimate the costs of this to be $100,000 annually.

●	Hire farming and production staff expected to take place in March, 2021 and we estimate the costs of this to be $600,000 annually.

●	Rent farming equipment, purchase fuel, irrigation, and nutrients expected to take place in March, 2021 and we estimate the costs of this to be $600,000 annually.

●	Market, package and ship product expected to take place in July, 2021 and we estimate the costs of this to be $300,000 annually.

●	December 2020 – The Company intends to close on its contract with Tesla Digital, Inc. regarding the LED Lighting patent and we estimate the costs of this to be $300,000.

●

January 2021 to December 2024 – The Company intends to explore using the LED Lighting across manufacturing operations and licensing opportunities across multiple industries such as the horticultural industry, as well as the automotive, industrial and commercial lighting industries as follows:

●	Lease production facility expected to take place in January 2021 and we estimate the costs of this to be $400,000 annually.

●	Lease equipment expected to take place in March, 2021 and we estimate the costs of this to be $400,000 annually.

●	Hire staff expected to take place in March, 2021 and we estimate the costs of this to be $600,000 annually.

●	Initial raw materials expected to take place in April, 2021 and we estimate the costs of this to be $500,000 one time.

●	Marketing and delivery expected to take place in September, 2021 and we estimate the costs of this to be $300,000 annually.

Achievement of the milestones will depend highly on our funds and the availability of those funds. There can be no assurance that we will be able to successfully complete such milestones.

Results of Operations

We have incurred recurring losses to date. Our consolidated financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We will require additional capital to meet our operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities. There are no assurances that we will be successful in this or any of our endeavors or become financially viable and continue as a going concern

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

The following tables reflect our operating results for the three-months ended March 31, 2020 and 2019, respectively:

	Three-months ended
Operating Summary	March 31, 2020	March 31, 2019	Change
Revenues, net	$-	$-	-
Cost of Goods Sold	-	-	-
Gross Profit	-	-	-
Operating Expenses	530,750	405,227	(31.0)%
Loss from Operations	530,750	405,227	(31.0%
Other Expense	769,362	837,550	8.1%
Net Loss	$1,300,112	$1,242,777	(4.6)%

Revenue

We have not recognized revenue during the three-months ended March 31, 2020 and 2019, as we have not commenced revenue generating operations to date.

Operating Expenses

During the three months ended March 31, 2020, our operating expenses were $530,750 compared to $405,227 during the three months ended March 31, 2019. During the three months ended March 31, 2020, our operating expenses were comprised of salary and consulting fees of $31,277, stock-based compensation expense of $196,650, and general and administrative expenses of $302,823. By comparison, during the three months ended March 31, 2019, our operating expenses were comprised of salary and consulting fees of $50,142, stock-based compensation expense of $167,400, and general and administrative expenses of $187,685. Expenses incurred during the three months ended March 31, 2020 compared to three months ended March 31, 2019 increased primarily due to increases in general and administrative expenses related to stock-based compensation, travel, legal, and other professional fees.

Other Income and Expense Items

During the three months ended March 31, 2020, our other expense, net was $769,362 compared to $837,550 during the three months ended March 31, 2019. During the three months ended March 31, 2020, our other income and expense items were comprised of interest expense of $900,131, interest income of $2,059, and foreign exchange gain of $128,710. By comparison, during the three months ended March 31, 2019, our other income and expense items were comprised of interest expense of $815,101, interest income of $2,045, and foreign exchange loss of $24,494. The decrease during the period is due to an increase in interest expense on additional notes and loans issued to fund operations which was offset by a favorable change in exchange rates.

Income Taxes

As of March 31, 2020, the Company has net operating loss carryforwards of approximately $26,200,000 that may be available to reduce future years’ taxable income. As of March 31, 2020, the Company has a deferred tax asset of approximately $6,900,000 which has been completely offset by a valuation allowance. The Company believes that it is more likely than not that the carryforwards will expire unused as the Company has not been able to commence revenue generating activities to date.

Net Loss

Our net loss during the three months ended March 31, 2020 was $1,300,112 compared to a net loss of $1,242,777 during the three months ended March 31, 2019 due to the factors discussed above.

Fiscal Year Ended December 31, 2019 Compared to Fiscal Year Ended December 31, 2018.

The following table reflects our operating results for the years ended December 31, 2019 and 2018:

Operating Summary	Year ended December 31, 2019	Year ended December 31, 2018	Change
Revenues, net	$-	$-	-
Cost of Goods Sold	-	-	-
Gross Profit	-	-	-
Operating Expenses	(2,579,815)	(4,370,707)	40.97%
Net Operating Loss	(2,579,815)	(4,370,707)	40.97%
Other Expense	(3,075,304)	(3,159,654)	2.67%
Net Loss	$(5,655,119)	$(7,530,361)	24.90%

Revenue

We recognized no revenue during the twelve months ended December 31, 2019 and 2018 as we have not commenced revenue generating operations as yet.

Operating Expenses

During the fiscal year ended December 31, 2019, our operating expenses were $2,579,815 compared to $4,370,707 during the prior fiscal year. During the twelve months ended December 31, 2019, our operating expenses were comprised of salary and consulting fees of $191,695, stock-based compensation expense of $1,176,600, general and administrative expenses of $1,211,520.

By comparison, during the twelve months ended December 31, 2018, our operating expenses were comprised of salary and consulting fees of $448,463, stock-based compensation expense of $682,000, general and administrative expenses of $1,970,129, and impairment of leasehold improvements of $1,270,115. An impairment assessment as of December 31, 2018 concluded the investment at 20 North Rear Road was substantially impacted by the changes in Canada’s Medical Marihuana Purposes Regulations (MMPR) and the Company reported impairment charges of $1,270,115 in 2018 based upon the assessment related to specialty use elements of the improvements and that at this time, the Company cannot make the final additions that will be necessary for the site to function as a growing space. Expenses incurred during the fiscal year ended December 31, 2019 compared to fiscal year ended December 31, 2018 decreased primarily due to a reduction in general and administrative expenses, related to travel, legal, and other professional fees, and no impairment charges in 2019.

Other Income and Expense Items

During fiscal year ended December 31, 2019, our other expense, net was $3,075,304 compared to $3,159,654 during the prior fiscal year. During the twelve months ended December 31, 2019, our other income and expense items were comprised of interest expense of $3,307,832 and interest income of $8,252, change in the fair value of our patent acquisition liability of $290,000, and foreign exchange loss of $65,724. By comparison, for the twelve months ended December 31, 2018, our other income and expense items were comprised of interest expense of $2,871,012, interest income of $9,395, change in the fair value of our patent acquisition liability of $390,000, and foreign exchange gain of $91,963. The increase during the year is due to a favorable change to our patent acquisition liability, which was partially offset via additional interest expense on additional notes and loans issued during 2019 to fund operations.

Income Taxes

As of December 31, 2019, the Company has net operating loss carry forwards of approximately $25,700,000 that may be available to reduce future years’ taxable income. As December 31, 2019, the Company has a deferred tax asset of approximately $6,800,000 which has been completely offset by a valuation allowance. The Company believes that it is more likely than not that the carryforwards will expire unused as the Company has not been able to commence revenue generating activities to date.

Net Loss

Our net loss for the fiscal year ended December 31, 2019 was $5,655,119 compared to a net loss of $7,530,361 during the fiscal year ended December 31, 2018 due to the factors discussed above.

Liquidity and Capital Resources

 As of March 31, 2020 and December 31, 2019, our liquid assets consisted of cash of $1,544 and $3,757, respectively.

As of March 31, 2020, our indebtedness includes a patent acquisition liability of $720,000, accrued interest of $10,336,981, accrued interest to related parties of $1,360,018, as well as loans payable, loans payable to related parties, convertible notes and convertible notes to related parties totaling $20,345,025, with maturity dates as outlined below. The convertible notes are due 2 years from issuance with notes maturing in 2018 through 2021. We are in default of $9,675,000 of debt that is secured by certain equipment that we value at approximately $9,000. As of June 19, 2020 we are currently in default of $5,744,399 of unsecured debt. We expect our operating and administrative expenses to be at least $1,200,000 annually.

Description	Maturity Date	Amount
Loan Payable	6/30/2016	$9,675,000
Loan Payable	11/21/2018	271,386
Loan Payable – Related Party	12/31/2018	834,439
Loan Payable – Related Party	10/2/2019	300,000
Loan Payable – Share Interest	6/16/2020	150,000
Loan Payable – Share Interest – Related Party	6/16/2020	225,000
Convertible Notes	On Demand	778,712
Convertible Notes	Q2 2018	14,000
Convertible Notes	Q4 2018	68,000
Convertible Notes	Q1 2019	1,046,287
Convertible Notes	Q2 2019	405,000
Convertible Notes	Q3 2019	791,017
Convertible Notes	Q4 2019	457,701
Convertible Notes	Q1 2020	575,800
Convertible Notes	Q2 2020	117,000
Convertible Notes	Q3 2020	514,264
Convertible Notes	Q4 2020	345,824
Convertible Notes	Q1 2021	379,034
Convertible Notes	Q2 2021	332,000
Convertible Notes	Q3 2021	156,520
Convertible Notes	Q4 2021	349,360
Convertible Notes Related Party	Q1 2019	926,368
Convertible Notes Related Party	Q3 2020	1,612,313
Convertible Notes Related Party	Q2 2021	20,000

Total		$20,345,025

We intend to fund our expenses through the issuance and sale of additional securities. We do not have any commitments from any persons to purchase any securities and there can be no assurance that we will be able to raise sufficient funds to pay our liabilities as they become due and payable.

Three-months ended March 31, 2020 and 2019

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. During the three months ended March 31, 2020, we used $180,213 in operating activities compared to $80,475 used in operating activities during the three months ended March 31, 2019. The increase in the use of operating cash between the two periods related primarily to an increase in our overall net loss driven by increased levels of interest and stock-based compensation expenses as offset by a favorable change in exchange rates.

 Cash Flows from Investing Activities

Our use of cash flow for investing activities during the three months ended March 31, 2020 was $0 compared to $30,000 during the three months ended March 31, 2019. During the three months ended March 31, 2020, we did not have any cash flows from investing activities. By comparison, during the three months ended March 31, 2019, our use of cash flows for investing activities was comprised of advances to CEN Ukraine of $30,000.

Cash Flows from Financing Activities

During the three months ended March 31, 2020, we received $178,000 through issuance of convertible notes to investors to fund our working capital requirements. During the three months ended March 31, 2019, we received $147,034 through issuance of convertible notes to investors to fund our working capital requirements.

CEN has no committed source of debt or equity financing. Our Executive team and Board are seeking additional financing from their business contacts, but no assurances can be given that such financing will be obtained or, if obtained, on what terms.

Financial Position as of December 31, 2019

As of December 31, 2019 and 2018, our liquid assets consisted of cash of $3,757 and $3,193, respectively.

As of December 31, 2019, our indebtedness includes a patent acquisition liability of $720,000, accrued interest of $9,585,055, accrued interest to related parties of $1,274,899, as well as loans payable, loans payable to related parties, convertible notes and convertible notes to related parties totaling $20,267,017, with maturity dates as outlined below. The convertible notes are due 2 years from issuance with notes maturing in 2018 through 2021. We are in default of $9,675,000 of debt that is secured by certain equipment that we value at approximately $9,000. As of June 19, 2020 we are currently in default of $5,744,399 of unsecured debt. We expect our operating and administrative expenses to be at least $1,200,000 annually.

Description	Maturity Date	Amount
Loan Payable	6/30/2016	$9,675,000
Loan Payable	11/21/2018	296,411
Loan Payable – Related Party	12/31/2018	837,600
Loan Payable – Related Party	10/2/2019	300,000
Loan Payable – Share Interest	1/16/2020	150,000
Loan Payable – Share Interest – Related Party	1/16/2020	225,000
Convertible Notes	On Demand	850,519
Convertible Notes	Q2 2018	14,000
Convertible Notes	Q4 2018	68,000
Convertible Notes	Q1 2019	1,046,287
Convertible Notes	Q2 2019	405,000
Convertible Notes	Q3 2019	791,017
Convertible Notes	Q4 2019	457,701
Convertible Notes	Q1 2020	575,800
Convertible Notes	Q2 2020	117,000
Convertible Notes	Q3 2020	514,264
Convertible Notes	Q4 2020	345,824
Convertible Notes	Q1 2021	201,034
Convertible Notes	Q2 2021	332,000
Convertible Notes	Q3 2021	156,519
Convertible Notes	Q4 2021	349,360
Convertible Notes Related Party	Q1 2019	926,368
Convertible Notes Related Party	Q3 2020	1,612,313
Convertible Notes Related Party	Q2 2021	20,000

Total		$20,267,017

We intend to fund our expenses through the issuance and sale of additional securities. We do not have any commitments from any persons to purchase any securities and there can be no assurance that we will be able to raise sufficient funds to pay our liabilities as they become due and payable.

Fiscal Year Ended December 31, 2019 Compared to Fiscal Year Ended December 31, 2018.

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. During the fiscal year ended December 31, 2019, we used $869,350 in operating activities compared to $1,724,001 during the fiscal year ended December 31, 2018. The decrease between the two periods related primarily to a decrease in our overall net loss and increase in current operational liabilities.

Cash Flows from Investing Activities

Our use of cash flow for investing activities during the fiscal year ended December 31, 2019 totaling $190,000 compared to the prior period of $105,439. During the twelve months ended December 31, 2019, our use of cash flows for investing activities were comprised primarily of advances to CEN Ukraine of $190,000. By comparison, for the twelve months ended December 31, 2018, our use of cash flows for investing activities were comprised primarily of advances to CEN Ukraine of $100,000, which were made to fund the operations of CEN Ukraine.

Cash Flows from Financing Activities

Cash flow provided by financing activities during the fiscal year ended December 31, 2019 totaling $1,059,914 compared to the prior period of $1,747,655. During the fiscal year ended December 31, 2019, we received $1,065,914 through issuance of loans and convertible promissory notes payable to investors to fund our working capital requirements. During 2019, we repaid $6,000 of our debts. During the fiscal year ended December 31, 2018, we received $2,170,887 through issuance of loans and convertible promissory notes payable to investors to fund our working capital requirements. During 2018, we repaid $423,232 of our debts.

Going Concern

The Company has incurred losses since inception, including approximately $5,655,119, $7,530,361, and $1,300,112 during the years ended December 31, 2019 and 2018 and the three months ended March 31, 2020, respectively, resulting in an accumulated deficit of approximately $42,610,284 as of March 31, 2020. As of March 31, 2020, the Company had approximately $1,544 in cash and cash equivalents, which will not be sufficient to fund the operations and strategic objectives of the Company over the next twelve months from the date of issuance of this prospectus. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company will be required to obtain additional financing and capital and expects to satisfy its cash needs primarily from the additional issuance of equity securities or indebtedness in order to sustain operations until it can achieve profitability and positive cash flows, if ever. There can be no assurances, however, that adequate additional funding will be available on favorable terms, or at all. If such funds are not available in the future, the Company may be required to delay, significantly modify or terminate its operations, all of which could have a material adverse effect on the Company.

As a result of the foregoing factors, our independent registered public accounting firm included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited consolidated financial statements for the years ended December 31, 2019 and 2018.

Availability of Additional Funds

Our capital requirements going forward will consist of financing our operations until we are able to reach a level of revenues and gross margins adequate to equal or exceed our ongoing operating expenses.  We do not have any credit agreement or source of liquidity immediately available to us.

Since inception, our operations have primarily been funded through proceeds from existing stockholders in exchange for equity and debt. At March 31, 2020, we had a cash balance of approximately $1,544. Although we believe that we have access to capital resources, there are no commitments in place for new financing as of the filing date of this prospectus and there can be no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. We expect to have ongoing needs for working capital in order to fund (a) our operations, plus (b) the development of our business opportunities. To that end, we may be required to raise additional funds through equity or debt financing. However, there can be no assurance that we will be successful in securing additional capital. If we are unsuccessful, we may need to (a) initiate cost reductions; (b) forego business development opportunities; (c) seek extensions of time to fund its liabilities, or (d) seek protection from creditors.

In addition, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to our stockholders or that result in our stockholders losing all of their investment in our Company.

If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital could require us to significantly curtail or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties.

Our audited consolidated financial statements included elsewhere in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate our continuation as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Seasonality

The Company does not currently expect its planned business to be seasonal in nature.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

Emerging Growth Company and Smaller Reporting Company Status

As a public reporting company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Recently Issued Accounting Pronouncements

The Company adopted Accounting Standards Codification (ASC) 842, “Leases” using the modified retrospective approach, effective January 1, 2019, on its consolidated financial statements. The comparative information has not been restated and continues to be reported under the lease accounting standard in effect for those periods.

The new lease standard requires all leases to be reported on the balance sheet as right-of-use assets and lease obligations. We elected the practical expedients permitted under the transition guidance of the new standard.

Accounting Standards Issued But Not Yet Adopted

No applicable and significant upcoming standards were noted by the Company.

Critical Accounting Policies

The preparation of consolidated financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. There are no critical policies or decisions that rely on judgments that are based on assumptions about matters that are highly uncertain at the time the estimate is made. Note 2 to the consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements.

DESCRIPTION OF BUSINESS

Business Overview

We are focused on the manufacturing, production and development of LED lighting technology and hemp products. The Company intends to explore the usage of hemp, which it intends to cultivate for usage in industrial, medical and food products.

The Company has acquired a patent related to LED Lighting and intends to explore development opportunities of the LED lighting technology across manufacturing operations and intends to explore licensing opportunities across industries such as the horticultural industry, including for the purpose of growing hemp , as well as the automotive, industrial and commercial lighting industries.

The Company is in contract to acquire a 51% interest in Cen Ukraine LLC (“CEN Ukraine”), which currently holds a license, granted by the federal government of Ukraine, for the cultivation and processing of cannabis sativa for industrial, supplement, pharmaceutical and other purposes in Ukraine. After closing this acquisition, the Company intends to explore the usage of hemp, which it intends to cultivate for usage in industrial, medical and food products.

Hemp is related to cannabis as both are classified under the same botanical category of Cannabis sativa L. A significant difference between the two is that cannabis has increased amounts of tetrahydrocannabinol (THC) (5–20%), a psychotropic cannabinoid, and may have very little amounts of CBD (cannabidiol) and CBG (cannabigerol), which have no psychotropic properties (although regulations in certain countries, including Canada classify industrial hemp exclusively based on the THC content in the plant); whereas industrial hemp has virtually no THC (less than 0.3% w/w). The THC concentration in industrial hemp is not enough to provide psychotropic effects, which renders industrial hemp useless for recreational use or abuse, and therefore industrial hemp does not serve a recreational psychoactive purpose. Canada, China and the United Kingdom are examples of major industrialized countries that have permitted regulated production of industrial hemp, deriving economic benefits from its cultivation, distribution and sale.

Under favorable conditions, hemp is a plant easy to cultivate, with predictable harvests and produces overall negative carbon print compared to other agricultural sources used for production of biodiesels among other uses. Industrial hemp is rich in proteins and essential amino acids, which may render it as a favorable source of food and animal feed.

For the fiscal years ended December 31, 2019 and 2018, we generated no revenues, and reported net losses of $5,655,119 and $7,530,361, respectively, and negative cash flow from operating activities of $869,350 and $1,724,001 respectively. For the three months ended March 31, 2020, we generated no revenues, reported a net loss of $1,300,112, and had negative cash flow from operating activities of $180,213. As noted in our consolidated financial statements, as of March 31, 2020, we had an accumulated deficit of approximately $42,610,284. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors—We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

Products

LED Lighting

On September 12, 2016, the Company executed an agreement to acquire a patent related to LED Lighting, from Tesla Digital, Inc., a Canadian Corporation and Stevan Pokrajac. As part of the transaction the Company will employ Stevan Pokrajac in connection with the development of the acquired technology. As of June 19, 2020, the patent intangible remains in escrow in the name of Tesla Digital, Inc. until full settlement of the terms of the agreement. In the interim, CEN has the rights to use the patented technology. In connection with the acquisition the Company will issue one million shares of common stock.

The Company intends to explore using the LED Lighting across manufacturing operations and licensing opportunities across multiple industries such as the horticultural industry, including for the purpose of growing hemp as well as the automotive, industrial and commercial lighting industries.

Hemp

On December 14, 2017, the Company entered into a Controlling Interest Purchase Agreement (the “Agreement”) with Bill Chaaban, our Interim CEO, President and Chairman, and Usamakh Saadikh, a member of our board of directors (the “Sellers”) to acquire (the “Acquisition”) 51% of the outstanding equity interests in Cen Ukraine, a corporation that was organized and has its principal offices in Ukraine. The agreement, which is subject to certain conditions, has not closed as of June 19, 2020. Cen Ukraine was founded to seek agricultural and pharmaceutical opportunities in Ukraine. Cen Ukraine currently holds a license, granted by the federal government of Ukraine, for the cultivation and processing of cannabis sativa for industrial, supplement, pharmaceutical and other purposes in Ukraine. The consideration will be paid by issuing shares of common stock of the Company.

The Company intends, through Cen Ukraine, to explore the usage of hemp, which it intends to cultivate for usage in industrial, medical and food products.

The Company’s initial plans for the development of non-marijuana grade industrial hemp include targeting the automotive industry to supply hemp fiber, and investigating other industrial applications, and developing Hemp nutritional supplement and beverage products for the distribution through the extensive Ukrainian pharmacy network.

Industrial hemp has many uses, including paper, textiles, biodegradable plastics, construction, health food, and fuel.  It also runs parallel with the "Green Future" objectives that are becoming increasingly popular. Hemp requires little to no pesticides or herbicides, controls erosion of the topsoil, and produces oxygen. Furthermore, hemp can be used to replace many potentially harmful products, such as tree paper (the processing of which uses chlorine bleach, which results in the waste product polychlorinated dibensodioxins, popularly known as dioxins, which are carcinogenic, and contribute to deforestation), cosmetics, and plastics, most of which are petroleum-based and do not decompose easily. The strongest chemical needed to whiten the already light hemp paper is non-toxic hydrogen peroxide.

Raw Materials and Components

We intend to grow and cultivate all of our hemp materials in the Ukraine through CEN Ukraine. Hemp is a plant easy to cultivate, with predictable harvests and produces overall negative carbon print compared to other agricultural sources used for production of biodiesels among other uses. CEN Ukraine obtains the required raw materials to grow Hemp, which include seeds from the Bast Institute, which is a part of the Ukrainian federal government. If the Bast Institute ceases to sell seeds to CEN Ukraine, it would have to find an alternate supplier, and there can be no assurance that it would be able to do so.

We intend to utilize strategic partners, contract manufacturers, and/or other third-party suppliers for the production of our LED Lighting Products. The raw materials and supplies required for the production of our lighting products may be available, in some instances from one supplier, and in other instances, from multiple suppliers. In those cases where raw materials are only available through one supplier, such supplier may be either a sole source (the only recognized supply source available to us) or a single source (the only approved supply source for us among other sources). We, our strategic partners, contract manufacturers, and/or other third-party suppliers will adopt appropriate policies to attempt, to the extent feasible, to minimize our raw material supply risks, including maintenance of greater levels of raw materials inventory and implementation of multiple raw materials sourcing strategies, especially for critical raw materials. Although to date we have not experienced any significant delays in obtaining any raw materials from suppliers, we cannot provide assurance that we, our strategic partners, contract manufacturers, and/or other third-party suppliers will not face shortages from one or more of them in the future.

Research and Development

The Company contracts with Stevan Pokrajac, the developer of the patented LED Lighting Technology, to assist the Company with the development of the acquired technology. As part of the acquisition Mr. Pokrajac will become an employee of the LED subsidiary with compensation of $200,000 per year commencing with the start of operations.

We intend to grow and cultivate all of our hemp materials in the Ukraine through CEN Ukraine. CEN Ukraine has conducted research over the past four years relating to planting and harvesting hemp, as well as the processing of hemp into final products utilizing contract manufacturers. CEN Ukraine also has a full time agronomist, which is an expert in the science of soil management and crop production, on its staff.

Competition

We expect that our LED Lighting Products will compete against a variety of lighting products, including conventional light sources such as compact fluorescent lamps and High Intensity Discharge (“HID”) lamps, as well as other LED lighting products. Our ability to compete depends substantially upon the superior performance and lower total cost of ownership of our products. We anticipate that the competition for our products will also come from new technologies that offer increased energy efficiency, lower maintenance costs, and/or advanced features. We expect to compete with LED systems produced by large lighting companies, as well as smaller manufacturers or distributors. Some of these competitors offer products with performance characteristics similar to those of our products.

Hemp-based products and the number of companies that produce them have experienced rapid growth in recent years, stemming in part from recent trends toward legalization of hemp in industrialized countries. Consequently, we will be operating in a highly competitive marketplace with various competitors. Increased competition may result in lower than anticipated gross margins and/or loss of market share, either of which would seriously harm its business and results of operations. Management cannot be certain that we will be able to compete against current or future competitors or that competitive pressure will not seriously harm our business. Some of our potential competitors are much larger and have greater access to capital, sales, marketing and other resources. These competitors may be able to respond more rapidly to new regulations or devote greater resources to the development and promotion of their business model than we can. Furthermore, some of these competitors may make acquisitions or establish co-operative relationships among themselves or with third parties in the industry to increase their ability to rapidly gain market share.

The competitive factors facing us include safety, efficacy, price, quality, breadth of product line, manufacturing quality and capacity, service, marketing and distribution capabilities. Our current and future competitors may have greater resources, more widely accepted and innovative products and stronger name recognition than we do. Our ability to compete is affected by our ability, or that of our strategic partners, to:

●	develop or acquire new products and innovative technologies;

●	Obtain licenses, permits and regulatory clearance and compliance, when necessary, for our products;

●	manufacture and sell our products cost-effectively;

●	meet all relevant quality production, manufacturing and standards for our products in their particular markets;

●	respond to competitive pressures specific to each of our geographic and product markets;

●	protect the proprietary technology of our products and avoid infringement of the proprietary rights of others;

●	market our products;

●	attract and retain skilled employees, including sales representatives;

●	maintain and establish distribution relationships; and

●	engage in acquisitions, joint ventures or other collaborations.

Competitors could develop products that are more effective, cost less or are ready for commercial introduction before our products. If our competitors are better able to develop and patent products earlier than we can, or develop more effective and/or less expensive products that render our products obsolete or non-competitive, our business will be harmed and our commercial opportunities will be reduced or eliminated.

Customers

We currently do not have any customer for our planned LED Lighting Products or our planned hemp products.

Intellectual Property

On September 12, 2016, the Company executed an agreement to acquire assets, including patented LED Lighting, from Tesla Digital, Inc. (a Canadian corporation) and Stevan (Steve) Pokrajac. The patent intangible remains in escrow in the name of Tesla Digital, Inc. until full settlement of the terms of the agreement. In the interim, CEN has the rights to use the patented technology. In connection with the acquisition the Company will issue one million shares of common stock.

The patent referenced above was issued on May 13, 2014 under Patent No. US 8,723,425 by the United States Patent Office, and has a duration until June 17, 2031.

The Company plans to explore manufacturing operations and licensing opportunities across multiple industries such as horticultural, automotive, industrial and commercial lighting. The assets acquired other than the patent included old machinery and raw materials. The Company has assigned no value to these since their value was not relevant to or calculated in the Company’s offer for acquisition.

Recent Developments

On January 27, 2020, a market maker filed a Form 211 Application with the Financial Industry Regulatory Authority ("FINRA") to request permission to quote and trade the securities of the Company on OTC Markets. However, there can be no assurance that FINRA will approve our Form 211 Application. As of June 19, 2020, the application has not been approved.

The outbreak of a novel coronavirus (COVID-19), which the World Health Organization declared in March 2020 to be a pandemic, continues to spread throughout the United States of America and the globe. Many State Governors issued temporary Executive Orders that, among other stipulations, effectively prohibit in-person work activities for most industries and businesses, having the effect of suspending or severely curtailing operations. The extent of the ultimate impact of the pandemic on the Company's operational and financial performance will depend on various developments, including the duration and spread of the outbreak, and its impact on potential customers, employees, and vendors, all of which cannot be reasonably predicted at this time. While management reasonably expects the COVID-19 outbreak to negatively impact the Company's financial condition, operating results, and timing and amounts of cash flows, the related financial consequences and duration are highly uncertain.

Government Regulations

Hemp

As discussed above, we plan on expanding our business plan to include (i) the cultivation and production of hemp in the Ukraine (ii) the manufacturing of hemp products in the Ukraine and Canada and (iii) the sales and distribution of hemp products globally, including but not limited to Canada, Ukraine, and the United States.

Cannabis versus Hemp

While hemp and cannabis are both derived from the same species (Cannabis sativa), there are major differences in the characteristics of the respective plant strains that produce industrial hemp on the one hand, and cannabis products on the other. In short, hemp is a strain of the Cannabis sativa plant that has been grown primarily for use in industrial applications and has been specifically cultivated to produce a low tetrahydrocannabinol (“THC”) content and a high cannabidiol (“CBD”) content. THC is the psychoactive constituent of cannabis and is responsible for producing the psychoactive effects of the drug. CBD is another active ingredient present in Cannabis sativa plants, and it largely acts to neutralize the psychoactive effects of THC and is not associated with psychoactive effects. Since hemp strains have very little THC and a lot of CBD, they do not produce psychoactive effects when ingested.

Canada

In Canada, cannabis and industrial hemp are governed by separate regulations under the Cannabis Act. The products are legally distinguished by the concentration of THC in the leaves and flowering heads of the plant. A cannabis plant containing more than 0.3% THC w/w is legally defined as cannabis. A cannabis plant containing less than 0.3% THC w/w is legally defined as industrial hemp. Although we will not pursue any business related to cannabis (whether for recreational and medicinal purposes), we do intend to manufacture and offer hemp-based products in Canada upon obtaining required licensing under the Industrial Hemp Regulations.

Licensing, production, processing, distribution, marketing, importation, exportation and sale of cannabis and cannabis derivative products are regulated by the Cannabis Regulations, promulgated under the Cannabis Act. Cannabis is legal in Canada for both recreational and medicinal purposes. Initially, medicinal use of cannabis was legalized in Canada on July 30, 2001 under conditions outlined in the Marihuana for Medical Purposes Regulations, later superseded by the Access to Cannabis for Medical Purposes Regulations, governed by Health Canada. The federal Cannabis Act, and associated Cannabis Regulations came into effect on October 17, 2018 and made Canada the second country in the world to formally legalize the cultivation, possession, acquisition, distribution, sale and consumption of recreational cannabis and its derivatives. In October 2019, additional regulations came into force, permitting the production, distribution, sale and consumption of a broader range of cannabis products, including edible cannabis, cannabis topicals and extract cannabis products.

Activities involving the licensing, cultivation, production, importation, exportation and sale of industrial hemp and derivatives of industrial hemp plants are regulated by the Industrial Hemp Regulations, also promulgated under the Cannabis Act. As indicated above, industrial hemp is defined as any part of the cannabis plant that contains 0.3% or less of THC w/w. There is no limit on how much CBD may be contained in industrial hemp plants or derivative products. A product made by processing the grain of industrial hemp or a product made from that processed grain is exempt from application of the Industrial Hemp Regulations where the concentration of THC in the product is 10 “g/g THC or less. Additionally, non-viable cannabis seeds, bare mature stalks and fiber derived from these stalks are exempt from application of the Cannabis Act and Industrial Hemp Regulations.

An industrial hemp license holder is authorized to conduct any of the following activities that are authorized by its license:

(a) to sell industrial hemp, with certain restrictions. In particular, flowering heads, leaves and branches may only be sold to a holder of an industrial hemp license or license governed by the Cannabis Regulations;

(b) to import or export seed or grain, with certain additional requirements (as set out below);

(c) to cultivate industrial hemp. However, other than a plant breeder, a license holder may only sow seed of pedigreed status that is of an approved cultivar or from a varietal that is set out in its license;

(d) in the case of a plant breeder, to propagate industrial hemp from a varietal that is set out in its license;

(e) to possess seed or grain for the purposes of cleaning it;

(f) to possess grain for the purpose of processing it. However, the holder of a license that authorizes possession of grain for the purposes of processing it, must render the grain non-viable and conduct adequate testing to ensure same; or

(g) to obtain seed by preparing it.

A license holder, whose license authorizes importation and exportation must also acquire the necessary permits to import and export. There are additional restrictions on importing, as follows:

●	an importer of seed must only import seed of pedigreed status that is of an approved cultivar;
●	a plant breeder must only import seed of a variety of industrial hemp that is set out in its license; and
●

an importer of grain must only import grain from a country that participates in the Organisation for Economic Co-operation and Development Seed Schemes or a country that has an agency that is a member of the Association of Official Seed Certifying Agencies.

It is important to note that not every activity involving industrial hemp falls within the scope of the Industrial Hemp Regulations. For example, extraction of CBD from the flowering heads, leaves and branches of an industrial hemp plant would require a cannabis processing license and would be regulated under the Cannabis Regulations.

United States

Until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act ”), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% of THC, from Schedule 1 status under the Controlled Substances Act (“CSA”), and legalizing the cultivation and sale of hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. We anticipate that our hemp products will be federally legal in the United States in that they will contain less than 0.3% of THC in compliance with the 2018 Farm Bill guidelines and will have no psychoactive effects on our customers bodies. Notwithstanding, there is no assurance that the 2018 Farm Act will not be repealed or amended such that our products containing hemp-derived CBD would once again be deemed illegal under federal law.

The 2018 Farm Bill also shifted regulatory authority from the Drug Enforcement Administration to the Department of Agriculture. The 2018 Farm Bill did not change the United States Food and Drug Administration’s (“FDA”) oversight authority over hemp products. The 2018 Farm Act delegated the authority to the states to regulate and limit the production of hemp and hemp derived products within their territories. Although many states have adopted laws and regulations that allow for the production and sale of hemp and hemp derived products under certain circumstances, no assurance can be given that such state laws may not be repealed or amended such that our intended hemp products would once again be deemed illegal under the laws of one or more states now permitting such products, which in turn would render such intended products illegal in those states under federal law even if the federal law is unchanged. In the event of either repeal of federal or of state laws and regulations, or of amendments thereto that are adverse to our intended hemp products, we may be restricted or limited with respect to those products that we may sell or distribute, which could adversely impact our intended business plan with respect to such intended products.

Additionally, the FDA has indicated its view that certain types of hemp products may not be permissible under the United States Federal Food, Drug and Cosmetic Act (“FDCA”). The FDA’s position is related to its approval of Epidiolex, a marijuana-derived prescription medicine to be available in the United States. The active ingredient in Epidiolex is CBD. On December 20, 2018, after the passage of the 2018 Farm Bill, FDA Commissioner Scott Gottlieb issued a statement in which he reiterated the FDA’s position that, among other things, the FDA requires a cannabis product (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit, or with any other disease claim, to be approved by the FDA for its intended use before it may be introduced into interstate commerce and that the FDCA prohibits introducing into interstate commerce food products containing added hemp, and marketing products containing hemp as a dietary supplement, regardless of whether the substances are hemp-derived. Although we believe our planned hemp product offerings comply with applicable federal and state laws and regulations, legal proceedings alleging violations of such laws could have a material adverse effect on our business, financial condition and results of operations.

We do not intend to offer and do not compete with companies that offer cannabis products containing high levels of psychoactive THC in the United States. Although legal in some states in the United States, we do not intend to enter into this market. We may offer hemp-based products to customers in the United States but will not compete with any medical or recreational marijuana sellers of products for high THC content sales due to legal and regulatory restrictions and uncertainty in the United States. Because of regulatory challenges facing marijuana companies in the United States, the vast majority of the companies focused on THC are Canadian and foreign, although several have begun to pursue domestic activities in states that permit marijuana sales. Federal law does not generally recognize marijuana (or hemp that exceeds 0.3% THC) as lawful, although that may change in the future.

Ukraine

Hemp is a traditional crop cultivated in Ukraine for centuries. Industrial hemp production is allowed in Ukraine for seeds and fibers only. Growers must apply for a license in advance of the growing season and must be in compliance with the applicable licensing conditions. There are no known limitations on the circulation of hemp seeds, fibers and products of processing thereof, that have a THC limit below the regulatory requirements of the Ukraine (which are 0.08 percent). Hemp plantations that demonstrate THC level above 0.08 percent must be destroyed by a farmer. A farmer needs a license to grow hemp. The license is issued by the State Service of Ukraine on Medicines and Drugs Control (SSUMDC). A grower should submit an application to the SSUMDC before the growing season begins (usually in the autumn). After the growing season is completed (but before October 1), farmers must submit their annual reports on the volume of hemp production to SSUMDC. These regulations are uniformly applicable to the whole country. If we close on the CEN Ukraine Acquisition as planned, CEN Ukraine, which we plan to use to grow and cultivate hemp for all of our hemp related products will have to comply with all of the applicable laws and regulations applicable to hemp in the Ukraine. Currently, CEN Ukraine holds a license, granted by the SSUMDC, for the cultivation and processing of cannabis sativa for industrial, supplement, pharmaceutical and other purposes in Ukraine.

Worldwide

We initially plan to sell and distribute our hemp products in the U.S. and Canada, however, we may in the future, possibly seek to sell and distribute our hemp products in geographic areas that permit the sale and distribution of same. Since hemp is derived from the Cannabis sativa plant, there will be laws, rules and regulations that the Company will have to comply with in certain areas in order to conduct sales and distributions of its hemp products in such areas. Every country, state and region may have their own specific laws, rules and regulations applicable to the sale and distribution of hemp and the Company will have to comply with all such applicable laws, rules and regulations when conducting its hemp sales and distribution activities in the applicable areas. Further, the laws, rules and regulations applicable to hemp worldwide may change and the Company will have to adapt to same, or if there is a ban of the sale and distribution of hemp products in certain areas, the Company will not be able to conduct sales and distributions of its hemp products in such areas.

Corporate History

We are a Canadian holding company, incorporated in Canada on August 4, 2013 as a subsidiary of Creative Edge Nutrition, Inc. (“Creative”), a Nevada corporation. Creative separated its planned specialty pharmaceutical business located in Canada by transferring substantially all of the assets and liabilities of the planned specialty pharmaceutical business to the Company and effecting a distribution (“Spin Off Distribution”) of the Company’s common stock to Creative stockholders on February 29, 2016. The Spin-Off Distribution was expected to be tax free for U.S. Federal income tax purposes.

Prior to the Spin Off Distribution, the Company initially pursued the cannabis business in Canada and obtained funding to build the initial phase of its comprehensive seed-to-sale facility and applied to obtain a license in Canada to begin operating its state-of-the-art medical marijuana cultivation, processing, and distribution facility in Lakeshore, Ontario.  On March 11, 2015, the Company’s application for a license to produce marijuana for medical purposes was formally rejected by Canadian regulatory authority. On February 1, 2016 the Company commenced legal action against the Attorney General of Canada in the Ontario Superior Court of Justice for damages for detrimental reliance, economic loss, and prejudgment and post judgment interest, costs of the proceeding and other relief that the court may seem just.  As of June 19, 2020 the action in the Ontario Superior Court of Justice is still ongoing.  In the meantime the Company decided to develop and pursue other businesses that are related to hemp and Light Emitting Diode (“LED”) lighting.

Emerging Growth Company and Smaller Reporting Company Status

As a public reporting company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Employees

We have four full time employees and no part time employees. We engage consultants to provide us with the services we need to plan and develop our facilities and products.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us. We are currently in the discovery phase in our lawsuit against Health Canada. We have requested to depose a senior level Health Canada employee who spearheaded the medical marijuana program.

Properties

The Company has one facility in Lakeshore, Ontario. 20 North Rear Road is a 10.4 acre site of land that was subleased from Creative. On January 1, 2017, the Company entered into an agreement whereas the old lease was terminated and a new 5 year lease for the property was started. The new lease gives the Company access to the 27,000 sq. foot building containing the 4,000 sq. foot vault and options to lease additional buildings and purchase the property. The new lease rate is $4,000 per month Canadian plus HST tax, and proportioned utilities and property tax. This lease was assigned by the lessor, Jamaal Shaban, cousin of Bill Chaaban, to Jamsyl Group, a third-party, when Jamsyl Group purchased the property from Jamaal Shaban in October 2019.

The Company also leases office space in Windsor, Ontario from RN Holdings LTD. The lease commenced on October 1, 2017 with R&D Labs (whose President is Bill Chaaban) and was subsequently assigned by R&D Labs to RN Holdings Ltd (a third-party) on May 8, 2019 when RN Holdings LTD purchased the building. The lease calls for monthly rental payments ranging from $2,608 to $3,390 through September 2027.

MANAGEMENT

Board of Directors and Executive Officers

Set forth below is a list of the names, ages and positions of our directors and executive officers.

Name	Age	Position(s)
Bahige (Bill) Chaaban	48	President, Chairman of the Board of Directors
Richard Boswell	53	Senior Executive Vice President and Director
Brian Payne	52	Vice President and Director
Harold Aubrey de Lavenu	55	Director
Ameen Ferris	52	Director
Donald Strilchuck	61	Director
Alex Tarrabain	57	Chief Financial Officer and Director
Dr. Usamakh Saadikh	55	Director

Biographies of Directors and Executive Officers

Bahige (Bill) Chaaban is our President, Interim CEO and Chairman of the Board since July 2017. Previously, Mr. Chaaban served as the Chief Executive Officer of CEN Biotech from the company’s inception in August 2013 until July 2017. Mr. Chaaban also serves as the Chief Executive Officer and Chairman of the Board of CEN Biotech Ukraine LLC, since November 2014. Mr. Chaaban founded and served as President of CGIA, Inc., Supplement Group, Inc., F1 Fulfillment, Inc., and Fitness One, Inc. from October 1998 until April, 2016. Mr. Chaaban has over 30 years of experience in the nutrition industry, including, retail, online and wholesale sales, and design and manufacturing of dietary supplements. Mr. Chaaban served as the Chief Executive Officer of Creative Edge Nutrition, Inc. from April 2012 until December 2014. Mr. Chaaban was the founder of Edge Nutrition, which operated retail nutrition stores in the USA and Canada. Mr. Chaaban is a licensed attorney in the USA and Canada. He holds a Bachelor of Commerce degree from the University of Alberta; a Bachelor of Law degree from the University of Windsor; a Juris Doctor from the University of Detroit Mercy; a Master of Laws degree from Wayne State University; and an Honorary Doctorate from the International Personnel Academy. Mr. Chaaban is qualified to serve as President and to continue serving as Chairman of the Board as he founded the company and has helped to create a global footprint for the Company and its subsidiaries. Mr. Chaaban founded and served as President of CGIA, Inc., Supplement Group, Inc., F1 Fulfillment, Inc., and Fitness One, Inc. Mr. Chaaban determined that he could not devote the time necessary to CEN and these businesses. After careful deliberation, these businesses were closed in April, 2016 and bankruptcies were filed for each in April, 2016.

Richard Boswell is our Senior Executive Vice President and a member of our Board since July 2017. Mr. Boswell has 25 years of management experience working with companies of various sizes from start-ups through Fortune 10 listed organizations. His vast array of experience includes multiple industries, such as financial services, automotive, information technology, retail, and consulting. He has held key positions overseeing different functions such as information technology, investment analysis, financial planning, process improvement, sales and technology evaluation. Since February 2011 Mr. Boswell has been providing consulting service to clients through his company, BITS Group Inc. BITS Group Inc. provides business consulting and interim or outsourced executive services. Since January 2014, Mr. Boswell has been providing financial and business services to CEN Biotech through his company. Mr. Boswell holds BBA and MBA from Northwood University. Mr. Boswell also did post graduate studies in strategy and innovation management at Lawrence Technological University. Mr. Boswell’s diverse background and experience working with companies of differing sizes will add valuable contributions to the Board as the Company transitions through growth. In connection with the Share Purchase Agreement between the Company and AstralENERGY Solar Manufacturing Corporation, LTD (“AstralENERGY”), which was entered into on July 31, 2018 and terminated on May 19, 2020, Richard Boswell, the Company’s Senior Executive Vice President and a member of its Board of Directors, was appointed as the Interim Chief Executive Officer of AstralENERGY and as a member of its board of directors on August 1, 2018 and Mr. Boswell expects to continue to serve in his positions with AstralENERGY for the foreseeable future.

Brian Payne is our Vice President and a member of our Board since July 2017. Mr. Payne also worked for the Company since July 2015 as our marketing consultant. Mr. Payne is a business and community leader with over 25 years’ experience in domestic and global supply chains, trade and government relations, change management and manufacturing, primarily in the food and agriculture sectors. Mr. Payne began his career in the international trade arena, catering to automotive and heavy manufacturing companies like General Motors, John Deere, and NaviStar. In 1996, Mr. Payne worked for PepsiCo Global Restaurants, responsible for Project Management across the Pizza Hut brand. In 1999, Mr. Payne served as Director of Distribution. In 2002, Mr. Payne served a supply chain function for a national food company. In 2005, Mr. Payne led the supply chain and regulatory compliance functions for Pizza Pizza Ltd. Since May 2012, Mr. Payne has served as President of his own consulting firm, IMS, which specialized in consulting and outsourced executive functions related to manufacturing, supply chain, trade, regulatory and finance areas. Mr. Payne’s client base includes Caesars Entertainment (Las Vegas, NV), Blueline Food Service Distribution (Detroit, MI), The Windsor Essex Economic Development Corporation (Windsor, ON), the Unified Purchasing Group Canada (Toronto, ON) and Thomas Canning (Maidstone) Limited. Mr. Payne served as Vice President of Thomas Canning (Maidstone) Inc. from January 2015 to April 2017. Mr. Payne is active in his community of Windsor Essex where he serves as Vice Chair of the Board of Directors of Hotel Dieu Grace Healthcare, and a Director of The Lakeview Montessori School and the Hospice of Windsor Essex. Mr. Payne holds a BA in Political Science from the University of Windsor. Mr. Payne’s track record of business success and leadership related to distribution and supply chain fills an important role on the Board. Mr. Payne also served as Vice President of Thomas Canning (Maidstone) Inc., though he voluntarily left the employment prior to the owners filing for insolvency proceedings in June 2017.

Harold Aubrey De Lavenu is a member of our Board since July 2017. Mr. Aubrey De Lavenu is a successful businessman with military background, currently based in the South of Portugal.  Mr. De Lavenu has been the director of his company, Hammers ‘n’ Blades, since September 2002. After joining the British Royal Navy in 1983, pursuing a vocation as a Mine Clearance Diver (Navy Seal), Mr. De Lavenu was trained to work as an Explosive Ordinance Disposal Specialist. Mr. Aubrey De Lavenu insights from his vast international experiences will offer excellent cultural perspective to strategic activities of the Board.

Ameen Ferris is a member of our Board since July 2017. Mr. Ferris is a successful entrepreneur who has founded numerous retail/wholesale companies, and brands. In 1991, Mr. Ferris founded the retail chain, Healthy’s Nutrition (“Healthy’s”), a specialty retail company focusing on quality health supplements. Mr. Ferris built a multi-million dollar company with limited resources, and established a thriving Canadian retail chain with warehousing, a full line of private label supplements including, sports nutrition, ailment specific herbal supplements and vitamins. He also co-branded the Healthy’s concept in department stores such as The Hudson Bay Company, Eatons and in select grocery chains. Healthy’s was acquired in 2006 by the publicly traded corporation, Planet Organic. In 2005, Mr. Ferris also established the Low Carb Store, one of Canada’s premier specialty food locations. Mr. Ferris founded Natural Choice Distribution, developing and distributing leading natural supplements, diet products, sports nutrition and therapeutic herbal health supplements. Specializing in brand development, Mr. Ferris entered into an exclusive contract through his own company, Brandrouse, in 2008 through May 2017 by the biotechnology company LivCorp Inc. (a division of Delivra Inc.) with the task of developing their OTC topical product on a start-up budget. From a white label, he established the market orientation and strategy for the brand LivRelief™. His contributions included, strategy, segmentation, targeting and positioning of the brand, involvement and guidance with product development, refinements and extensions, package design of all LivRelief consumer products in Canada, development of LivRelief’s image as a customer-centric brand, marketing and advertising of LivRelief products In May 2017, Mr. Ferris founded the brand consulting firm Brand Rouse. Mr. Ameen complements the board with his strong marketing background.

Donald W. Strilchuck is a member of our Board since July 2017. Mr. Strilchuck has also been a security advisor to CEN Biotech since its inception in August 2013. Prior to being a security advisor to CEN Biotech Mr. Strilchuck was retired from the Windsor Police Department after 32 years, March 2012. Mr. Strilchuck began his career in law enforcement as a cadet in 1979, promoted to patrol officer and was accepted to the Emergency Service Unit, where he became proficient in weapons and tactical response. Mr. Strilchuck served on a joint drug task force, which invests domestic and international occurrences, involving U.S. and other foreign agencies. Mr. Strilchuck was promoted to a supervisory position, and oversaw a team of officers specially trained to deal with street violence and victim assistance. Mr. Strilchuck holds a Law Enforcement Certification from the Ontario Police College. Mr. Strilchuck’s knowledge and experience regarding security and law enforcement combined with his relationships with various agencies makes him an ideal addition to the Board.

Alex Tarrabain is our Chief Financial Officer, effective May 21, 2019, and a member of our Board since July 2017. Between 1981 and 1985, Mr. Tarrabain served as a Youth/Childcare Counsellor for the Government of Alberta. Between 1990 and 1991, Mr. Tarrabain articled with Ernst & Young Chartered Accountants. Between 1991 and 1995, Mr. Tarrabain later served as the Senior Accountant for the County of Strathcona in Sherwood Park, Alberta. In August 1995, Mr. Tarrabain opened his own practice, Tarrabain Accounting, and has been operating in the Edmonton and surrounding area for the past 23 years, through the present. Mr. Tarrabain is a frequent speaker at financial functions and has served on many boards including Prostate Canada, NW Zone Hockey Association, Whitemud West Hockey Association and the Canadian Athletic Club in Edmonton. Mr. Tarrabain earned a Bachelor’s of Commerce from the University of Alberta. Mr. Tarrabain’s experience in public accounting will provide the Board with an excellent resource regarding financial matters of the Company.

Dr. Usamakh Saadikh, is a member of our Board of Directors and the Vice President of International Business Development since June 2018. Dr. Saadikh has developed many government and business contacts throughout the Middle East and Europe over the past 25 plus years. His skills and relationships are important for CEN Biotech’s international strategy. Since August 2017, Dr. Saadikh has been employed with Eastern Starr Canada, a wholly owned subsidiary of CEN Biotech, in an advisory role, making important introductions related to the development of future opportunities for CEN Biotech. In June 2014, Dr. Saadikh co-founded CEN Biotech Ukraine LLC where he focused on the formation of the company. Prior to 2014, Dr. Saadikh was the general manager of the International Trade Company based in Kiev, Ukraine. Dr. Saadikh holds a BA and a PhD from Moscow Institute of Applied Biotechnology. Dr. Saadikh’s extensive international experience and long-standing relationships with business and governmental contacts make him an ideal addition to the Board of Directors and executive team.

Family Relationships

Alex Tarrabain and Bill Chaaban are brothers-in-law.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees, or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Code of Ethics

We adopted a Code of Ethics, which is applicable to our chief executive and principal financial officers and any persons performing similar functions, among others. The Code of Ethics is a written standard designed to deter wrongdoing and to promote:

●	honest and ethical conduct,

●	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

●	compliance with applicable laws, rules and regulations,

●	the prompt reporting violation of the code, and

●	accountability for adherence to the code.

A copy of our Code of Ethics will be provided to any person without charge, upon written request to the Company at 7405 Tecumseh Road East Suite 300, Windsor, Ontario, N8T 1G2, Canada.

Board of Directors

We currently have eight directors, two of whom are independent directors. Directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. Our current directors’ term of office expires when they are replaced or they resign. All officers are appointed annually by the board of directors and serve at the discretion of the board. If at any point we have an even number of directors, the Chairman does not have a casting vote and accordingly tie votes on issues may not be able to be resolved.

All directors will be reimbursed by the Company for any expenses incurred in attending board meetings provided that the Company has the resources to pay these fees. The Company will apply for officers and directors liability insurance at such time when it has the resources to do so.

Board Risk Oversight

The Board has an active role, as a whole, in overseeing risk management. The Board regularly reviews information regarding the Company’s liquidity and operations, as well as the risks associated with each. As our common stock is not yet listed on a national exchange, we are not required under the to maintain any independent committees of our Board of Directors, including an audit committee or a risk management committee. In the event that we list on a national securities exchange we will form the appropriate committees.

Meetings of the Board of Directors

The Board held 8 formal meetings during 2019.  Each director attended at least 75% of all meetings of the Board during 2019. The Board held no formal meetings thus far during 2020.

Director Independence

Harold Aubrey de Lavenu and Ameen Ferris serve as the Company’s independent directors. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship that, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the Company;

●

the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

●

the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

●

the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

Involvement in Certain Legal Proceedings

Mr. Chaaban, the Company’s current president, chairman of the board and interim chief executive officer, founded and served as President of CGIA, Inc., Supplement Group, Inc., F1 Fulfillment, Inc., and Fitness One, Inc. Mr. Chaaban determined that he could not devote the time necessary to CEN and these businesses. After careful deliberation, these businesses were closed in April, 2016 and bankruptcies were filed for each in April, 2016.

Brian Payne, the Company’s current vice president and a member of its board of directors, as previously a Vice President of Thomas Canning Limited, which filed for bankruptcy protection in June 2017 after Mr. Payne lest his position as Vice President of same in April 2017.

Other that the foregoing, during the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of CEN:

1.

had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he/she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he/she was an executive officer at or within two years before the time of such filing, other than as described above.

2.	was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other similar minor offenses);

3.

was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him/her from or otherwise limiting his/her involvement in any of the following activities:

i.

acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	engaging in any type of business practice; or

iii.	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

4.

was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of a federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3) (i), above, or to be associated with persons engaged in any such activity; or

5.

was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with our business with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither us nor our stockholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval; and (ii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

EXECUTIVE COMPENSATION

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers, and our two highest compensated individuals not serving as executive officers, for the two fiscal years ended December 31, 2019 and 2018, which includes cash compensation, stock options awarded in lieu of cash compensation, and all other compensation:

2019 SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year Ended December 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Bill Chaaban	2019	$31,200	-	$279,000	-	-	-	-	$310,200
President and Interim Chief Executive Officer (effective November 13, 2019)	2018	$31,200	-	$279,000	-	-	-	-	$310,200

Joseph Byrne	2019	$31,200	-	$162,750	-	-	-	-	$196,950
Chief Executive Officer (through November 13, 2019)(1)	2018	$31,200	-	$186,000	-	-	-	-	$217,200

Richard Boswell	2018	$31,200	-	$74,400	-	-	-	-	$105,600
Senior Executive Vice President and Chief Financial Officer (through May 20, 2019)	2018	$31,200	-	$74,400	-	-	-	-	$105,600

Alex Tarrabain	2019	$18,200	-	$530,250	-	-	-	-	$548,450
Vice President and Chief Financial Officer (effective May 21, 2019)	2018	-	-	-	-	-	-	-	-

Brian Payne	2018	$31,200	-	$93,000	-	-	-	-	$124,200
Vice President	2018	$31,200	-	$93,000	-	-	-	-	$124,200

(1)	Joseph Byrne resigned from all positions held with the Company on November 13, 2019.

Outstanding Equity Awards to Executive Officers at Fiscal Year-End 2019

The following table sets forth information regarding outstanding restricted stock awards to our named executive officers as of December 31, 2019:

	Restricted stock awards
Name	Equity incentive plan awards: Number of non- vested restricted shares outstanding (#)	Equity incentive plan awards: market or payout of unearned shares, units or other rights that have not vested ($)	Award expiration date
Alex Tarrabain (2)	725,000	$732,250	August 2022
Bahige (Bill) Chaaban (1)	412,500	$255,750	November 2020
Richard Boswell (1)	110,000	$68,200	November 2020
Brian Payne (1)	137,500	$85,250	November 2020

(1)

On November 30, 2017, executive officers were granted a one-time equity award of restricted shares of the Company’s common stock pursuant to a Restricted Stock Agreement, provided that the officers continue to be employed by the Company, and will fully vest in the event of a Change in Control, as further described on the Current Report on Form 8-K, filed on December 5, 2017.

(2)

On May 16, 2019, Mr. Tarrabain, an executive officer was granted a one-time equity award of restricted shares of the Company’s common stock pursuant to a Restricted Stock Agreement, provided that the officer continue to be employed by the Company, and will fully vest in the event of a Change in Control, as further described on the Current Report on Form 8-K, filed on May 16, 2019.

Compensation of Directors

The following table sets forth information regarding each element of compensation that we paid or awarded to our non-executive directors for the fiscal year ended December 31, 2019:

Name	Year	Cash Comp.	Equity Awards ($)	All other compensation ($)	Total
Ameen Ferris	2019	-	-	-	-
Harold Aubrey de Lavenu	2019	-	-	-	-
Donald Strilchuck	2019	-	-	-	-
Alex Tarrabain (through May 20, 2019)	2019	-	-	-	-
Dr. Usamakh Saadikh	2019		-	-	-

Employment and Consulting Agreements

On November 30, 2017, the Company entered into an executive employment agreement (“Employment Agreement”) with certain executives (an “Executive”) of the Company, previously appointed by the Board. Under each Employment Agreement, the Executive with receive a base compensation and restricted stock of the Company, to vest at the earlier of (i) over a three-year period, provided that the Executive continues to be employed by the Company, or (ii) in the event of a change of control in the Company. In the event of termination, the Executive will receive any unpaid salary and reimbursement of expenses. In the event of a Change in Control (as defined in the Employment Agreement) or a strategic transaction, the Board may, but is not obligated to, provide the Executive with additional compensation, including additional stock options or restricted stock, for services outside of the Executive’s general scope of duties and responsibilities. Each Employment Agreement has an indefinite term. Under the respective Employment Agreement:

●

Bahige (Bill) Chaaban, President of the Company, Mr. Chaaban will receive compensation in the form of a base annual salary of $31,200 and a grant of 8,750,000 of restricted stock of the Company, of which 7,400,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020. No additional grants of restricted stock were made in 2019 or 2018.

●

Joseph Byrne, former Chief Executive Officer of the Company as of November 13, 2019, Mr. Byrne agreed to receive compensation in the form of a base annual salary of $31,200 and a grant of 1,250,000 of restricted stock of the Company, of which 325,000 vested immediately and the remaining was to vest ratably each month over the next 36 months until November 2020. No additional grants of restricted stock were made in 2019 or 2018. Effective November 13, 2019, Mr. Byrne resigned and left the Company, at which point additional vesting and salary accruals ceased. As of April 2, 2020, the accrued salaries owed to Joe Byrne which amounted to $58,500 as of December 31, 2019 were settled through keeping his previously issued 337,500 restricted shares that had not vested.

●

Richard Boswell, Senior Executive Vice President of the Company, Mr. Boswell will receive compensation in the form of a base annual salary of $31,200 and a grant of 4,500,000 of restricted stock of the Company, of which 4,140,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020. No additional grants of restricted stock were made in 2019 or 2018.

●

Brian Payne, Vice President of the Company, Mr. Payne will receive compensation in the form of a base annual salary of $31,200 and a grant of 750,000 of restricted stock of the Company, of which 300,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020. No additional grants of restricted stock were made in 2019 or 2018.

On May 16, 2019, an employment agreement, under similar terms, was entered into with Mr. Tarrabain:

●

Under the Employment Agreement with Alex Tarrabain, Chief Financial Officer and as one of the Vice Presidents of the Company, Mr. Tarrabain will receive compensation in the form of a base annual salary of $31,200 and a grant of 1,250,000 shares of restricted stock of the Company, of which 350,000 vested immediately and the remaining vesting ratably each month over the next 36 months until May 2022. No additional grants of restricted stock were made in 2019.

Limitation on Liability

Under the CBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the corporation as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above. The corporation may advance moneys to a director, officer or other individual for the costs, charges, and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

The Company’s by-laws provide that, subject to the CBCA and other applicable law, no director or officer is liable for (i) the acts, omissions, receipts, failures, neglects or defaults or any other director, officer or employee; (ii) joining in any receipt or other act for conformity; (iii) any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company; (iv) the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested; (v) any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom ay of the monies, securities or effects of the Company shall be deposited; or (vi) any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation to his office.

In addition, the by-laws provide that the Company will indemnify to the fullest extent permitted by the CBCA (i) any director or officer of the Company, (ii) any former director or officer of the Company, (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, and (iv) their respective heirs and legal representatives. The Company is authorized to execute agreements in favor of any of the foregoing persons evidencing the terms of the indemnity. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

The Company may purchase and maintain insurance for the benefit of any person referred to in this subsection against such liabilities and in such amounts as the directors may determine and as are permitted CBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

The Company will apply for officers and directors liability insurance at such time when it has the resources to do so.

The foregoing description of certain provisions of the Company's by-laws is qualified in its entirety by the actual by-laws of the Company as filed as an exhibit to the Registration Statement of which this prospectus forms a part of.

Subject to certain exceptions, the directors, all corporate officers and any employees working in conjunction therewith and the heirs, assigns and estates of such directors, officers and employees of the Company are insured against claims made against them, including claims arising under the Securities Act of 1933, and caused by negligent acts, errors, omissions or breaches of duty while acting in their capacities as such directors or officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have a written policy for the review, approval or ratification of transactions with related parties or conflicted transactions. When such transactions arise, they are referred to our board of directors for its consideration.

Transactions with Related Persons

Loan Agreements

Mr. Chaaban has made several loans to the Company. In March 2018, Mr. Chaaban fully assigned and transferred all rights, title, and interests in his loans and related accrued interest due from CEN to his spouse:

●	In December 2014, a loan of $113,348 which bears interest at 10% per annum and is unsecured. This note was extended until December 31, 2018 and is currently in default.

●	In 2015, several notes aggregating $109,814 which bears interest at 10% per annum. These notes were due December 31, 2018 and are currently in default.

●

In 2016, Bill Chaaban made four additional loans with an aggregate principal balance of approximately $12,938 which bears interest of 10% per annum. These notes were due December 31, 2018 and are currently in default.

●

Two convertible notes totaling $1,388,122 which bear interest at 12% per annum. These notes were due December 31, 2018 and have conversion options totaling 867,576 shares of common stock and are currently in default.

On July 12, 2017, the Company elected Harold Aubrey de Lavenu, Alex Tarrabain, and Joe Byrne to serve as Directors on the Board. These individuals hold long term convertible notes payable issued prior to their election of $878,368, $48,000, and $224,191, respectively. The notes payable to Harold and Alex bear interest at 5% and are currently in default. The notes payable to Joe bear interest at 12% per annum and are due in August 2020. These notes are convertible to 719,100 shares of common stock.

In January 2018, Joe Byrne and his spouse, along with Alex Tarrabain, made short-term loans totaling $150,000 and $75,000, respectively, to the Company. The short-term notes bear interest in the form of shares of common stock at a rate of 1,000 shares of common stock per $25,000 per month and mature monthly.

During 2014 and 2016, a former director of Creative Edge Nutrition, Inc., the former parent company, made loans with an aggregate principal balance of $601,500 which bear interest at 10% per annum. These notes were due December 31, 2018 and are currently in default.

During October 2017, R&D Labs Canada, Inc, whose President is Bill Chaaban and which is owned by Mr. Chaaban’s spouse, made a loan of $300,000 to the Company which bears interest at 8% per annum. This note was due October 2, 2019 and is currently in default.

During June 2019, Darren Ferris, brother of Ameen Ferris, a Director of the Company, made a loan of $20,000 to the Company which bears interest at 5% per annum. This note is convertible to 12,500 shares of common stock with a maturity date of June 19, 2021.

Leases

The Company also leases office space in Windsor, Ontario from RN Holdings LTD. The lease commenced on October 1, 2017 with R&D Labs (whose President is Bill Chaaban) and was subsequently assigned by R&D Labs to RN Holdings Ltd (a third-party) on May 8, 2019 when RN Holdings LTD purchased the building. The lease calls for monthly rental payments ranging from $2,608 to $3,390 through September 2027.

Controlling Interest in Cen Biotech Ukraine.

On December 14, 2017, the Company entered into a Controlling Interest Purchase Agreement (the “Agreement”) with Bahige (Bill) Chaaban our Interim Chief Executive Officer and member of our Board of Directors, and Usamakh Saadikh, a member of our Board of Directors.

Under the terms of the Agreement, the Company will acquire (the “Acquisition”) 51% of the outstanding equity interests in Cen Biotech Ukraine LLC (“CEN Ukraine”), a corporation that is organized and has its principal offices in Ukraine. The consideration will be paid by issuing shares of common stock of the Company. The agreement, which is subject to certain conditions, has not closed as of June 19, 2020 as the Company needs to raise additional funds in order to proceed with the closing. The Acquisition was unanimously approved by the independent members of the Board of Directors of the Company. Consummation of the Acquisition is subject to the conditions specified in the Agreement, including the receipt by the Company of the audited financial statements of Cen Ukraine, prepared in accordance with U.S. GAAP.

Advances to Cen Biotech Ukraine

There were advances by the Company of $1,065,328 and $875,328 to CEN Ukraine as of December 31, 2019 and 2018, respectively, and $1,065,328 as of March 31, 2020, which were made for the purpose of funding the operations of CEN Ukraine. To date the advances total $1,065,328. CEN Ukraine has used the advances as follows:

●	Approximately $225,000 to operate its office in Kiev;
●	Approximately $415,328 to employ several workers;
●	Approximately $350,000 for performing multiple test crops; and
●	Approximately $75,000 for oil processing activities.

Bahige (Bill) Chaaban, our Interim Chief Executive Officer and member of our Board of Directors, and Usamakh Saadikh, a member of our Board of Directors, each directly own 25.5% of CEN Ukraine respectively. The remaining 49% of CEN Ukraine is owned by XN Pharma, which is an entity jointly owned by Bahige (Bill) Chaaban and Usamakh Saadikh. Bahige (Bill) Chaaban and Usamakh Saadikh do not currently hold any positions with CEN Ukraine. CEN Ukraine is operated and controlled by its sole director. Pursuant to Ukrainian law, stockholders of a company do not have the ability to control the company or the actions of its director.

Other

During 2017, the Company purchased equipment from R&D Labs Canada, Inc., whose president is Bill Chaaban, in exchange for a $300,000 note payable. This equipment was then sold to CEN Ukraine for a loss of $255,141 in exchange for a $44,859 note receivable, payable in 10 equal installments through 2026. As of March 31, 2020, no payments have been received on this note receivable.

During the years ended December 31, 2019 and 2018, the Company incurred consulting fees with certain board members and officers totaling $154,517 and $150,778, respectively. As of December 31, 2019 and 2018, $263,900 and $124,800, respectively, was payable to these related parties for consulting charges and is included within accrued expenses. During both of the three-months ended March 31, 2020 and 2019, the Company incurred payroll and consulting expenses of $31,200 with certain Board Members and Officers. As of March 31, 2020 and December 31, 2019, $295,100 and $263,900, respectively, was payable to these related parties for payroll and consulting charges, which are included within accrued expenses.

AstralENERGY

In connection with the Share Purchase Agreement between the Company and AstralENERGY Solar Manufacturing Corporation, LTD (“AstralENERGY”), which was entered into on July 31, 2018 and terminated on May 19, 2020, Richard Boswell, the Company’s Senior Executive Vice President and a member of its Board of Directors, was appointed as the Interim Chief Executive Officer of AstralENERGY and as a member of its board of directors on August 1, 2018. Mr. Boswell has not received any compensation from AstralENERGY in connection with the foregoing services. Mr. Boswell expects to continue to serve in his positions with AstralENERGY for the foreseeable future.

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 4200(a)(15). See “Directors, Executive Officers and Corporate Governance” “Director Independence”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of June 19, 2020 for:

●	each director;

●	each person known by us to own beneficially 5% or more of our common stock;

●	each named executive officer; and

●	all directors and executive officers as a group.

The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, to the best of our knowledge each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Unless otherwise indicated, the address of each named person is c/o CEN Biotech Inc. 7405 Tecumseh Road East Suite 300, Windsor, Ontario, N8T 1G2, Canada. No shares beneficially owned by any executive officer or director have been pledged as security.

Name	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock (1)

Directors and Executive Officers
Bahige (Bill) Chaaban(2)	7,896,320	28.96%
Richard Boswell	3,858,071	14.15%
Brian Payne	774,285	2.84%
Harold Aubrey de Lavenu(3)	582,301	2.14%
Ameen Ferris	20,000	*
Donald Strilchuck	1,020,000	3.74%
Alex Tarrabain(4)	1,439,942	5.27%
Dr. Usamakh Saadikh	20,000	*
All executive officers and directors as a group (8 persons)	15,610,919	57.25%

5% Stockholders
Joseph Byrne(5)	1,597,262	5.83%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Based on 27,268,363 shares of common stock issued and outstanding as of June 19, 2020.

(2)

Please note that Bahige (Bill) Chaaban’s shares represented above include 7,893,888 shares held in his name as noted on the stockholder list and 2,432 shares held in a brokerage account. Please note that Mr. Chaaban explicitly disclaims any ownership of 867,576 shares of the Company’s common stock issuable upon conversion of two promissory notes held by his wife Lamia Chaaban totaling $1,388,122 as Mr. Chaaban does not have voting of dispositive power of such shares, nor does he have the power to cause conversion of the note.

(3)

Please note that Harold Aubrey de Lavenu shares represented above include 20,000 shares held by him in his name as noted on the stockholder list and 13,321 shares held in a brokerage account, as well as 548,980 shares of the Company’s common stock issuable upon conversion of promissory notes that are issued and outstanding but have not been converted at this time.

(4)

Please note that Alex Tarrabain’s shares represented above include 1,388,571 shares held by him in his name as noted on the stockholder list, 21,371 shares held in a brokerage account, as well as 30,000 shares of the Company’s common stock issuable upon conversion of a promissory note that is issued and outstanding but has not been converted at this time.

(5)

Please note that Joseph Byrne’s shares represented above include 1,337,142 shares held by him in his name as noted on the stockholder list and 120,000 shares held by his wife, Claire Byrne, over which they both have dispositive and voting control, and also includes 140,120 shares of the Company’s common stock issuable upon conversion of a promissory notes that are issued and outstanding but has not been converted at this time. Joseph Byrne resigned from all positions held with the Company on November 13, 2019.

Securities Authorized for Issuance under Equity Compensation Plans

We adopted, and our stockholders approved, the CEN Biotech Inc. 2017 Equity Compensation Plan (the “2017 Plan”), effective as of November 29, 2017. Under such plan, we may grant equity-based incentive awards, including options, restricted stock, and other stock-based awards, to any directors, employees, advisers, and consultants that provide services to us or any of our subsidiaries on terms and conditions that are from time to time determined by us. An aggregate of 20,000,000 shares of our common stock are reserved for issuance under the 2017 Plan. A total of 19,737,120 restricted shares have been granted, 17,712,120 restricted shares have vested as of December 31, 2019, and no restricted stock awards have been forfeited under this plan. Restricted stock awards totaling 1,350,000 shares have not vested as of June 19, 2020.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2019 about our outstanding restricted stock agreements and shares of common stock reserved for future issuance under our existing equity compensation plans.

Plan category	Number of securities to be issued upon expiration of time restriction	Weighted-average exercise price of outstanding grants	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,025,000	NA	262,880
Equity compensation plans not approved by security holders	0	0	0
Total	2,025,000	0	262,880

DESCRIPTION OF CAPITAL STOCK

This section includes a description of the material terms of our governing documents as of the date of this filing and a summary of certain provisions of the CBCA and other Canadian law. The following description is intended as a summary only and is qualified in its entirety by reference to the complete text of our governing documents, which are incorporated by reference and attached as exhibits to the registration statement of which this prospectus forms a part. We urge you to read the full text of those exhibits.

We are not a "reporting issuer" as such term is defined under applicable Canadian securities laws) in any province or territory of Canada and no prospectus has been filed with any Canadian securities regulator to qualify the distribution of any of our securities.  As a result, certain resale restrictions may apply to sales of our shares to residents of Canada.

Authorized Capital

The Company is authorized to issue an unlimited number of: (i) common stock (referred to as common shares under Canadian corporate law) and (ii) special voting stock (referred to as special voting shares under Canadian corporate law). As of June 19, 2020, we had 27,268,363 shares of common stock issued and outstanding and there were no shares of special voting stock outstanding.

Rights and Restrictions Attached to Common Stock

The holders of common stock and special voting stock are entitled to receive notice and to attend and vote at all meetings of the shareholders of the Company (except where holders of a specified class of shares are entitled to vote separately as a class under the CBCA). Each share of common stock confers the right to one vote and each share of special voting stock confers the right to 500 votes in person or by proxy at a meeting of the stockholders. The holders of common stock and the holders of special voting stock are entitled to such dividends as the directors of the Company may declare from time to time. The shares of common stock and special voting stock rank equally as to dividends on a share for share basis and all dividends declared and payable on the common stock or special voting stock are payable in equal or equivalent amounts per share on all common stock and special voting stock at the time outstanding without preference or distinction.

In the event of the liquidation, dissolution or winding-up of the Company, the holders of common stock and special voting stock shall be entitled to receive equally share for share, without preference or distinction, the remaining property of the Company.

There are no preemptive, redemption, purchase or conversion rights attaching to our shares. There are no sinking fund provisions applicable to our shares.

Shareholder Matters

As an issuer of "penny stock," the protection provided by the U.S. federal securities laws relating to forward looking statements does not apply to us as long as our shares continue to be penny stocks. Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Canada corporation operating in the Province of Ontario, we are subject to the federal laws of Canada and the provincial laws of Ontario (“Canadian law"). As further discussed herein, certain provisions of Canadian law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Directors

Under the CBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; and (iii) comply with the CBCA, the regulations thereunder and the company’s governing documents. These statutory duties are in addition to any duties under applicable common law and equity.

The CBCA states that a director must disclose to us, in accordance with the provisions of the CBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction. A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless the contract or transaction (a) relates primarily to the director’s remuneration as a director, officer, employee or agent of us or an affiliate, (b) is for indemnity or insurance otherwise permitted under the CBCA or (c) is with an affiliate. The CBCA provides that the remuneration of our directors, if any, may be determined by our directors subject to our articles and by-laws. That remuneration may be in addition to any salary or other remuneration paid to any of our employees who are also directors.

Stockholder Rights

Under the CBCA and our articles, certain fundamental changes, such as amendments to the articles, certain by-laws amendments, continuances to another jurisdiction, certain amalgamations, a lease, sale or transfer of all or substantially all of the property of a company other than in the ordinary course of business, voluntary liquidations and dissolutions, and certain arrangements are required to be approved by special resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the stockholders who voted in respect of the resolution at a meeting duly called and held for that purpose; or (ii) signed by all stockholders entitled to vote on the resolution.

In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares. In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Amendments to By-laws

Under the CBCA, unless the articles or by-laws otherwise provide, the board of directors of a corporation may, by resolution, make, amend or repeal by-laws that regulate the business or affairs of a corporation provided that any such by-law, amendment or repeal of a by-law must be confirmed at the next meeting of stockholders by the affirmative vote of a majority of the stockholders entitled to vote thereat. Any by-law or amendment is effective when made by the board of directors but ceases to be effective if not confirmed by the stockholders. If a by-law, amendment or repeal is rejected by stockholders, or the directors of a corporation do not submit a by-law, an amendment or a repeal to the stockholders at the next meeting of stockholders, then such by-law, amendment or repeal will cease to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the stockholders.

Annual and Special Meetings

Under the CBCA, we must hold an annual general meeting of our stockholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting but no later than six months after the end of the preceding financial year. A meeting of our stockholders may be held anywhere in Canada, or provided that the stockholders agree, anywhere outside of Canada. The Company may also hold meetings entirely by means of telephonic, electronic or other communications facility that permits all participants to communicate adequately with each other during the meeting. Our directors may, at any time, call a special meeting of our stockholders. Stockholders holding not less than 5% of our issued voting shares may also cause our directors to call a stockholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to stockholders entitled to vote at that meeting and to each director not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice can be effectively longer.

Holders of our common stock are entitled to attend meetings of our stockholders. Our directors, our officers, our auditor, the scrutineer and any other persons invited by the chair of the meeting or with the consent of those at the meeting are entitled to attend any meeting of our stockholders.

Purpose

Our articles do not contain stated objects or purposes and do not place any limitations on the business in which we engage.

Access to Records

Under the CBCA, directors, stockholders, creditors and their representatives have the right to inspect certain of the records of a company during usual business hours of the company and take copies of extracts free of charge.

Exchange Controls

There is currently no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends, interest or other payments by us to non-resident holders of our common stock, other than withholding tax requirements. There are no limitations on the right of non–Canadian owners to hold or vote the common stock imposed by Canadian federal or provincial law or by the charter or other constituent documents of the Company, other than those imposed that may be imposed by the Investment Canada Act (Canada) and the Competition Act (Canada).

Foreign Ownership Limitations

There is no limitation imposed by Canadian law or by our articles of amendment on the right of a non-resident to hold or vote our shares, other than those imposed that may be imposed by the Investment Canada Act (Canada) and the Competition Act (Canada). These acts will generally not apply except where control or a significant interest of an existing Canadian business or company, which has Canadian assets or revenue over a certain threshold, is acquired and will not apply to trading generally of securities listed on a stock exchange.

Change of Control

Under the CBCA and our articles, certain fundamental changes, such as amendments to the articles, certain by-laws amendments, continuances to another jurisdiction, certain amalgamations, a lease, sale or transfer of all or substantially all of the property of a company other than in the ordinary course of business, voluntary liquidations and dissolutions, and certain arrangements are required to be approved by special resolution, as further discussed above.

Other than the foregoing, here are no provisions in the Company’s articles or bylaws that would have the effect of delaying, deferring or preventing a change in the control of the Company, or that would operate with respect to any proposed merger, acquisition or corporate restructuring of the Company. Additionally, the Company’s ability to issue unlimited numbers of common stock could be used to limit changes of control.

Transfer Agent

The Transfer Agent for our common stock is VStock Transfer and Trust Company, 18 Lafayette Place, Woodmere, New York 11598. Its telephone number is 212 828-8436.

SELLING STOCKHOLDERS

This Prospectus relates to the possible resale from time to time by the Selling Stockholders named in the table below of 6,851,843 shares of the Company’s common stock. All of the Selling Stockholders received the shares of the Company’s common stock included below from the Spin-Off Distribution on February 29, 2016, other than as noted in footnotes 31, and 51 through 67 to the table below.

The table below presents information regarding the Selling Stockholders and the shares of common stock that it may offer pursuant to this Prospectus. This table is prepared based on information supplied to us by the Selling Stockholders and reflects holdings as of June 19, 2020. The number of shares in the column “No. of Shares Being Offered” represents all of the shares of common stock that the Selling Stockholders may offer under this Prospectus. The Selling Stockholders may sell some, all or none of its shares offered by this Prospectus. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of common stock with respect to which the Selling Stockholders has voting and investment power. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this Prospectus.

Stockholder Name(2)	Number of Shares Owned Prior to the Offering	Percent of Shares Beneficially Owned Prior to the Offering	No. of Shares Being Offered	No. of Shares Beneficially Owned After the Offering	Percent of Shares Beneficially Owned After the Offering (1)
4X4 LLC(3)	1,514	*	1,514	0	0.0%

AFFORDABLE LUXURIES(4)	1,714	*	1,714	0	0.0%

JOHN ATAMIAN	514	*	514	0	0.0%

KHALID BAKSH	21,428	*	21,428	0	0.0%

BEACH HOUSE TRUST(5)	667	*	667	0	0.0%

KEN BERRY	57,142	*	57,142	0	0.0%

BIG TIME CREDIT REPAIR INC(6)	1,428	*	1,428	0	0.0%

SALVATORE BIONDO	6,593	*	6,593	0	0.0%

BLUE PHOENIX LLC(7)	667	*	667	0	0.0%

RICHARD BOSWELL(8)	3,858,071	14.15%	8,571	3,849,500	14.12%

DE ANDRE BOZEMAN	1,428	*	1,428	0	0.0%

MATT BRONKAR	7,389	*	7,389	0	0.0%

ALISON BROWN	17	*	17	0	0.0%

BETTY BROWN	17	*	17	0	0.0%

DAVID BROWN	17	*	17	0	0.0%

MICHELLE BROWN	17	*	17	0	0.0%

GREG BRYAN	128	*	128	0	0.0%

JOE BYRNE(9)	1,597,262	5.83%	7,142	1,590,120	5.81%

DARRELL CALHOUN	2,857	*	2,857	0	0.0%

GABRIELLE CAMPBELL	1,334	*	1,334	0	0.0%

CHAEIM CERNY	17	*	17	0	0.0%

THOMAS CERNY	17	*	17	0	0.0%

TOM CERNY	17	*	17	0	0.0%

VICTOR CERNY	17	*	17	0	0.0%

BILL CHAABAN(10)	7,896,320	28.96%	142,361	7,753,959	28.44%

MIKE COLASANTI	14,285	*	14,285	0	0.0%

DANA J ANDREW COLE	14,285	*	14,285	0	0.0%

GRAHAM CREVIOSERAT	17	*	17	0	0.0%

BLAKELEY CREVOISERAT	17	*	17	0	0.0%

RICK CREVOISERAT	17	*	17	0	0.0%

DAVID CROTTY	667	*	667	0	0.0%

SANDRA CROW FAMILY TRUST(11)	1,334	*	1,334	0	0.0%

TARA DEBILZEN	234	*	234	0	0.0%

JAS DHILLION	28,571	*	28,571	0	0.0%

SUSAN DOPKE	7,142	*	7,142	0	0.0%

JUSTIN T DRISCOLL TRUST(12)	420	*	420	0	0.0%

DIKE DRUMMOND	667	*	667	0	0.0%

FRANK DUPART & TINA DUPART	667	*	667	0	0.0%

THE DYNAMIC REVOCABLE TRUST(13)	667	*	667	0	0.0%

JORDAN ELHALABI	21,427	*	21,427		0	0.0%

ELITE ENERGY GROUP(14)	42,857	*	42,857		0	0.0%

MARY ROSE ELLIS	667	*	667		0	0.0%

ENTRUST MID SOUTH RETIREMENT SVS FBO DIANE KARNUTH(15)	667	*	667		0	0.0%

ENTRUST MID SOUTH RETIREMENT SVS FBO RENEE CERMAK(16)	667	*	667		0	0.0%

ENTRUST MID SOUTH RETIREMENT SVS IRA FBO DIKE DRUMMOND(17)	667	*	667		0	0.0%

DAUNE FINKE	333	*	333		0	0.0%

CHRISTIANE E FOLEY TRUST-DATED 2/15/2006(18)	667	*	66	7	0	0.0%

CARYN FOSTER	17	*	17		0	0.0%

SUSAN JANE FOWLER	667	*	667	0	0.0%

FRAZEE INVESTMENTS LLC(19)	588	*	588	0	0.0%

FABIENNE FREDRICKSON	667	*	667	0	0.0%

MICHAEL FREED & DENIE FREED	667	*	667	0	0.0%

EMEBET HAILE	2,857	*	2,857	0	0.0%

RONALD KEITH HALL	667	*	667	0	0.0%

THE CURTIS S HENSLEY & ERIN R HENSLEY LIVING TRUST(20)	3,756	*	3,756	0	0.0%

RANDY HILLEBRAND JR	704	*	704	0	0.0%

RANDY HILLEBRAND SR	253	*	253	0	0.0%

DAVID J HINSON	1,714	*	1,714	0	0.0%

THOMAS HOLMES	667	*	667	0	0.0%

VERNON HOLMES	8,571	*	8,571	0	0.0%

ROSSLYN HORNSBY	57,142	*	57,142	0	0.0%

STEVEN M HORNYAK	50,000	*	50,000	0	0.0%

MICHAEL M JACKSON	1,714	*	1,714	0	0.0%

LYNN ALLEN JETER	28,571	*	28,571	0	0.0%

LEE ANTHONY JOSEPH	714	*	714	0	0.0%

LEMOYNE JOSEPH	2,857	*	2,857	0	0.0%

AARON JOSHUA	28,571	*	28,571	0	0.0%

DIANE L KARNUTH APRIL 18 1996 TRUST(21)	1,334	*	1,334	0	0.0%

JENNIFER KEYS	17	*	17	0	0.0%

THASIA LADUCA	17	*	17	0	0.0%

JONATHAN LAKEY	7,142	*	7,142	0	0.0%

DOUG LANGEMEIER	333	*	333	0	0.0%

CAROL LAUFER	51	*	51	0	0.0%

PETER LAUFER	17	*	17	0	0.0%

RICHARD LAUFER	16,285	*	16,285	0	0.0%

RICK LEE	667	*	667	0	0.0%

TOM W LOVE	7,142	*	7,142	0	0.0%

REBECCA MACLACHLAN	17	*	17	0	0.0%

KIJANA MAHDI	5,714	*	5,714	0	0.0%

MICHAEL MARINKO & CONNIE MARINKO	667	*	667	0	0.0%

RODRICK E MCGREW	11,428	*	11,428	0	0.0%

FASIL MENGISTE	1,428	*	1,428	0	0.0%

WENDELL MONTGOMERY	333	*	333	0	0.0%

HOWARD P MORGAN JR	667	*	667	0	0.0%

DANIEL MOYA	17	*	17	0	0.0%

GABRIEL MOYA	17	*	17	0	0.0%

SUSAN MOYA	17	*	17	0	0.0%

KHALID NAJMEDDINE	30,856	*	30,856	0	0.0%

ERIC NASHMAN	14,285	*	14,285	0	0.0%

SHIRLEY NICE	667	*	667	0	0.0%

MALINDA B NIKORA	1,428	*	1,428	0	0.0%

KENYATTA NILES	7,142	*	7,142	0	0.0%

NORMAN NIXON	1,428	*	1,428	0	0.0%

MICHAEL KERRY O'BANION	14,285	*	14,285	0	0.0%

ERNEST PALMIERI	17	*	17	0	0.0%

GLENN PALMIERI	17	*	17	0	0.0%

KRISTIN PALMIERI	17	*	17	0	0.0%

LESLIE PALMIERI	17	*	17	0	0.0%

LISA PALMIERI	17	*	17	0	0.0%

REID PALMIERI	17	*	17	0	0.0%

DOMINIC PAPILLO	8,082	*	8,082	0	0.0%

BRIAN S PAYNE(22)	774,285	2.84%	4,285	770,000	2.82%

GUY PELLETT	14,285	*	14,285	0	0.0%

DENISE R PENN	14,285	*		14,285	0	0.0%

BENJAMIN C PETITTI	5,714	*		5,714	0	0.0%

JEFFRY PIERCE	333	*		333	0	0.0%

LYNN PIERCE	333	*		333	0	0.0%

EARNEST C PREACELY	57,142	*		57,142	0	0.0%

MICHAEL QUALITERO	17	*		17	0	0.0%

NICOLE QUALITERO	17	*		17	0	0.0%

JAMES CORNELIUS REEVES JR	15,714	*		15,714	0	0.0%

RICARDO RICHARDSON	165,254	*		165,254	0	0.0%

DANIELLA HAILE ROBINSON	4,285	*		4,285	0	0.0%

JAMES L ROBINSON	285,714	1.0	5%	285,714	0	0.0%

YEMISERACH HAILE ROBINSON	4,285	*	4,285	0	0.0%

JEFFREY ROSEN	17	*	17	0	0.0%

JUDY ROSEN	17	*	17	0	0.0%

LARRY ROSEN	17	*	17	0	0.0%

ALICE MARIE ROSS	4,285	*	4,285	0	0.0%

GEORGE KIRK SCOTT	1,428	*	1,428	0	0.0%

JAY SEDDON	2,183	*	2,183	0	0.0%

SEO CONSULTING LLC(23)	10,170	*	10,170	0	0.0%

JAMAAL SHABAN	14,285	*	14,285	0	0.0%

ROGER SHABAN	14,285	*	14,285	0	0.0%

HAIL SHTAY	5,856	*	5,856	0	0.0%

JOSEPH ANTHONY SICILIANO JR	17,714	*	17,714	0	0.0%

DAVE SLOAN	333	*	333	0	0.0%

MARK SMITH	588	*	588	0	0.0%

STERLING TRUST IRA GERALDINE ENGLAND(24)	667	*	667	0	0.0%

STG PLD 2(25)	386	*	386	0	0.0%

DEREK L STRONG	28,571	*	28,571	0	0.0%

KRISTIN SUTHERBY	5,714	*	5,714	0	0.0%

MARI SUZUKI & KEITH MEYER	667	*	667	0	0.0%

DENNIS SYLVESTER	1,428	*	1,428	0	0.0%

ALEX TARRABAIN(26)	1,439,942	5.27%	28,571	1,411,371	5.18%

CALVIN TAYLOR	714	*	714	0	0.0%

CLIFF TEW	514	*	514	0	0.0%

JEFF THOMAS	42,857	*	42,857	0	0.0%

JEFFREY THRANOW	133	*	133	0	0.0%

JOSHUA J TOCKO	1,714	*	1,714	0	0.0%

TOMSCO PROPERTIES LLC(27)	667	*	667	0	0.0%

RADFORD VAUGHN	2,142	*	2,142	0	0.0%

JOHNATHAN G VIRGIL	2,857	*	2,857	0	0.0%

VLY INC(28)	2,857	*	2,857	0	0.0%

MARINA WHITE	17	*	17	0	0.0%

STEPHEN WHITE	17	*	17	0	0.0%

JAMES ALLEN WHITFIELD	1,428	*	1,428	0	0.0%

HARRY JOE WILSON	714	*	714	0	0.0%

WILLIAM R WINSTON & LOIS F WINSTON	4,285	*	4,285	0	0.0%

RON YAMEEN	8,571	*	8,571	0	0.0%

DEBORAH ZAMER	17	*	17	0	0.0%

LYDIA ZECHARIAS	2,857	*	2,857	0	0.0%

LISA ZOLAR	17	*	17	0	0.0%

BRANDON YAZEN ABOULTAIF	171	*	171	0	0.0%

ELIZABETH ABOULTAIF	1,714	*	1,714	0	0.0%

TYLER TAREK ABOULTAIF	171	*	171	0	0.0%

ZIAD ABOU-LTAIF	1,714	*	1,714	0	0.0%

AHMED ALKAROUT	4,285	*	4,285	0	0.0%

ALLIANCE INVESTMENT MANAGEMENT LIMITED(29)	5,142	*	5,142	0	0.0%

BRIAN BARTON	685	*	685	0	0.0%

ERIC BERGMAN	667	*	667	0	0.0%

GARY F BLISS & TRICIA M BLISS JT TEN(30)	28	*	28	0	0.0%

RYAN BLOCK	133	*	133	0	0.0%

KATHERINE A BROWN	316	*	316	0	0.0%

BRIAN BRUNCKHORST	333	*	333	0	0.0%

HISHAM BUDIAB	8,571	*	8,571	0	0.0%

BONNIE J CAMPBELL	292	*	292	0	0.0%

CEDE & CO(31)	4,922,599	18.05%	4,922,599	0	0.0%

CHESAPEAKE LABORATORIES INC(32)	11,904	*	11,904	0	0.0%

MICHAEL K CLARK	14,285	*	14,285	0	0.0%

DONALD CONNER	200	*	200	0	0.0%

VALDA COOKS	414	*	414	0	0.0%

ADAM DAMEN	714	*	714	0	0.0%

ALI DAMEN	714	*	714	0	0.0%

AMAR DAMEN	714	*	714	0	0.0%

KADEGEH DAMEN	714	*	714	0	0.0%

GARY DEBRAUWERE	151	*	151	0	0.0%

DIBRYLO INDUSTRIES INC(33)	15,428	*	15,428	0	0.0%

ECH RANCHING LTD(34)	1,714	*	1,714	0	0.0%

BRIAN EDWARDS	685	*	685	0	0.0%

SAID EL MASRI	1,428	*	1,428	0	0.0%

RAMI EL-JURDI	5,714	*	5,714	0	0.0%

FRED E EMMONS	6	*	6	0	0.0%

THE ENTRUST GROUP INC FBO KIMCHI CHOW(35)	667	*	667	0	0.0%

SHERRY A FALK	1,428	*	1,428	0	0.0%

PREZ FRANCISCO TTEE FOR THE PREZ CECILIA ESTACIO FRANCISCO TR DTD 2/19/01(36)	190	*	190	0	0.0%

FRED GAINES & CAMILLE GAINES	1,334	*	1,334	0	0.0%

MARIAN GARVIN	133	*	133	0	0.0%

GCND INC (37)	17,857	*	17,857	0	0.0%

ROGER GLASEL	7,142	*	7,142	0	0.0%

RANDY A HAMDAN	58,309	*	58,309	0	0.0%

SALWA HANDOUS	7,142	*	7,142	0	0.0%

SHAHER HANDOUS	343,657	1.26%	43,657	300,000	1.10%

LESTER H HOLZE JR	1,334	*	1,334	0	0.0%

IDEA SERVICES LLC(38)	667	*	667	0	0.0%

INVESTORS RESOURCES(39)	17,622	*	17,622	0	0.0%

WASEEM JABRE	857	*	857	0	0.0%

JOELLE JAY	63	*	63	0	0.0%

J-SQUARED GROUP LLC(40)	333	*	333	0	0.0%

FAROUK EL JURDI	10,285	*	10,285	0	0.0%

SHAWKI EL JURDI	5,142	*	5,142	0	0.0%

MICHAEL KAP	1,714	*	1,714	0	0.0%

KING CONSULTING LLC(41)	667	*	667	0	0.0%

KEVIN KREKELER	9,428	*	9,428	0	0.0%

PATRICIA M KRYGER	667	*	667	0	0.0%

STEVEN J LENES & ELISABETH M S LENES	1,334	*	1,334	0	0.0%

LAURIE LOCK	133	*	133	0	0.0%

LONGHORN VENTURES(42)	3,142	*	3,142	0	0.0%

DIANE C MACFARLANE	800	*	800	0	0.0%

ADAM MAILLOUX	217	*	217	0	0.0%

RYAN MAXWELL	1,428	*	1,428	0	0.0%

MIATA EDOGA AND/OR ASSIGNS LLC(43)	667	*	667	0	0.0%

MELANIE JANE NICOLAS	126	*	126	0	0.0%

RIZALDIE NICOLAS	126	*	126	0	0.0%

O'TOOLE FAMILY 2014 LIVING TRUST(44)	1,334	*	1,334	0	0.0%

PLU INVESTMENTS LLC(45)	20,009	*	20,009	0	0.0%

RED LEAF LLC(46)	1,334	*	1,334	0	0.0%

JALAL MOURAD REDWAN	142	*	142	0	0.0%

SONYA RICHARDSON TTEE FOR THE SONYA RICHARDSON TR DTD 2/19/2001(47)	63	*	63	0	0.0%

JOHN ROBINSON	667	*	667	0	0.0%

BRAD ROLDAN	200	*	200	0	0.0%

GINA ROMANIELLO	171	*	171	0	0.0%

RON ROOSE	1,428	*	1,428	0	0.0%

RICHARD SABIN	1,000	*	1,000	0	0.0%

AYSAR SHAWAR	2,742	*	2,742	0	0.0%

YASER SHAWAR	3,428	*	3,428	0	0.0%

SHOO-IN LLC(48)	667	*	667	0	0.0%

ALFRED SIMONE	1,334	*	1,334	0	0.0%

CATHLEEN JANE SPRINGER	126	*	126	0	0.0%

T G MAGEE INC(49)	1,334	*	1,334	0	0.0%

CAROLYN TENN	2,001	*	2,001	0	0.0%

DAVID TENN	333	*	333	0	0.0%

LINDA TENN	1,334	*	1,334	0	0.0%

NANETTE L TENNENBAUM	667	*	667	0	0.0%

PAMELA S VALVANO	40	*	40	0	0.0%

HOWARD L VAN EMDEN	200	*	200	0	0.0%

WCN LLC(50)	667	*	667	0	0.0%

JAMES E WEAR JR	42,857	*	42,857	0	0.0%

AMY WEINSTEIN	40	*	40	0	0.0%

LAURIE WOLF	667	*		667	0		0.0%

GARY B WOLFF	35,714	*		35,714	0		0.0%

SHARON BARTMASSER(51)	467	*		467	0		0.0%

JAMES H SMALL(52)	333	*		333	0		0.0%

KATHRYN DELEON-GROBBEL & ERIC ADAM GROBBEL JT TEN(53)	10,469	*		10,469	0		0.0%

MARK M SILVERMAN(54)	14	*		14	0		0.0%

JOAN NEWMAN(55)	16	*		16	0		0.0%

MAXINE OKNER TOD RICHARD OKNER(56)	12	*		12	0		0.0%

TREVOR D TRAINA TR FBO TREVOR D TRAINA REV TRUST UAD 4/4/06(57)	118	*		118		0	0.0%

JAMES A JETER(58)	50		*	50		0	0.0%

WELLS FARGO CLEARING SERVICES LLC(59)	9,640		*	9,640	0	0.0%

DAVID H RICCI(60)	2		*	2	0	0.0%

DEAN A TENTY(61)	8,000		*	8,000	0	0.0%

JERROLD JAMAL AL-MUFLEH(62)	1,786		*	1,786	0	0.0%

MAXINE WILSON & NATHANIEL WILSON JT TEN(63)	40	*		40	0	0.0%

FREDRIC J. DAVID TR UA 03/10/14 FREDRIC J. DAVID TRUST(64)	11	*		11	0	0.0%

KENNETH D JOHNSON TR UA 08/27/97 BY KENNETH D JOHNSON(65)	27	*		27	0	0.0%

SCOT T. PINTO(66)	14	*		14	0	0.0%

JUSTIN R CSERE(67)	1	*		1	0	0.0%

* Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1) Assumes the sale of all shares being offered pursuant to this Prospectus.

(2) To the Company’s knowledge, none of the Selling Stockholders is a member of FINRA, or an independent broker-dealer, and that neither the Selling Stockholders nor any of their affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.

(3) Peter Westlund has the power to vote and dispose the shares held by 4X4 LLC.

(4) Charles Eugene Martinez has the power to vote and dispose the shares held by Affordable Luxuries.

(5) Theresa Heath has the power to vote and dispose the shares held by Beach House Trust.

(6) Melvin Ware has the power to vote and dispose the shares held by Big Time Credit Repair Inc.

(7) Wendy Byford and Gary Bauer jointly have the power to vote and dispose the shares held by Blue Phoenix LLC.

(8) Richard Boswell is the Company’s Senior Executive Vice President and a member of the Company’s Board of Directors.

(9) Joseph Byrne, previously served as the Chief Executive Officer and member of the Board of Directors of the Company from July 2017 until November 13, 2019. Joseph Byrne’s shares represented above in the column entitled “Number of Shares Owned Prior to the Offering” include 1,337,142 shares held by him in his name as noted on the stockholder list and 120,000 shares held by his wife, Claire Byrne, over which they both have dispositive and voting control, and also includes 140,120 shares of the Company’s common stock issuable upon conversion of a promissory notes that are issued and outstanding but has not been converted at this time.

(10) Bahige (Bill) Chaaban is the Company’s President and Chairman of the Board as well as the Company’s Interim Chief Executive Officer. Bahige (Bill) Chaaban’s shares represented above in the column entitled “Number of Shares Owned Prior to the Offering” include 7,893,888 shares held in his name as noted on the stockholder list and 2,432 shares held in a brokerage account. Please note that Mr. Chaaban explicitly disclaims any ownership of 867,576 shares of the Company’s common stock issuable upon conversion of two promissory notes held by his wife Lamia Chaaban totaling $1,388,122 as Mr. Chaaban does not have voting of dispositive power of such shares, nor does he have the power to cause conversion of the note.

(11) Sandra Crow has the power to vote and dispose the shares held by Sandra Crow Family Trust.

(12) Justin T. Driscoll has the power to vote and dispose the shares held by Justin T. Driscoll Trust.

(13) Henry J Nacino has the power to vote and dispose the shares held by the Dynamic Revocable Trust.

(14) Bobby Robertson and Demetrius Ford jointly have the power to vote and dispose the shares held by Elite Energy Group.

(15) Diane Karnuth has the power to vote and dispose the shares held by Entrust Mid South Retirement SVS FBO Diane Karnuth.

(16) Renee Cermak has the power to vote and dispose the shares held by Entrust Mid South Retirement SVS FBO Renee Cermak.

(17) Dike Drummond has the power to vote and dispose the shares held by Entrust Mid South Retirement SVS IRAFBO Dike Drummond.

(18) Chris Foley has the power to vote and dispose the shares held by Christiane E Foley Trust-Dated 2/15/2006.

(19) Daniel A Frazee has the power to vote and dispose the shares held by Frazee Investments LLC.

(20) Curtis and Erin Hensely jointly have the power to vote and dispose of the shares held by The Curtis S Hensley & Erin R Hensley Living Trust.

(21) Diane Karnuth has the power to vote and dispose the shares held by Diane L Karnuth April 18 1996 Trust.

(22) Brian S. Payne is currently a Vice President of the Company and a member of the Company’s Board of Directors.

(23) Alvin Short has the power to vote and dispose the shares held by SEO Consulting LLC.

(24) Geraldine England has the power to vote and dispose the shares held by Sterling Trust IRA Geraldine England.

(25) Fred Auzenne has the power to vote and dispose the shares held by STG PLD.

(26) Alex Tarrabain is currently the Company’s Chief Financial Officer and a member of the Company’s Board of Directors. Alex Tarrabain’s shares represented above in the column entitled “Number of Shares Owned Prior to the Offering” include 1,388,571 shares held by him in his name as noted on the stockholder list, 21,371 shares held in a brokerage account, as well as 30,000 shares of the Company’s common stock issuable upon conversion of a promissory note that is issued and outstanding but has not been converted at this time.

(27) Paul Tomsco has the power to vote and dispose the shares held by TOMSCO Properties LLC.

(28) Li Yang has the power to vote and dispose the shares held by VLY INC.

(29) Andrew Stack has the power to vote and dispose the shares held by Alliance Investment Management Limited.

(30) Gary and Tricia Bliss jointly have the power to vote and dispose of the shares held by Gary F Bliss & Tricia M Bliss JT TEN.

(31) 63 of the shares held by CEDE & CO were transferred to it by The Janet E. Roose First Revocable Living Trust on July 26, 2018 and The Janet E. Roose First Revocable Living Trust received the 63 shares in the Spin-Off on February 29, 2016. Of the 4,952,736 shares CEDE & CO received in the Spin-Off, it transferred 30,200 shares to various parties as noted in footnotes 53 through 67.

(32) Fred Auzenne has the power to vote and dispose the shares held by Chesapeake Laboratories INC.

(33) Garth Gawron has the power to vote and dispose the shares held by Dibrylo Industries INC.

(34) Haldon Gordon has the power to vote and dispose the shares held by ECH Ranching LTD.

(35) Kimchi Chow has the power to vote and dispose the shares held by The Entrust Group Inc Fbo Kimchi Chow.

(36) Cecilia Estacio Francisco has the power to vote and dispose the shares held by Prez Francisco TTEE For The Prez Cecilia Estacio Francisco TR DTD 2/19/01.

(37) Ed Heil has the power to vote and dispose the shares held by GCND INC.

(38) Craig Bittner has the power to vote and dispose the shares held by Idea Services LLC.

(39) Kenneth Touch and Lauri Lipsey jointly have the power to vote and dispose the shares held by Investor Resources.

(40) Jim Hood has the power to vote and dispose the shares held by J-Squared Group LLC.

(41) Tracy L. King has the power to vote and dispose the shares held by King Consulting LLC.

(42) Arlen Dahlin has the power to vote and dispose the shares held by Longhorn Ventures.

(43) Miata Edoga has the power to vote and dispose the shares held by Miata Edoga And/Or Assigns LLC.

(44) Julie and Tom O’Toole jointly have the power to vote and dispose the shares held by O'toole Family 2014 Living Trust.

(45) Renee Cermak and Fred R. Auzenne jointly have the power to vote and dispose the shares held by PLU Investments LLC.

(46) Janet Herbert has the power to vote and dispose the shares held by Red Leaf LLC.

(47) Sonya Richardson has the power to vote and dispose the shares held by Sonya Richardson TTEE

For The Sonya Richardson Tr Dtd 2/19/2001.

(48) Barbara A. Schultz has the power to vote and dispose the shares held by SHOO-IN LLC.

(49) George & Terri Magee jointly have the power to vote and dispose the shares held by T G Magee INC.

(50) Fred Auzenne has the power to vote and dispose the shares held by WCN LLC.

(51) The shares held by Sharon Bartmasser were transferred to her on April 26, 2016 by CTD Investments LLC. CTD Investments LLC received the shares in the Spin-Off on February 29, 2016.

(52) The shares held by James H. Small were transferred to him on April 26, 2016 by CTD Investments LLC. CTD Investments LLC received the shares in the Spin-Off on February 29, 2016.

(53) The shares held by Kathryn Deleon-Grobbel& Eric Adam GrobbeL JT TEN were transferred to it on June 29, 2016 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016. Kathryn Deleon-Grobbel & Eric Adam Grobbel jointly have the power to vote and dispose of the shares held by Kathryn Deleon-Grobbel & Eric Adam Grobbel Jt Ten.

(54) The shares held by Mark M. Silverman were transferred to him on July 11, 2016 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(55) The shares held by Joan Newman were transferred to her on September 30, 2016 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(56) The shares held by MAXINE OKNER TOD RICHARD OKNER were transferred to them on October 4, 2016 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(57) Trevor D. Traina has the power to vote and dispose the shares held by Trevor D Traina TR FBO Trevor D Traina Rev Trust UAD 4/4/06. The shares held by Trevor D Traina TR FBO Trevor D Traina Rev Trust UAD 4/4/06 were transferred to it on January 16, 2017 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(58) The shares held by James A. Jeter were transferred to him on March 28, 2017 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(59) The shares held by Wells Fargo Clearing Services LLC were transferred to it on August 15, 2017 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(60) The shares held by David H. Ricci were transferred to him on August 31, 2017 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(61) The shares held by Dean A. Tenty were transferred to him on September 8, 2017 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(62) The shares held by Jerrold Jamal Al-Mufleh were transferred to him on March 5, 2018 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(63) Maxine Wilson & Nathaniel Wilson jointly have the power to vote and dispose of the shares held by Maxine Wilson & Nathaniel Wilson JT TEN. The shares held by Maxine Wilson & Nathaniel Wilson JT TEN were transferred to it on July 23, 2018 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(64) Fredric J. David has the power to vote and dispose of the shares held by Fredric J. David TR UA 03/10/14 Fredric J. David Trust. The shares held by Fredric J. David TR UA 03/10/14 Fredric J. David Trust were transferred to it on September 19, 2018 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(65) Kenneth D. Johnson has the power to vote and dispose of the shares held by Kenneth D Johnson TR UA 08/27/97 By Kenneth D Johnson. The shares held by Kenneth D Johnson TR UA 08/27/97 By Kenneth D Johnson were transferred to it on December 26, 2018 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(66) The shares held by Scot T. Pinto were transferred to him on April 17, 2019 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

(67) The shares held by Justin R. Csere were transferred to him on September 27, 2019 by CEDE&CO. CEDE&CO received the shares in the Spin-Off on February 29, 2016.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to our common stock (sometimes referred to collectively or individually in this section as our “securities”). You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

U.S. Federal Income Taxation

The following are the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of our securities that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and administrative guidance from the Internal Revenue Service (IRS), court decisions and the United States-Canada Income Tax Treaty, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions, financial services entities, or underwriters;

●	broker-dealers, dealers or traders in securities;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	qualified retirement plans, individual retirement accounts and other tax-deferred accounts;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 10% or more of the voting power or value of our common stock;

●	persons that acquired our securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies; or

●	controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) to a holder in respect of our securities and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of our securities will be in U.S. dollars. In addition, this discussion also assumes that we will be and have been treated as a foreign corporation for U.S. federal income tax purposes.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Cash Distributions

Subject to the passive foreign investment company, or “PFIC,” rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid in respect of our common stock. A cash distribution on our common stock generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). The portion of such cash distribution, if any, in excess of such earnings and profits will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the common stock. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such common stock.

The amount of any distribution, and thus potentially of any dividend, will include any amounts withheld by us in respect of Canadian taxes. The U.S. dollar amount of any dividend will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in Canadian dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends paid to a U.S. Holder with respect to our common stock generally will be foreign source income, which may be relevant in calculating such U.S. Holder’s foreign tax credit limitations. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, Canadian income taxes withheld from dividends on common stock at a rate not exceeding the rate provided by the United States-Canada Income Tax Treaty may be creditable against the U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if a U.S. Holder does not satisfy certain minimum holding period requirements. THE RULES GOVERNING FOREIGN TAX CREDITS ARE COMPLEX, AND U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE CREDITABILITY OF FOREIGN TAXES IN THEIR PARTICULAR CIRCUMSTANCES. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Canadian withholding tax imposed on distributions, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

With respect to non-corporate U.S. Holders, any such cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “- Taxation on the Disposition of common stock” below) provided that (a) our common stock is readily tradable on an established securities market in the United States or we are otherwise eligible for the benefits of the United States-Canada Income Tax Treaty, (b) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. On the other hand, if our common stock is not readily tradable on an established securities market, which is currently the case, and we are not otherwise eligible for the benefits of the United States-Canada Income Tax Treaty, then cash dividends paid by us to non-corporate U.S. Holders with respect to such common stock will be subject to U.S. federal income tax at ordinary income tax rates, and not the lower regular long term capital gains tax rate. Under published IRS authority, shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our common stock.

Taxation on the Disposition of common stock

Upon a sale or other taxable disposition of our common stock, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the securities.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally may be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our common stock, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our common stock.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation is classified as a PFIC for a given taxable year if, during that year, either (a) at least 75% of its gross income, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

We believe that we were not a PFIC during our 2019 taxable year and are unlikely to be a PFIC during our 2020 taxable year. However, our actual PFIC status for our current taxable year (2019) or any subsequent taxable year is uncertain and will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year.

The “No election” Alternative – Taxation of Excess Distributions

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our common stock, and, in the case of our common stock, the U.S. Holder did not make a timely qualified electing fund “QEF” election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the common stock, a purging election, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of our common stock; and

●

any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the common stock during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the common stock).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the common stock;

●

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income in the year the gain is recognized or the excess distribution is received;

●

the amount allocated to each other taxable year (or portion thereof) of the U.S. Holder that is included in its holding period will be taxed at the highest ordinary tax rate in effect for that year that is applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Although a determination as to our PFIC status is made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder that held (or was deemed to hold) our common stock while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC in any taxable year, and then cease to meet the test for PFIC status in a subsequent taxable year, a U.S. Holder may be able to make a purging election to eliminate this continuing PFIC status with respect to its common stock in certain circumstances.

A purging election generally creates a deemed sale of such common stock at their fair market value on the last day of our tax year during which we qualified as a PFIC (or, in the case of a purging election made in connection with a QEF election, the first day of our taxable year in which we qualify as a QEF with respect to such U.S. Holder). Any gain recognized by the purging election generally will be treated as an excess distribution subject to the special tax and interest charge rules described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted basis in its common stock by the amount of gain recognized and will also have a new holding period in its common stock for purposes of the PFIC rules.

The QEF Election Alternative

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to the common stock by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. However, a U.S. Holder may make a QEF election only if we agree to provide certain tax information to such holder annually. At this time, we do not intend to provide U.S. Holders with such information as may be required to make a QEF election effective.

Mark-to-Market Election Alternative

Alternatively, if a U.S. Holder, at the close of its taxable year while we are considered a PFIC, owns common stock in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such common stock for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the common stock and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above with respect to its common stock as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its common stock at the end of its taxable year over the adjusted tax basis in its common stock. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its common stock over the fair market value of its common stock at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its common stock will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the common stock in a taxable year in which we are treated as a PFIC generally will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) our common stock and for which we are determined to be a PFIC.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the U.S. Securities and Exchange Commission or on a foreign exchange or market that is regulated or supervised by a governmental authority of the country in which the exchange or market is located and which (A) meets certain requirements, that are enforced by law, relating to trading volume, listing, financial disclosure, surveillance and other requirements that are designed to (i) prevent fraudulent and manipulative acts and practices, (ii) remove impediments to and perfect the mechanism of a free and open, fair and orderly, market and (iii) protect investors and (B) has rules that effectively promote the active trading of listed stock.

Our common stock is not currently quoted and traded anywhere and specifically not on a national securities exchange or on any foreign exchange which meets the foregoing qualifications.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE AVAILABILITY AND TAX CONSEQUENCES OF A MARK-TO-MARKET ELECTION WITH RESPECT TO OUR COMMON STOCK UNDER THEIR PARTICULAR CIRCUMSTANCES.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our securities may be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX ISSUES RAISED BY LOWER-TIER PFICS.

A U.S. Holder that owns (or is deemed to own) common stock in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

THE RULES DEALING WITH PFICS AND PURGING AND MARK-TO-MARKET ELECTIONS ARE VERY COMPLEX AND ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ACCORDINGLY, U.S. HOLDERS OF OUR SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE PFIC RULES TO OUR SECURITIES UNDER THEIR PARTICULAR CIRCUMSTANCES.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to our common stock generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our securities within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in securities it owns and adjustments to that tax basis and whether any gain or loss with respect to such securities is long term or short term also may be required to be reported to the IRS.

In addition, U.S. federal income tax information reporting rules generally require certain individuals who are U.S. Holders to file Form 8938 to report the ownership of specified foreign financial assets if the total value of those assets exceeds an applicable threshold amount (subject to certain exceptions). For these purposes, a specified foreign financial asset includes not only a financial account (as defined for these purposes) maintained by a foreign financial institution, but also any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity, provided that the asset is not held in an account maintained by a financial institution. The minimum applicable threshold amount is generally U.S. $50,000 in the aggregate, but this threshold amount varies depending on whether the individual lives in the U.S., is married, files a joint income tax return with his or her spouse, and on certain other factors. Certain domestic entities that are U.S. Holders may also be required to file Form 8938 if both (i) such entities are owned at least 80% by an individual who is a U.S. citizen or U.S. tax resident (or in some cases, by a nonresident alien who meets certain criteria) or are trusts with beneficiaries that are such individuals and (ii) more than 50% of their income consists of certain passive income or more than 50% of their assets is held for the production of such income. U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THEIR REPORTING OBLIGATIONS, INCLUDING THE REQUIREMENT TO FILE IRS FORM 8938.

Moreover, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to dividends paid on our securities to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient), in each case who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF BACKUP WITHHOLDING AND THE AVAILABILITY OF AND PROCEDURES FOR OBTAINING AN EXEMPTION FROM BACKUP WITHHOLDING IN THEIR PARTICULAR CIRCUMSTANCES.

CERTAIN MATERIAL CANADIAN INCOME TAX CONSIDERATIONS

FOR NON-CANADIAN HOLDERS

Certain Canadian Federal Income Tax Considerations For United States Residents

The following is, at the date of this prospectus, a summary of certain Canadian federal income tax considerations generally applicable to a holder who acquires under this prospectus, as beneficial owner, common stock of the Company and who, at all relevant times, (A) for the purposes of the Income Tax Act (Canada) (the “Tax Act”) (i) is not resident, or deemed to be resident, in Canada, (ii) deals at “arm’s length” with the Company, the Selling Stockholders and any applicable brokers, dealers or agents engaged by the Selling Stockholders, and is not “affiliated” with any of the Company, the Selling Stockholders any applicable brokers, dealers or agents engaged by the selling stockholders, (iii) holds all common stock acquired from a Selling Stockholder as capital property, (iv) does not use or hold any of the common stock in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada and (v) is not a “registered non-resident insurer” or “authorized foreign bank” (each as defined in the Tax Act), or other holder of special status, and (B) for the purposes of the Canada-U.S. Tax Convention (1980) (the “Tax Treaty”), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Tax Treaty. Holders who meet all of the above criteria are referred to herein as “U.S. Holders”, and this summary only addresses such U.S. Holders.

This summary does not apply to a U.S. Holder: (i) that is a “financial institution” for purposes of the “mark-to-market” rules in the Tax Act; (ii) that is a “specified financial institution” (as defined in the Tax Act); (iii) that is a partnership; (iv) where an interest in such U.S. Holder would be a “tax shelter investment” (as defined in the Tax Act); (v) that has elected to determine its Canadian tax results in a foreign currency pursuant to the functional currency reporting rules in the Tax Act; (vi) that is exempt from tax under Part I of the Tax Act; (vii) that has entered or will enter into, in respect of any of the common stock, a “synthetic disposition arrangement” or a “derivative forward agreement” (as those terms are defined in the Tax Act); or (viii) that will receive dividends on any common stock of the Company under or as part of a “dividend rental arrangement” (as defined in the Tax Act). Such U.S. Holders should consult with their own tax advisors to determine the particular Canadian federal income tax consequences to them of acquiring the common stock.

This summary is based on the current provisions of the Tax Act in force as of the date of this prospectus, the regulations thereunder in force at the date hereof (the “Regulations”), the current provisions of the Tax Treaty, in force as of the date of this prospectus, and the Company’s understanding of the administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that such Proposed Amendments will be enacted in the form proposed. However, such Proposed Amendments might not be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ significantly from those discussed in this summary.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of common stock generally must be converted into Canadian dollars, including interest, dividends, adjusted cost base and proceeds of disposition, using the single daily exchange rate as quoted by the Bank of Canada for the relevant day, or such other rate of exchange that is acceptable to the Canada Revenue Agency.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR U.S. HOLDER, AND NO REPRESENTATION WITH RESPECT TO THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO ANY PARTICULAR U.S. HOLDER OR PROSPECTIVE U.S. HOLDER IS MADE. THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. ACCORDINGLY, ALL PROSPECTIVE HOLDERS (INCLUDING U.S. HOLDERS AS DEFINED ABOVE) SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

Withholding Tax on Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends on common stock to a U.S. Holder will be subject to Canadian withholding tax. Under the Tax Act, the rate of withholding is 25% of the gross amount of the dividend. Under the Tax Treaty, the withholding rate on any such dividend beneficially owned by a U.S. Holder that is a resident of the United States for purposes of the Tax Treaty are fully entitled to the benefits of the Tax Treaty in respect of the receipt of such dividend is generally reduced to 15% or, in the case of an eligible U.S. Holder that is a U.S. company that beneficially owns at least 10% of the voting stock of the Canadian corporation paying the dividends, to 5% of the gross amount of such dividends.

Dispositions of Common stock

A U.S. Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a share of common stock, nor will capital losses arising therefrom be recognized under the Tax Act, unless such share of common stock constitutes “taxable Canadian property” (as defined in the Tax Act) of the U.S. Holder and the gain is not exempt from tax pursuant to the terms of the Tax Treaty.

If at the time of disposition, the common stock of the Company are not listed on any "designated stock exchange" as defined in the Tax Act, a share of common stock generally will not constitute "taxable Canadian property" of the U.S. Holder at that time unless at any particular time during the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the share of common stock was derived directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interests in which were not themselves taxable Canadian property at the particular time) from one or any combination of; (a) real or immovable property situated in Canada, (b) Canadian resource properties (as defined in the Tax Act), (c) timber resource properties (as defined in the Tax Act) or (d) options in respect of, interests in, or, for civil purposes, a right in, the foregoing property, whether or not such property exists.

Notwithstanding the foregoing, a share of common stock may be deemed to be “taxable Canadian property” in certain other circumstances. U.S. Holders should consult their own tax advisors as to whether common stock will constitute “taxable Canadian property”. U.S. Holders who may hold common stock as “taxable Canadian property” should consult their own tax advisors with respect to the application of Canadian capital gains taxation, any potential relief under the Tax Treaty, and special compliance procedures under the Tax Act, none of which is described in this summary.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Bennett Jones LLP.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have been included in reliance upon the report of Mazars USA LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The 2019 and 2018 audited annual consolidated financial statements of CEN Biotech Inc., as of and for the years ended December 31, 2019 and 2018, have been audited by Mazars USA LLP, independent registered public accounting firm. The audit report dated April 14, 2020 for the 2019 audited annual consolidated financial statements includes an explanatory paragraph which states that certain circumstances raise substantial doubt about our ability to continue as a going concern.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Company is incorporated under the laws of Canada and its principal place of business is in Canada. Some of the Company's directors and officers, and the experts named in this prospectus and the documents incorporated by reference herein and therein, are residents of Canada, and all or a substantial portion of the Company's and their assets are located outside the United States. It may be difficult for holders of common stock who reside in the United States to effect service within the United States upon the Company or those directors, officers and experts who are not residents of the United States. Investors should not assume that a Canadian court would enforce a judgment of a United States court obtained in an action against the Company or such other persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities laws or any such state securities or “blue sky” laws. The Company’s Canadian counsel has advised the Company that a monetary judgment of a United States court predicated solely upon the civil liability provisions of United States federal securities laws would likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Company cannot provide assurance that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by CBCA, our articles of incorporation, as amended, and our by-laws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

The registration statement on Form S-1, of which this prospectus forms a part, including exhibits, is available at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with, or furnish to, the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

INDEX TO FINANCIAL STATEMENTS

CEN BIOTECH, INC.

Page

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of December 31, 2019 and 2018	F-2

Consolidated Statements of Operations for the Years Ended December 31, 2019 and 2018	F-3

Consolidated Statements of Shareholders’ Deficit for the Years Ended December 31, 2019 and 2018	F-4

Consolidated Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	F-5

Notes to the Consolidated Financial Statements	F-6

Unaudited Condensed Consolidated Balance Sheets as of March 31, 2020 and December 31, 2019	F-24

Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2020 and 2019	F-25

Unaudited Condensed Consolidated Statements of Shareholders’ Deficit for the Periods from January 1, 2019 through March 31, 2019 and the Period from January 1, 2020 through March 31, 2020	F-26

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2020 and 2019	F-27

Notes to the Unaudited Condensed Consolidated Financial Statements	F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of CEN Biotech, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CEN Biotech, Inc. and subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations since inception. The Company also had an accumulated deficit of $41,310,172 at December 31, 2019. The Company is dependent on obtaining necessary funding from outside sources, including obtaining additional funding from the sale of securities in order to continue their operations. The COVID-19 pandemic has hindered the Company’s ability to raise capital. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Mazars USA LLP

We have served as the Company’s auditor since 2018.

New York, New York

April 14, 2020

CEN BIOTECH, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2019 and 2018

	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$3,757	$3,193

Property, plant and improvements
Property and equipment, net	148,125	166,509
Other assets
Operating lease right-of-use assets	229,284	-
Other receivable	424,110	418,905
Note receivable - related party	44,859	44,859
Advances to CEN Biotech Ukraine LLC - related party	1,065,328	875,328
Intangible assets, net	5,380,959	5,805,771

Total assets	$7,296,422	$7,314,565

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$181,266	$206,521
Loans payable	10,121,411	10,107,205
Loans payable – related parties	1,362,600	1,360,806
Convertible notes payable	5,185,412	3,597,760
Convertible notes payable- related parties	2,538,681	926,368
Accrued interest	9,585,055	6,860,494
Accrued interest – related parties	1,274,899	946,227
Operating lease liabilities	44,361	-
Accrued expenses	574,723	402,377

Total current liabilities	30,868,408	24,407,758

Operating lease liabilities, less current portion	184,263	-
Patent acquisition liability	720,000	1,010,000
Convertible notes, less current portion	1,038,913	1,545,887
Convertible notes - related parties, less current portion	20,000	1,612,313

Total liabilities	32,831,584	28,575,958

Commitments and contingencies (Notes 4, 8, 11, 12, 16, 17, 18, 20, and 22)

Shareholders’ deficit
Common stock; unlimited authorized shares; 26,953,363 and 25,473,363 issued and outstanding as of December 31, 2019 and 2018, respectively. No par value.	-	-
Additional paid-in capital	15,775,010	14,393,660
Accumulated deficit	(41,310,172)	(35,655,053)
Total shareholders’ deficit	(25,535,162)	(21,261,393)

Total liabilities and shareholders’ deficit	$7,296,422	$7,314,565

See accompanying notes to consolidated financial statements.

CEN BIOTECH, INC. AND SUBSIDIARY
Consolidated Statements of Operations
Years Ended December 31, 2019 and 2018

	2019	2018

Operating expenses
Consulting fees	$37,178	$297,685
Payroll and consulting fees – related parties	154,517	150,778
Stock based compensation	1,176,600	682,000
General and administrative	1,211,520	1,970,129
Impairment of leasehold improvements	-	1,270,115

Total operating expenses	2,579,815	4,370,707

Loss from operations	(2,579,815)	(4,370,707)

Other (expense) income
Interest expense	(2,857,910)	(2,440,194)
Interest expense – related parties	(449,922)	(430,818)
Interest income	8,252	9,395
Change in fair value of patent acquisition liability	290,000	(390,000)
Foreign exchange (loss) gain	(65,724)	91,963

Other expense, net	(3,075,304)	(3,159,654)

Net loss	$(5,655,119)	$(7,530,361)

Net Loss Per Share:
Basic and diluted	$(0.21)	$(0.30)

Weighted Average Number of Shares Outstanding
Basic and diluted	26,364,500	25,303,654

See accompanying notes to consolidated financial statements.

CEN BIOTECH, INC. AND SUBSIDIARY
Consolidated Statements of Shareholders’ Deficit
Years Ended December 31, 2019 and 2018

		Common	Additional		Total
	Common	Shares	Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit

Balances, January 1, 2018	25,131,843	$-	$9,110,041	$(28,124,692)	$(19,014,651)

Patent acquisition liability modification (See Note 8)	-	-	4,380,000	-	4,380,000

Stock-based compensation	20,000	-	682,000	-	682,000

Issuance of common stock - interest shares	184,400	-	131,878	-	131,878

Issuance of common stock - consulting	137,120	-	89,741	-	89,741

Net loss	-	-	-	(7,530,361)	(7,530,361)

Balances, December 31, 2018	25,473,363	-	14,393,660	(35,655,053)	(21,261,393)

Stock-based compensation	1,250,000	-	1,176,600	-	1,176,600

Issuance of common stock - interest shares	180,000	-	168,750	-	168,750

Issuance of common stock - consulting	50,000	-	36,000	-	36,000

Net loss	-	-	-	(5,655,119)	(5,655,119)

Balances, December 31, 2019	26,953,363	$-	$15,775,010	$(41,310,172)	$(25,535,162)

See accompanying notes to consolidated financial statements.

 CEN BIOTECH, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
Years Ended December 31, 2019 and 2018

	2019	2018
Cash flows from operating activities
Net loss	$(5,655,119)	$(7,530,361)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	18,384	14,230
Amortization	424,812	424,812
Lease expense	(660)	-
Impairment expense	-	1,270,115
Stock-based compensation - employees	1,176,600	682,000
Stock-based compensation - non-employees	36,000	89,741
Non-cash interest expense	2,792,061	2,385,807
Non-cash interest expense – related parties	431,716	353,326
Deferred lease expense	-	217,210
Change in fair value of patent acquisition liability	(290,000)	390,000
Foreign exchange loss (gain)	65,724	(91,963)
Changes in operating assets and liabilities
Other receivable	(5,205)	(196,343)
Accounts payable	(36,009)	95,049
Accounts payable – related parties	-	65,873
Accrued expenses	172,346	106,503

Net cash used in operating activities	(869,350)	(1,724,001)

Cash flows from investing activities
Advance on business acquisition	(190,000)	(100,000)
Leasehold improvements in progress	-	(5,439)

Net cash used in investing activities	(190,000)	(105,439)

Cash flows from financing activities
Issuance of loans payable	-	380,000
Repayment of loans payable	-	(230,000)
Issuance of loans payable – related parties	-	225,000
Issuance of convertible notes	1,045,914	1,565,887
Repayment of convertible notes	(6,000)	(21,600)
Issuance of convertible notes - related parties	20,000	-
Repayment of convertible notes - related parties	-	(171,632)

Net cash provided by financing activities	1,059,914	1,747,655

Net increase (decrease) in cash and cash equivalents	564	(81,785)

Cash and cash equivalents, beginning of year	3,193	84,978

Cash and cash equivalents, end of year	$3,757	$3,193

Supplemental cash flows disclosures
Cash paid for interest	$85,847	$66,006

Non-cash transactions - investing and financing activities
Patent acquisition liability modification	$-	$4,380,000

See accompanying notes to consolidated financial statements.

CEN BIOTECH, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

(All amounts are in US dollars unless otherwise stated.)

NOTE 1 – NATURE OF BUSINESS

CEN Biotech, Inc. (“CEN”) was incorporated in Canada on August 4, 2013 as a subsidiary of Creative Edge Nutrition, Inc. (“Creative”), a public company incorporated in Nevada. Creative distributed the shares of CEN common stock on a pro rata basis to the Creative shareholders (“Spin Off Distribution”) on February 29, 2016, at which time CEN became a stand-alone public company. The Spin Off Distribution resulted in the recording of a net shareholders’ deficit of $5,807,665 as a result of the liabilities exceeding the assets. Due to common control and the related party nature of the transaction, the transaction was recorded as if the transaction occurred on January 1, 2016 at the carrying value of CEN.

The consolidated financial statements also include the accounts of CEN Holdings, Inc. (“CEN Holdings”), a Michigan corporation that was incorporated on May 13, 2016 as a wholly-owned subsidiary of the Company and was dissolved on March 20, 2017. The consolidated financial statements also include the accounts of Eastern Starr Biotech, Inc. (“Eastern Starr”), a Georgia corporation that was acquired on August 22, 2017 as a wholly-owned subsidiary of CEN. Intercompany account balances and transactions are eliminated in the consolidated financial statements.

Prior to the Spin Off Distribution on February 29, 2016, CEN initially pursued the cannabis business in Canada and obtained funding to build the initial phase of its comprehensive seed-to-sale facility and applied to obtain a license in Canada to begin operating its state-of- the-art medical marijuana cultivation, processing, and distribution facility in Lakeshore, Ontario. On March 11, 2015, CEN’s application for a license to produce marijuana for medical purposes was formally rejected by Canadian regulatory authority. CEN filed an action against the Attorney General of Canada in the Ontario Superior Court of Justice.

CEN is focused on the manufacturing, production and development of products within the cannabis industry, including the LED lighting technology and hemp products. The Company intends to explore the usage of hemp, which it intends to cultivate for usage in industrial, medical and food products.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

CEN’s consolidated financial statements include the accounts of CEN, and Eastern Starr (collectively, the “Company”). CEN Holdings’ purpose was to ease and facilitate US banking transactions through March 2017. Eastern Starr’s purpose is to facilitate future growth opportunities in the LED lighting sector. All material intercompany transactions are eliminated in consolidation.

Basis of Accounting

The Company’s consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. The functional currency of the Company is the U.S. dollar.

Use of Estimates and Assumptions

The accompanying consolidated financial statements include certain estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements (including intangible assets), and the reported amounts of expenses during the reporting period, including stock-based compensation. Accordingly, actual results may differ from those estimates.

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Property, Plant and Improvements

Property, plant and improvements are recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives or term of the assets, which is 10 years.

The cost of asset additions and improvements that extend the useful lives of property, plant and improvements are capitalized. Routine maintenance and repair items are charged to current operations. The original cost and accumulated depreciation of asset dispositions are removed from the accounts and any gain or loss is reflected in the statement of operations in the period of disposition.

The Company reviews long-lived assets to assess recoverability using undiscounted cash flows. When certain events or changes in operating or economic conditions occur, an impairment assessment is performed on the recoverability of the carrying value of these assets. If the asset is determined to be impaired, the loss is measured based on the difference between the asset's fair value and its carrying value. If quoted market prices are not available, Cen estimates fair value using a discounted value of estimated future cash flows.

Intangible Assets

Intangible assets include a patent with a definite useful life and is amortized over 16 years. Management annually reviews this asset for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on the discounted cash flows, or external appraisals, as applicable.

Impairment of Long-Lived Assets

A long-lived asset (asset group) shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. See Note 6 for impairment charges taken in 2018 related to leasehold improvements. There were no impairment charges taken during the year ended December 31, 2019.

Research and Development Expenditures

CEN expenses all research and development expenses when incurred. Research and development expenses were approximately $41,000 in 2018. There were no research and development expenses incurred in 2019.

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred tax assets and liabilities.

Foreign Currency Transactions and Balances

Foreign currency transactions in Canadian dollars are converted in the Company’s consolidated financial statements to U.S. dollars at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are subsequently remeasured at the balance sheet date exchange rate into the functional currency. All gains and losses resulting from the settlement of foreign currency transactions and from the re-measurement of monetary assets and liabilities denominated in foreign currencies are included in the consolidated statements of operations.

Stock-Based Compensation

The fair value of restricted stock awards granted to employees and non-employees is determined on the grant date and compensation is recognized ratably over the requisite service period equal to the fair value of the award.

The Company accounts for restricted stock awards issued to employees and non-employees in accordance with the authoritative guidance in ASC Topic 718, Compensation—Stock Compensation (ASC 718). ASC 718 requires all stock-based payments to employees, including grants of employee stock options and modifications to existing stock awards, to be recognized in the statements of operations and comprehensive loss based on their grant date fair values.

Loss per Share

Net loss per common share is computed pursuant to ASC 260-10-45. Basic loss per share is computed based on the weighted average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the diluted weighted average common shares outstanding, which includes the effect of potentially dilutive securities. During periods when there is a net loss, all potentially dilutive shares are anti-dilutive and are excluded from the calculation of net loss per share. Diluted earnings per share is similarly computed except that the denominator includes the effect, using the treasury stock method, of unvested restricted stock and convertible notes, if including such potential shares of common stock is dilutive. For 2019 and 2018, the common stock equivalents of the convertible note agreements were not included in diluted earnings per share computations because their effect was antidilutive.

Leases

Effective January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, “Leases”. This ASU requires substantially all leases be recorded on the balance sheet as right of use assets and lease obligations. The Company adopted the ASU using a modified retrospective adoption method at January 1, 2019, as outlined in ASU No. 2018-11, “Leases - Targeted Improvements”. Under this method of adoption, there is no impact to the comparative consolidated statement of operations and consolidated balance sheet. The Company determined that there was no cumulative-effect adjustment to beginning retained earnings on the consolidated balance sheet. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed carryforward of historical lease classifications. Adoption of this standard did not materially impact the Company’s results of operations and had no impact on the consolidated statement of cash flows.

NOTE 3 – NEW ACCOUNTING STANDARDS

Accounting Standards Issued but Not Yet Adopted

No applicable and significant upcoming standards were noted by the Company.

NOTE 4 – GOING CONCERN UNCERTAINTY / MANAGEMENT PLANS

The accompanying consolidated financial statements have been prepared in contemplating continuation of the Company as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant operating losses and negative cash flows from operations since inception. The Company had an accumulated deficit of $41,310,172 at December 31, 2019 and had no committed source of additional debt or equity financing. The Company has not had any operating revenue and does not foresee any operating revenue in the near term. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company has relied on the issuance of loans payable and convertible debt instruments to finance its expenses, including notes that are in default, as described in Notes 9, 10, 11, and 12. The Company will continue to raise additional capital through placement of our common stock, notes or other securities in order to implement its business plan or additional borrowings, including from related parties. The COVID-19 pandemic has hindered the Company’s ability to raise capital. There can be no assurance that the Company will be successful in either situation in order to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company’s cash position may not be sufficient to support the Company’s daily operations or its ability to undertake any business activity that will generate net revenue.

NOTE 5 – PROPERTY, PLANT AND IMPROVEMENTS, NET

Property and equipment, net consists of the following as of December 31:

	2019	2018
Leasehold improvements	$166,163	$166,163
Furniture and equipment	17,668	17,668
Accumulated depreciation	(35,706)	(17,322)

Net property, plant and improvements	$148,125	$166,509

Depreciation and amortization expense was $18,384 and $14,230 for the years ended December 31, 2019 and 2018, respectively.

NOTE 6 – IMPROVEMENTS IN PROCESS

An impairment assessment during the fourth quarter of 2018 concluded the investment in property and improvements in development, which represented the capitalized costs the Company incurred in constructing the improvements, at 20 North Rear Road was substantially impacted by the changes in Canada’s Medical Marihuana Purposes Regulations and the Company reported impairment charges of $1,270,115 in 2018. There were no further impairments in 2019.

During 2018, $160,724 of improvements in process related to the Company’s main office were placed into service and transferred into property and equipment. There were no such transfers in 2019.

NOTE 7 – ADVANCES TO CEN BIOTECH UKRAINE

At December 31, 2019 and 2018, the Company had advances of $1,065,328 and $875,328 respectively, to CEN Biotech Ukraine, LLC, a related party, (see Note 15). The advances were for the purpose of funding the operations of CEN Biotech Ukraine, LLC and are unsecured, non-interest bearing, and are due on demand.

NOTE 8 – INTANGIBLE ASSETS

On September 12, 2016, the Company executed an agreement dated August 31, 2016, to acquire assets, including a patent related to LED Lighting, from Tesla Digital, Inc., a Canadian Corporation, and Stevan (Steve) Pokrajac (the “Sellers”).

Material consideration given by Company was: (a) Shares of CEN common stock equal to $5 million upon commencement of public trading (b) The transfer of real properties located at 135 North Rear Road, Lakeshore, Ontario, Canada having a fair value of $2,161,467 and 1517-1525 Ridge Road having a purchase cost (including other related disbursements) to the Company of $202,666.

The patent remains in the name of Tesla Digital, Inc. until full settlement of the terms of the agreement. In the interim, pursuant to an updated agreement executed on April 15, 2019 between the Company and the Sellers, CEN has reaffirmed the rights to use the patented technology.

In addition, the Company agreed to employ Stevan Pokrajac, by an LED subsidiary that the Company plans to form, but which has not yet been formed, in connection with the development of the acquired technology with compensation equal to $200,000 per year, commencing with the start of operations.

In March 2018, the Tesla agreement was amended to replace the $5 million stock consideration commitment with a commitment to issue one million registered shares of CEN common stock with a closing date of September 30, 2018. On October 4, 2018, this agreement was amended to extend the closing date to December 15, 2018. On April 3, 2019, the Company entered into an amendment which extended the closing date of the agreement to December 31, 2019. On March 16, 2020 the Company entered into an amendment extending the closing date until December 31, 2021.The March 2018 modification of the agreement converted a fixed value of shares to a fixed number of shares. Accordingly, the liability was reduced and additional paid in capital was increased by $4,380,000 to reflect the fair value of the shares committed at the date of the amendment. As of December 31, 2019 and 2018, the fair value of this liability was $720,000 and $1,010,000, respectively. This liability will be remeasured at each reporting date using the current fair value of CEN’s common shares.

The Company intends to explore using the patented LED Lighting Technology across manufacturing operations and licensing opportunities across multiple industries such as horticultural, automotive, industrial and commercial lighting. The assets acquired, other than the patent, included certain machinery and raw materials, which were old and non-functioning and accordingly, had no fair value.

The intangible assets consists of the following as of December 31:

	2019	2018

Lighting patent	$6,797,000	$6,797,000
Accumulated amortization	(1,416,041)	(991,229)

Net	$5,380,959	$5,805,771

As of December 31, 2019 and 2018, there is no impairment expense recognized based on the Company’s expectations that it will be able to monetize the patent. The lighting patent is being amortized straight-line over 16 years. Expected amortization expense is $424,812 per year through 2031, with the remaining $283,215 to be amortized in 2032.

NOTE 9 – LOANS PAYABLE

Loans payable consist of the following at December 31:

	2019	2018
Loan payable to Global Holdings International, LLC, which bears interest at 15% per annum after defaulting on the maturity date of June 30, 2016. This note is secured by the Company's equipment.	$9,675,000	$9,675,000

Mortgage payable in default to ARG & Pals, Inc., for the original amount of CAD $385,000. The mortgage bears interest at 22% per annum, and matured on November 21, 2018.	296,411	282,205

Loan payable in default to an individual, issued January 17, 2018 with a 30-day maturity, bearing share interest of 2,000 common shares per 30-day period. This is an unsecured loan which matured on January 16, 2020.	50,000	50,000

Loan payable in default to an individual, issued April 13, 2018, with a 30-day maturity, bearing share interest of 4,000 common shares per 30-day period. This is an unsecured loan which matured on January 16, 2020.	100,000	100,000

Total loans payable (all current)	$10,121,411	$10,107,205

We are in default of $9,675,000 of debt that is secured by certain equipment that we value at approximately $9,000. The remainder of our debt that is in default is not secured.

During 2019 and 2018, 72,000 and 76,400 common shares were issued to individuals for loans made to CEN, respectively. Accordingly, during the 2019 and 2018, $67,500 and $54,388 in interest expense and additional paid-in capital was recorded, respectively.

NOTE 10 – LOANS PAYABLE- RELATED PARTY

Loans payable - related party consists of the following at December 31:

	2019	2018
Loans payable in default to the spouse of Bill Chaaban, President of CEN, for the original amounts of CAD $48,630 and USD $198,660, bear interest at 10% per annum. These are unsecured loans that matured on December 31, 2018.	$236,100	$234,306

Loans payable in default to a former director of Creative, former parent company, bear interest at 10% per annum. This are unsecured loans that matured on December 31, 2018.	601,500	601,500

Loan payable in default to R&D Labs Canada, Inc., whose president is Bill Chaaban, also the President of CEN, bearing interest at 8% per annum. This is an unsecured loan that matured on October 2, 2019. R&D Labs Canada is a company owned by Bill Chaaban’s spouse.	300,000	300,000

Loan payable in default to the spouse of Joseph Byrne, CEO of CEN, issued January 12, 2018 with a 30-day maturity, bearing share interest of 4,000 common shares per 30-day period. This is an unsecured loan that matured on January 16, 2020.	100,000	100,000

Loan payable in default to Alex Tarrabain, a Director of CEN, issued January 17, 2018 with a 30-day maturity, bearing share interest of 3,000 common shares per 30-day period. This is an unsecured loan that matured on January 16, 2020.	75,000	75,000

Loan payable in default to Joseph Byrne, CEO of CEN, issued January 24, 2018 with a 30-day maturity, bearing share interest of 2,000 common shares per 30-day period. This is an unsecured loan that matured on January 16, 2020.	50,000	50,000

Total loans payable - related party	1,362,600	1,360,806
Less: current portion	1,362,600	1,360,806

Long-term portion loans payable - related party	$-	$-

In March 2018, Bill Chaaban, President of CEN, fully assigned and transferred all rights, title, and interests in his loans and related accrued interest due from CEN to his spouse.

Attributable related party accrued interest was $460,784 and $357,373 as of December 31, 2019 and 2018, respectively. Interest expense attributable to related party loans was $209,661 and $184,250 in 2019 and 2018, respectively.

During both 2019 and 2018, 108,000 common shares were issued to related parties in connection with interest terms of the above loans made to CEN. Accordingly, during 2019 and 2018, $101,250 and $77,490 in related party interest expense and additional paid-in capital was recorded, respectively.

NOTE 11 – CONVERTIBLE NOTES

Convertible notes payable consists of the following at December 31:

	2019	2018
Convertible note payable, due on demand, for the original amount of CAD $1,104,713, bearing interest at 7% per annum with conversion rights for 335,833 common shares.	$850,519	$809,755

Convertible notes payable to multiple private investors, including certain notes in default, bearing interest at 5% per annum with conversion rights for 3,333,740 common shares, maturing at various dates between May 2018 and November 2021.	5,373,806	4,333,892

Total convertible notes payable	6,224,325	5,143,647
Less current portion	5,185,412	3,597,760

Convertible notes payable, less current portion	$1,038,913	$1,545,887

These notes may be converted at the option of the note holder at any time after registration of CEN’s common stock upon written notice by the note holder. These notes are convertible into a total of 3,669,573 common shares.

As of April 14, 2020, we are currently in default of $3,357,805 of convertible notes payable, which are convertible into 2,073,963 shares of common stock.

NOTE 12 – CONVERTIBLE NOTES - RELATED PARTY

Convertible notes - related party consists of the following at December 31:

	2019	2018
Convertible note due to the spouse of Bill Chaaban, President of CEN, which bears an interest at 12% per annum. This note is convertible to 867,576 common shares with a maturity date of August 17, 2020.	$1,388,122	$1,388,122

Convertible notes in default due to Harold Aubrey de Lavenu, a Director of CEN, bearing interest at 5% per annum. These notes are convertible to 548,980 common shares and matured on March 31, 2019.	878,368	878,368

Convertible note in default due to Alex Tarrabain, a Director of CEN, bearing interest at 5% per annum. This note is convertible to 30,000 common shares and matured on March 31, 2019.	48,000	48,000

Convertible notes due to Joseph Byrne, CEO of CEN, bearing interest at 12% per annum. This note is convertible to 140,120 common shares with a maturity date of August 17, 2020.	224,191	224,191

Convertible note due to Darren Ferris, brother of Ameen Ferris, a Director of CEN, bearing interest at 5% per annum. This note is convertible to 12,500 common shares with a maturity date of June 19, 2021.	20,000	-

Total convertible notes payable - related party	2,558,681	2,538,681
Less current portion	2,538,681	926,368

Convertible notes payable - related party, less current portion	$20,000	$1,612,313

In March 2018, Bill Chaaban, President of CEN, fully assigned and transferred all rights, title, and interests in his loans and related accrued interest due from CEN to his spouse.

Attributable related party accrued interest was $814,115 and $588,854 as of December 31, 2019 and 2018, respectively. Interest expense attributable to related party convertible notes was $240,261 and $246,568 in 2019 and 2018, respectively.

These notes may be converted at the option of the note holder at any time after registration of CEN’s common stock upon written notice by the note holder. These notes are convertible into a total of 1,599,176 common shares.

As of April 14, 2020, we are currently in default of $926,368 of convertible notes payable, which are convertible into 578,980 shares of common stock.

NOTE 13 – INCOME TAXES

A reconciliation of the effective tax rate of the income tax benefit and the statutory income tax rates applied to the loss before income taxes is as follows for the years ended December 31:

	2019	2018

Income tax benefit at Canadian statutory rate	26.5%	26.5%
Valuation allowance	(26.5% )	(26.5% )

Effective income tax rate	0%	0%

As of December 31, 2019, the Company has net operating loss carry forwards of approximately $25,700,000 that may be available to reduce future years’ taxable income. Such carry forwards typically expire after 20 years. The Company currently has carry forwards that begin to expire in 2034. Future tax benefits which may arise as a result of these losses have not been recognized in these consolidated financial statements, because the Company believes that it is more likely than not that the carryforwards will expire unused and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards. The deferred tax asset and associated valuation allowance are as follows for the years ended December 31:

	2019	2018

Deferred tax asset - net operating losses	$6,800,000	$5,300,000
Deferred tax asset valuation allowance	(6,800,000)	(5,300,000)

Net deferred tax asset	$-	$-

The change in the valuation allowance amounted to $1,500,000 and $1,600,000 for the year ended December 31, 2019 and 2018, respectively. All other temporary differences are immaterial both individually and in the aggregate to the consolidated financial statements.

Company management analyzes its income tax filing positions in Canadian federal and provincial jurisdictions where it is required to file income tax returns, for all open tax years in these jurisdictions, to identify potential uncertain tax positions. As of December 31, 2019, there are no uncertain income tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the consolidated financial statements. The Company is subject to routing audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Generally, the Company is no longer subject to income tax examinations for years prior to 2016.

NOTE 14 – SHAREHOLDERS’ DEFICIT / STOCK ACTIVITY

The Company is authorized to issue an unlimited number of common shares and an unlimited number of special voting shares. Common shares have no stated par value.

As of December 31, 2019, 5,268,749 shares of common stock are committed to the holders of the convertible notes.

On November 27, 2018, the Company executed a share repurchase agreement with James Robinson, pursuant to which the Company repurchased from Mr. Robinson 714 shares of special voting stock in the capital of the Company, at a purchase price in the aggregate amount of $0.07. The title of the class of such shares is “Special Voting” shares of the Company. Each such share of capital stock was entitled to 500 votes. Accordingly, all of this class of special voting stock, which was the only special voting stock of the Company, has been redeemed, retired and cancelled.

NOTE 15 – RELATED PARTY TRANSACTIONS

The Company has received loans from several related parties, as described above in Notes 10 and 12.

There are advances of $1,065,328 and $875,328 to CEN Ukraine as of December 31, 2019 and 2018, respectively, which such advances were made for the purpose of funding the operations of CEN Ukraine. CEN Ukraine was founded by Bill Chaaban. Prior to December 3, 2017, Bill Chaaban directly owned 51% of CEN Ukraine. Subsequent to December 3, 2017, Mr. Chaaban directly owned 25.5% of CEN Ukraine. CEN Ukraine was founded to seek agricultural and pharmaceutical opportunities in Ukraine. Bill Chaaban personally funded the establishment and initial phases of CEN Ukraine. On December 14, 2017, the Company entered into a controlling interest purchase agreement with Bill Chaaban and another shareholder of CEN Ukraine for 51% of the outstanding equity interests of CEN Ukraine. The consideration will be paid by issuing common shares of the Company. The agreement, which is subject to certain conditions, has not closed as of April 14, 2020, as the Company needs to raise additional funds in order to proceed with the closing.

On July 12, 2017, the Company’s Shareholders elected individuals to serve as Directors on the Board. These individuals hold long-term convertible notes payable issued prior to the election. All notes payable bear interest at 5% per annum and are convertible to common shares with various maturity dates. They became related parties when they were elected.

During the years ended December 31, 2019 and 2018, the Company incurred payroll and consulting fees with certain Board Members and Officers totaling $154,517 and $150,778, respectively. As of December 31, 2019 and 2018, $263,900 and $124,800 was payable to these related parties for payroll and consulting charges, which are included within accrued expenses.

During 2017, the Company purchased equipment from R&D Labs Canada, Inc., whose president is Bill Chaaban, in exchange for a $300,000 note payable. This equipment was then sold to CEN Ukraine for a loss of $255,141 in exchange for a $44,859 note receivable, payable in 10 equal installments beginning in 2017 through 2026. No payments have been received as of December 31, 2019, however, management expects this balance to be collectible.

NOTE 16 – LEASE (INCLUDING RELATED PARTIES)

The Company leases 20 North Rear Road, a 10.4 acre site of land in Canada. This was through a sublease from a relative of the Company’s President until October 2019, when the lease was assigned to a third-party. There are two buildings on the site – one of 27,000 square feet and one of 53,000 square feet. There is also a 4,000 square foot vault for security purposes. The Company constructed improvements to this property, including structures and equipment for growing marijuana, security fencing required for licensing as a marijuana producer, and other infrastructure. As further described in Note 6, these improvements were fully impaired during 2018.

The 20 North Rear Road lease agreement began on September 1, 2013 and required annual rent payments of CAD $339,000, including tax. At December 31, 2016, the balance sheet included accrued rent of $552,934, owed to Jamaal Shaban (“Lessor”), cousin of Bill Chaaban. Concurrently, the Lessor had fallen behind on a mortgage payable on the property. Effective January 2017, the Company entered into agreements to terminate the initial lease, enter into a convertible debt note with the Lessor’s creditor, and begin a new lease agreement for the same property. The new lease agreement calls for monthly rental payments of CAD $4,000 plus taxes for a period of five years. In exchange, the Company issued convertible notes payable of $824,446 in satisfaction of the accrued rent and future rent. The lease has been accounted for as an operating lease, and the amount of the note in excess of the accrued rent was treated as a deferred lease asset amortized over the 5-year lease. However, in conjunction with the impairment, as further described in Note 6, the remaining deferred lease asset was fully expensed in 2018. As of December 31, 2019, the operating right of use asset was $68,547 and the associated liability was $65,467, utilizing an 8% discount rate. During 2019 and 2018, lease expenses of $33,369 and $253,695, respectively, related to this agreement were recognized within general and administrative expenses. This lease was assigned by the Lessor to Jamsyl Group, a third-party, in October 2019.

The Company also leases office space in Windsor, Ontario from R&D Labs Canada, Inc., whose president is Bill Chaaban. This lease was subsequently assigned to RN Holdings Ltd, a third-party, on May 8, 2019. Under the lease agreement effective October 1, 2017, monthly rents of CAD $2,608 are due through September 2022, at which point monthly rents of CAD $3,390 are due. As of December 31, 2019, the operating right of use asset was $160,737 and the associated liability was $163,157, utilizing an 8% discount rate. During 2019 and 2018, lease expenses of approximately $26,000 and $24,000, respectively related to this agreement were recognized within general and administrative expenses.

Maturities of operating lease liabilities at December 31, 2019 were as follows:

Amount
2020	$61,051
2021	61,051
2022	25,902
2023	31,320
2024	31,320
Thereafter	86,130

Total lease payments	$296,774
Less imputed interest	68,150
Present value of lease liabilities	$228,624

NOTE 17 – STOCK BASED COMPENSATION

Adoption of Equity Compensation Plan

On November 29, 2017, the Board adopted the 2017 Equity Compensation Plan (the “Plan”) providing for the granting of options to purchase shares of common stock, restricted stock awards and other stock-based awards to directors, officers, employees, advisors and consultants. The Company reserved 20,000,000 shares of common stock for issuance under the Plan. The Plan is intended to provide equity incentives to persons retained by our Company.

Equity Compensation Grants

On November 30, 2017, the Company granted a one-time equity award (“Equity Award”) of 20,000 restricted shares of the Company’s common stock pursuant to a Restricted Stock Agreement, to each of the following executives and directors of the Company: Bahige “Bill” Chaaban, Chairman of the Board and President of the Company; Joseph Byrne, Chief Executive Officer and Director; Richard Boswell, Senior Executive Vice President, Chief Financial Officer (through May 20, 2019) and Director; Brian Payne, Vice President and Director; Donald Strilchuck, Director; Harold Aubrey de Lavenu, Director; Alex Tarrabain, Chief Financial Officer (effective May 21, 2019) and Director; and Ameen Ferris, Director. The Equity Awards vested immediately.

In addition, as part of this one-time equity award, Donald Strilchuck, Director, received an additional 1,000,000 restricted shares of the Company's common stock for security consulting services, of which 550,000 vested immediately and the remaining vesting ratably each month over the next 36 months. Other individuals received a total of 1,870,000 restricted shares of the Company's common stock for consulting services performed, of which 1,330,000 vested immediately and the remaining vesting ratably each month over the next 36 months. The expense related to the restricted stock awarded to non-employees for services rendered was recognized on the grant date.

On June 7, 2018, the Company elected Dr. Usamakh Saadikh to serve as a director of the Company. As compensation for his role as a Director, the company granted a one-time equity award of 20,000 shares of the Company’s common stock. This award vested immediately.

On June 19, 2018, the Company entered into an agreement with a law firm for the payment of its services under which the Company issued 125,000 shares of its common stock. This award vested immediately. The expense related to the restricted stock awarded to non-employees for services rendered was recognized on the grant date.

On December 31, 2018, the Company issued 12,120 shares of its common stock to individuals for the payment of their services. These awards vested immediately. The expense related to the stock awarded to non-employees for services rendered was recognized on the grant date.

On October 1, 2019, the Company entered into an agreement with a communications and branding firm for the payment of its services under which the Company issued 50,000 shares of its common stock. This award vested immediately. The expense related to the restricted stock awarded to non-employees for services rendered of $36,000 was recognized on the grant date.

Employment Agreements

On November 30, 2017, employment agreements were entered into with four key members of management:

•     Under the Employment Agreement with Bahige (Bill) Chaaban, President of the Company, Mr. Chaaban will receive compensation in the form of a base annual salary of $31,200 and a grant of 8,750,000 shares of restricted stock of the Company, of which 7,400,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020.

•     Under the Employment Agreement with Joseph Byrne, Chief Executive Officer of the Company, Mr. Byrne will receive compensation in the form of a base annual salary of $31,200 and a grant of 1,250,000 shares of restricted stock of the Company, of which 325,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020. Effective November 13, 2019, Mr. Byrne resigned and left the Company, at which point additional vesting and salary accruals ceased. As of April 2, 2020, the accrued salaries owed to Joe Byrne which amounted to $58,500 as of December 31, 2019 were settled through keeping his previously issued 337,500 restricted shares that had not vested.

•     Under the Employment Agreement with Richard Boswell, Senior Executive Vice President and Chief Financial Officer of the Company, Mr. Boswell will receive compensation in the form of a base annual salary of $31,200 and a grant of 4,500,000 shares of restricted stock of the Company, of which 4,140,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020.

•     Under the Employment Agreement with Brian Payne, Vice President of the Company, Mr. Payne will receive compensation in the form of a base annual salary of $31,200 and a grant of 750,000 shares of restricted stock of the Company, of which 300,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020.

On May 16, 2019, the Board appointed Alex Tarrabain, one of the members of the Company’s Board to serve as the Company’s Chief Financial Officer and as one of the Vice Presidents of the Company effective May 21, 2019 (the “Effective Date”). Richard Boswell, who served as the Company’s Chief Financial Officer since July 2017, resigned from his position as the Company’s Chief Financial Officer as of the Effective Date, and will continue to serve in his position as the Company’s Senior Executive Vice President going forward focusing on the Company’s strategic activities and will also continue to serve as a member of the Company’s Board.

In conjunction with the above, on May 16, 2019, an employment agreement was entered into with Mr. Tarrabain:

•      Under the Employment Agreement with Alex Tarrabain, Chief Financial Officer and as one of the Vice Presidents of the Company, Mr. Tarrabain will receive compensation in the form of a base annual salary of $31,200 and a grant of 1,250,000 shares of restricted stock of the Company, of which 350,000 vested immediately and the remaining vesting ratably each month over the next 36 months until May 2022.

Restricted Stock Awards

The total grant-date fair value of the restricted shares noted in the employment agreements and equity compensation grants sections above was $12,734,241 and $11,435,741 as of December 31, 2019 and 2018, respectively. During 2019 and 2018, 1,300,000 restricted shares with a grant date fair value of $1,298,500 and 157,120 restricted shares with a grant date fair value of $102,141, respectively, were awarded. The grant-date fair value is calculated utilizing an enterprise valuation model as of the date the awards are granted. With the exception of immediately vesting portions of awards, shares typically vest pro-rata over the requisite service period, which is generally three years from the grant-date. Non-vested restricted stock awards participate in dividends and recipients are entitled to vote these restricted shares during the vesting period.

During 2019 and 2018, 1,887,500 and 1,507,120 of these shares vested, respectively. The fair value of the restricted stock which vested amounted to $1,380,000 and $939,141 for 2019 and 2018, respectively.

Compensation expense, broken out by allocation, recognized in connection with the restricted stock awards was as follows for the years ended December 31:

	2019	2018

Stock Based Compensation	$1,176,600	$682,000
Professional fees	36,000	12,241
Legal	-	77,500

Total	$1,212,600	$771,741

Non-vested restricted stock award activity for the years ended December 31, 2019 and 2018 are as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value per Share	Weighted- Average Remaining Contractual Term (Years)
Non-vested at January 1, 2018	3,962,500	0.62	2.92
Granted	157,120	0.65	-
Vested	(1,507,120)	0.62	-
Forfeited	-	-	-
Non-vested at December 31, 2018	2,612,500	$0.62	2.00
Granted	1,300,000	1.00	-
Vested	(1,887,500)	0.70	-
Forfeited	-	-	-
Non-vested at December 31, 2019	2,025,000	$0.76	1.54

The fair value of the restricted stock grants was based on the valuation of a third-party specialist. Unrecognized compensation expense related to restricted stock amounted to approximately $1,175,550 as of December 31, 2019. This expense will be recognized over vesting period of the respective awards.

NOTE 18 - OTHER RECEIVABLE

In May 2017, as amended on June 30, 2018, CEN entered into an agreement with Clear Com Media, Inc. ("Clear Com") to provide a line of credit to Clear Com in amounts up to CAD $1,000,000 ($769,900) through June 30, 2020 (maturity date) at a rate of 2% per annum. No allowance was considered necessary as of December 31, 2019 or 2018. The agreement was entered into to support the development of technologies that may be of future value to the Company.

NOTE 19 – NET LOSS PER SHARE

During periods when there is a net loss, all potentially dilutive shares are anti-dilutive and are excluded from the calculation of diluted net loss per share. Based on the Company’s application of the as-converted and treasury stock methods, all common stock equivalents were excluded from the computation of diluted earnings per share due to net losses as of December 31, 2019 and 2018. Common stock equivalents that were excluded for the years ended December 31, 2019 and 2018 are as follows:

	2019	2018
Convertible debt	4,930,555	4,154,760

NOTE 20 – CONTINGENCY

In connection with the distribution by Creative of CEN’s common stock on February 29, 2016 and the Form 10 registration statement filed by CEN to register its shares of common stock under the Exchange Act, CEN received comments by the Staff of the Securities and Exchange Commission, including a letter dated May 4, 2016 in which the Staff noted that they “…continue to question the absence of Securities Act registration of the spin-off distribution”. In the event that the distribution of shares of CEN’s common stock was a distribution that required registration under the Securities Act, then the Company could be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act and could be subject to a private right of action for rescission or damages. Based on management’s estimate, any potential liability related to this matter would not be material.

NOTE 21 – FAIR VALUE DISCLOSURES

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework that prioritizes and ranks the level of observability of inputs used in measuring fair value.

The fair value of the Company’s financial instruments are as follows:

	Fair Value Measured at Reporting Date Using
	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
At December 31, 2019:
Cash and cash equivalents	$3,757	$-	$3,757	$-	$3,757
Other receivables	$424,110	$-	$-	$424,110	$424,110
Note receivable - related party	$44,859	$-	$-	$44,859	$44,859
Advances to CEN Biotech
Ukraine, LLC - related party	$1,065,328	$-	$-	$1,065,328	$1,065,328
Loans payable	$10,121,411	$-	$-	$10,121,411	$10,121,411
Loans payable – related parties	$1,362,600	$-	$-	$-	$-
Patent acquisition liability	$720,000	$-	$-	$720,000	$720,000
Convertible notes payable	$6,224,325	$-	$-	$6,918,486	$6,918,486
Convertible notes payable – related parties	$2,558,681	$-	$-	$-	$-

	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
At December 31, 2018:
Cash and cash equivalents	$3,193	$-	$3,193	$-	$3,193
Other receivables	$418,905	$-	$-	$418,905	$418,905
Note receivable - related party	$44,859	$-	$-	$44,859	$44,859
Advances to CEN Biotech
Ukraine, LLC - related party	$875,328	$-	$-	$875,328	$875,328
Loans payable	$10,107,205	$-	$-	$10,107,205	$10,107,205
Loans payable – related parties	$1,360,806	$-	$-	$-	$-
Patent acquisition liability	$1,010,000	$-	$-	$1,010,000	$1,010,000
Convertible notes payable	$5,143,647	$-	$-	$5,534,810	$5,534,810
Convertible notes payable – related parties	$2,538,681	$-	$-	$-	$-

The fair values of other receivables (including related accrued interest), note receivable - related party, and advances to CEN Biotech Ukraine, LLC approximate carrying value due to the terms of the instruments.

The fair value of the loans payable approximates carrying value due to the terms of such instruments and applicable interest rates.

The fair value of convertible notes payable is based on the par value plus accrued interest through the date of reporting due to the terms of such instruments and interest rates.

It is not practicable to estimate the fair value of loans payable – related parties and convertible notes payable – related parties due to their related party nature.

The fair value of the patent acquisition liability in 2019 and 2018 is based upon a valuation report obtained from a 3rd party valuation specialist. This valuation report utilized a cash-free asset value model to estimate enterprise value based upon similar companies.

NOTE 22 – SHARE PURCHASE AND MERGER AGREEMENTS

On July 31, 2018, the Company entered into a Share Purchase Agreement with AstralENERGY Solar Manufacturing Corporation, LTD. (“AstralENERGY”) to acquire 70% of the outstanding common stock of AstralENERGY. The Company will issue an aggregate 2,500,000 shares of common stock of the Company as consideration for the acquisition. AstralENERGY is a manufacturer of architecturally designed solar panels for residential and commercial solar production and has also developed integrated multi-function LED street lighting systems. Consummation of the acquisition is subject to the completion of certain conditions specified in the agreement. As of April 14, 2020, this transaction has not closed.

On June 21, 2019, the Company entered into a Merger Agreement (the “Merger Agreement”) with Caduceus Software Systems Corp. (“CSOC”), Caduceus Merger Sub, Inc., a Wyoming corporation and a wholly owned subsidiary of CSOC (the “Merger Sub”).  Pursuant to the Merger Agreement, the Company, the Merger Sub and CSOC agreed to effect a merger transaction, pursuant to which the Company will merge with and into the Merger Sub, with the Company surviving and being a wholly owned subsidiary of CSOC (the “Merger”). Pursuant to the Merger Agreement, the Company had the unilateral right to terminate the Merger Agreement in the event that the Company’s due diligence review of CSOC and Merger Sub was unsatisfactory to the Company in its sole discretion. Following a careful due diligence review of CSOC and Merger Sub, the Board of the Company decided that such due diligence review was unsatisfactory, and therefore the Company terminated the Merger Agreement as of November 27, 2019. There were no termination penalties incurred or payable by the Company in connection with the termination.

NOTE 23 – SUBSEQUENT EVENTS

On January 27, 2020, a market maker filed a Form 211 Application with the Financial Industry Regulatory Authority ("FINRA") to request permission to quote and trade the securities of CEN Biotech, Inc. on OTC Markets. However, there can be no assurance that FINRA will approve our Form 211 Application. As of April 14, 2020, the application has not been approved.

On March 16, 2020, the Company entered into an amendment to the Share Purchase Agreement dated August 31, 2016, and executed September 12, 2016, between CEN Biotech, Inc. and Stevan Pokrajac and Tesla Digital Inc. and Tesla Digital Global Group Inc. The new expiration date is December 31, 2021.

The outbreak of a novel coronavirus (COVID-19), which the World Health Organization declared in March 2020 to be a pandemic, continues to spread throughout the United States of America and the globe. Many State Governors issued temporary Executive Orders that, among other stipulations, effectively prohibit in-person work activities for most industries and businesses, having the effect of suspending or severely curtailing operations. The extent of the ultimate impact of the pandemic on the Company's operational and financial performance will depend on various developments, including the duration and spread of the outbreak, and its impact on potential customers, employees, and vendors, all of which cannot be reasonably predicted at this time. While management reasonably expects the COVID-19 outbreak to negatively impact the Company's financial condition, operating results, and timing and amounts of cash flows, the related financial consequences and duration are highly uncertain.

Since December 31, 2019, the Company has issued 4 new convertible notes totaling $208,000 convertible to 130,000 common shares.

CEN BIOTECH, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$1,544	$3,757

Property, plant and improvements
Property and equipment, net	143,529	148,125
Other assets
Operating lease right-of-use assets	199,060	229,284
Other receivable	426,164	424,110
Note receivable - related party	44,859	44,859
Advances to CEN Biotech Ukraine LLC - related party	1,065,328	1,065,328
Intangible assets, net	5,274,756	5,380,959

Total assets	$7,155,240	$7,296,422

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$185,700	$181,266
Accounts payable – related parties	8,347	-
Loans payable	10,096,386	10,121,411
Loans payable – related parties	1,359,439	1,362,600
Convertible notes payable	5,492,639	5,185,412
Convertible notes payable- related parties	2,538,681	2,538,681
Accrued interest	10,336,981	9,585,055
Accrued interest – related parties	1,360,018	1,274,899
Operating lease liabilities	41,434	44,361
Accrued expenses	605,923	574,723

Total current liabilities	32,025,548	30,868,408

Operating lease liabilities, less current portion	158,036	184,263
Patent acquisition liability	720,000	720,000
Convertible notes, less current portion	837,880	1,038,913
Convertible notes - related parties, less current portion	20,000	20,000

Total liabilities	33,761,464	32,831,584

Shareholders’ deficit
Common stock; unlimited authorized shares; 26,998,363 issued and outstanding and 26,953,363 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively. No par value.	-	-
Additional paid-in capital	16,004,060	15,775,010
Accumulated deficit	(42,610,284)	(41,310,172)
Total shareholders’ deficit	(26,606,224)	(25,535,162)

Total liabilities and shareholders’ deficit	$7,155,240	$7,296,422

See accompanying notes to condensed consolidated financial statements.

CEN BIOTECH, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations
(Unaudited)

	For the three months ended March 31,
	2020	2019
Operating expenses
Consulting fees	$77	$18,942
Consulting fees – related parties	31,200	31,200
Stock based compensation	196,650	167,400
General and administrative	302,823	187,685

Total operating expenses	530,750	405,227

Loss from operations	(530,750)	(405,227)

Other income (expense)
Interest expense	(794,680)	(701,888)
Interest expense – related parties	(105,451)	(113,213)
Interest income	2,059	2,045
Foreign exchange gain (loss)	128,710	(24,494)

Other expense, net	(769,362)	(837,550)

Net loss	$(1,300,112)	$(1,242,777)

Net loss per share:
Basic and diluted	$(0.05)	$(0.05)

Weighted average number of shares outstanding
Basic and diluted	26,976,110	25,495,863

See accompanying notes to condensed consolidated financial statements.

CEN BIOTECH, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Shareholders’ Deficit
(Unaudited)

		Common	Additional		Total
	Common	Shares	Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit

Balances, January 1, 2019	25,473,363	$-	$14,393,660	$(35,655,053)	$(21,261,393)

Stock-based compensation	-	-	167,400	-	167,400

Issuance of common stock – interest shares	45,000	-	45,450	-	45,450

Net loss	-	-	-	(1,242,777)	(1,242,777)

Balances, March 31, 2019	25,518,363	$-	$14,606,510	$(36,897,830)	$(22,291,320)

Balances, January 1, 2020	26,953,363	$-	$15,775,010	$(41,310,172)	$(25,535,162)

Stock-based compensation	-	-	196,650	-	196,650

Issuance of common stock – interest shares	45,000	-	32,400	-	32,400

Net loss	-	-	-	(1,300,112)	(1,300,112)

Balances, March 31, 2020	26,998,363	$-	$16,004,060	$(42,610,284)	$(26,606,224)

See accompanying notes to condensed consolidated financial statements.

CEN BIOTECH, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the three months ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(1,300,112)	$(1,242,777)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	4,596	4,596
Amortization	106,203	106,203
Lease expense	1,070	411
Stock-based compensation – employees	196,650	167,400
Non-cash interest expense	794,680	701,885
Non-cash interest expense – related parties	105,451	113,214
Foreign exchange (gain) loss	(128,710)	24,494
Changes in operating assets and liabilities which (used) provided cash
Other receivable	(2,054)	1,001
Accounts payable	2,466	(957)
Accounts payable – related parties	8,347	-
Accrued expenses	31,200	44,055

Net cash used in operating activities	(180,213)	(80,475)

Cash flows used in investing activities
Advances to CEN Biotech Ukraine LLC	-	(30,000)

Cash flows provided by financing activities
Issuance of convertible notes	178,000	147,034

Net (decrease) increase in cash and cash equivalents	(2,213)	36,559

Cash and cash equivalents, beginning of period	3,757	3,193

Cash and cash equivalents, end of period	$1,544	$39,752

See accompanying notes to condensed consolidated financial statements.

CEN BIOTECH, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(All amounts are in US dollars unless otherwise stated.)

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim condensed consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These financial statements should be read in conjunction with the condensed consolidated financial statements of the Company for the year ended December 31, 2019 and notes thereto.

There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described in the Company’s annual report on Form 10-K for the year ended December 31, 2019.

Loss per Share

Net loss per common share is computed pursuant to ASC 260-10-45. Basic loss per share is computed based on the weighted average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the diluted weighted average common shares outstanding, which includes the effect of potentially dilutive securities. During periods when there is a net loss, all potentially dilutive shares are anti-dilutive and are excluded from the calculation of net loss per share. Diluted earnings per share is similarly computed except that the denominator includes the effect, using the treasury stock method, of unvested restricted stock and convertible notes, if including such potential shares of common stock is dilutive. For the three-months ended March 31, 2020 and 2019, the common stock equivalents of the convertible note agreements were not included in diluted earnings per share computations because their effect was antidilutive.

Share Purchase Agreement

On May 19, 2020 AstralENERGY Solar Manufacturing Corporation, LTD and the Company entered into a Termination and Release Agreement (the “Termination Agreement”) pursuant to which they mutually terminated the Share Purchase Agreement they previously entered into on July 31, 2018. No compensation was paid by either party pursuant to the Termination Agreement and each party agreed that as of the date of entry into the Termination Agreement, that neither party shall have any rights or obligations with respect to the Share Purchase Agreement.

FINRA Filing

On January 27, 2020, a market maker filed a Form 211 Application with the Financial Industry Regulatory Authority ("FINRA") to request permission to quote and trade the securities of CEN Biotech, Inc. on OTC Markets. However, there can be no assurance that FINRA will approve the Form 211 Application. As of June 12, 2020, the application has not been approved.

Recently Adopted Accounting Pronouncements

No pronouncements were adopted by the Company during the quarter ended March 31, 2020.

Recent Accounting Pronouncements Not Yet Adopted

No upcoming pronouncements are noted that will materially impact the Company.

NOTE 2 – GOING CONCERN UNCERTAINTY / MANAGEMENT PLANS

The accompanying condensed consolidated financial statements have been prepared in contemplating continuation of the Company as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, a substantial doubt has been raised with regard to the ability of the Company to continue as a going concern. The Company has incurred significant operating losses and negative cash flows from operations since inception. The Company had an accumulated deficit of $42,610,284 at March 31, 2020 and had no committed source of additional debt or equity financing. The Company has not had any operating revenue and does not foresee any operating revenue in the near term. The Company has relied on the issuance of loans payable and convertible debt instruments to finance its expenses, including notes that are in default, as described in Notes 6, 7, 8, and 9. The Company will continue to raise additional capital through placement of our common stock, notes or other securities in order to implement its business plan or additional borrowings, including from related parties. The COVID-19 pandemic has hindered the Company’s ability to raise capital. There can be no assurance that the Company will be successful in either situation in order to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company’s cash position may not be sufficient to support the Company’s daily operations or its ability to undertake any business activity that will generate net revenue.

NOTE 3 – PROPERTY, PLANT AND IMPROVEMENTS, NET

Property and equipment, net consists of the following as of:

	March 31, 2020	December 31, 2019
Leasehold improvements	$166,163	$166,163
Furniture and equipment	17,668	17,668
Accumulated depreciation	(40,302)	(35,706)

Net property, plant and improvements	$143,529	$148,125

Depreciation expense was $4,596 for each of the three-months ended March 31, 2020 and 2019, respectively.

NOTE 4 – ADVANCES TO CEN BIOTECH UKRAINE

At both March 31, 2020 and December 31, 2019, the Company had advances of $1,065,328 to CEN Biotech Ukraine, LLC, a related party, (see Note 12). The advances were for the purpose of funding the operations of CEN Biotech Ukraine, LLC.

Bahige (Bill) Chaaban, our Interim Chief Executive Officer and member of our Board of Directors, and Usamakh Saadikh, a member of our Board of Directors, each directly own 25.5% of CEN Ukraine respectively. The remaining 49% of CEN Ukraine is owned by XN Pharma, which is an entity jointly owned by Bahige (Bill) Chaaban and Usamakh Saadikh. Bahige (Bill) Chaaban and Usamakh Saadikh do not currently hold any positions with CEN Ukraine. CEN Ukraine is operated and controlled by its sole director. Pursuant to Ukrainian law, shareholders of a company do not have the ability to control the company or the actions of its director. CEN Ukraine is operated under the direction of its management per the guidelines of Ukrainian law. These loans are unsecured, non-interest bearing, and are due on demand.

NOTE 5 – INTANGIBLE ASSETS

On September 12, 2016, the Company executed an agreement dated August 31, 2016, to acquire assets, including a patent related to LED Lighting, from Tesla Digital, Inc., a Canadian Corporation, and Stevan (Steve) Pokrajac (the “Sellers”).

Material consideration given by Company was: (a) shares of CEN common stock equal to $5 million upon commencement of public trading (b) The transfer of real properties located at 135 North Rear Road, Lakeshore, Ontario, Canada having a fair value of $2,161,467 and 1517-1525 Ridge Road having a purchase cost (including other related disbursements) to the Company of $202,666.

The patent remains in the name of Tesla Digital, Inc. until full settlement of the terms of the agreement. In the interim, pursuant to an updated agreement executed on April 15, 2019 between the Company and the Sellers, CEN has reaffirmed the rights to use the patented technology.

In addition, the Company agreed to employ Stevan Pokrajac, by an LED subsidiary that the Company plans to form, but which has not yet been formed, in connection with the development of the acquired technology with compensation equal to $200,000 per year, commencing with the start of operations.

In March 2018, the Tesla agreement was amended to replace the $5 million stock consideration commitment with a commitment to issue one million registered shares of CEN common stock with a closing date of September 30, 2018. On October 4, 2018, this agreement was amended to extend the closing date to December 15, 2018. On April 3, 2019, the Company entered into an amendment which extended the closing date of the agreement to December 31, 2019. On March 16, 2020 the Company entered into an amendment extending the closing date until December 31, 2021.The March 2018 modification of the agreement converted a fixed value of shares to a fixed number of shares. Accordingly, the liability was reduced and additional paid in capital was increased by $4,380,000 to reflect the fair value of the shares committed at the date of the amendment. As of both March 31, 2020 and December 31, 2019, the fair value of this liability was $720,000. This liability will be remeasured at each reporting date using the current fair value of CEN’s common shares.

The Company intends to explore using the patented LED Lighting Technology across manufacturing operations and licensing opportunities across multiple industries such as horticultural, automotive, industrial and commercial lighting. The assets acquired, other than the patent, included certain machinery and raw materials, which were old and non-functioning and accordingly, had no fair value.

The intangible asset consists of the following:

	March 31, 2020	December 31, 2019

Lighting patent	$6,797,000	$6,797,000
Accumulated amortization	(1,522,244)	(1,416,041)

Net	$5,274,756	$5,380,959

As of March 31, 2020 and December 31, 2019, there is no impairment expense recognized based on the Company’s expectations that it will be able to monetize the patent. The lighting patent is being amortized straight-line over 16 years. Expected amortization expense is $424,812 per year through 2031, with the remaining $283,215 to be amortized in 2032.

NOTE 6 – LOANS PAYABLE

Loans payable consist of the following:

	March 31, 2020	December 31, 2019
Loan payable to Global Holdings International, LLC, which bears interest at 15% per annum after defaulting on the maturity date of June 30, 2016. This note is secured by the Company's equipment.	$9,675,000	$9,675,000

Mortgage payable in default to ARG & Pals, Inc., for the original amount of CAD 385,000. The mortgage bears interest at 22% per annum, and matured on November 21, 2018.	271,386	296,411

Loan payable in default to an individual, issued January 17, 2018 with a 30-day maturity, bearing share interest of 2,000 common shares per 30-day period. This is an unsecured loan which matured on January 16, 2020.	50,000	50,000

Loan payable in default to an individual, issued April 13, 2018, with a 30-day maturity, bearing share interest of 4,000 common shares per 30-day period. This is an unsecured loan which matured on January 16, 2020.	100,000	100,000

Total loans payable (all current)	$10,096,386	$10,121,411

We are in default of $9,675,000 of debt that is secured by certain equipment that we value at approximately $9,000. The remainder of our debt that is in default is not secured.

During each of the three-month periods ended March 31, 2020 and 2019, 18,000 common shares were issued to individuals for loans made to CEN. Accordingly, during the three-month periods ended March 31, 2020 and 2019, $12,960 and $18,180 in interest expense and additional paid-in capital was recorded, respectively.

NOTE 7 – LOANS PAYABLE- RELATED PARTY

Loans payable - related party consists of the following:

	March 31, 2020	December 31, 2019
Loans payable in default to the spouse of Bill Chaaban, President of CEN, for the original amounts of CAD 48,630 and USD $198,660, bear interest at 10% per annum. These are unsecured loans that matured on December 31, 2018.	$232,939	$236,100

Loans payable in default to a former director of Creative, former parent company, bear interest at 10% per annum. This are unsecured loans that matured on December 31, 2018.	601,500	601,500

Loan payable in default to R&D Labs Canada, Inc., whose president is Bill Chaaban, also the President of CEN, bearing interest at 8% per annum. This is an unsecured loan that matured on October 2, 2019. R&D Labs Canada is a company owned by Bill Chaaban’s spouse.	300,000	300,000

Loan payable in default to the spouse of Joseph Byrne, a 5% shareholder and former CEO of CEN, issued January 12, 2018 with a 30-day maturity, bearing share interest of 4,000 common shares per 30-day period. This is an unsecured loan that matures on June 16, 2020.	100,000	100,000

Loan payable in default to Alex Tarrabain, a Director of CEN, issued January 17, 2018 with a 30-day maturity, bearing share interest of 3,000 common shares per 30-day period. This is an unsecured loan that matures on June 16, 2020.	75,000	75,000

Loan payable in default to Joseph Byrne, a 5% shareholder and former CEO of CEN, issued January 24, 2018 with a 30-day maturity, bearing share interest of 2,000 common shares per 30-day period. This is an unsecured loan that matures on June 16, 2020.	50,000	50,000

Total loans payable - related party	1,359,439	1,362,600
Less: current portion	1,359,439	1,362,600

Long-term portion loans payable - related party	$-	$-

Attributable related party accrued interest was $486,034 and $460,784 as of March 31, 2020 and December 31, 2019, respectively. Interest expense attributable to related party loans was $45,582 and $26,814 for the three-months ended March 31, 2020 and 2019, respectively.

During both three-month periods ended March 31, 2020 and 2019, 27,000 common shares were issued to related parties in connection with interest terms of the above loans made to CEN. Accordingly, during the three-month periods ended March 31, 2020 and 2019, $19,440 and $27,270 in related party interest expense and additional paid-in capital was recorded, respectively.

NOTE 8 – CONVERTIBLE NOTES

Convertible notes payable consists of the following:

	March 31, 2020	December 31, 2019
Convertible note payable, due on demand, for the original amount of CAD 1,104,713, bearing interest at 7% per annum with conversion rights for 335,833 common shares.	$778,712	$850,519

Convertible notes payable to multiple private investors, including certain notes in default, bearing interest at 5% per annum with conversion rights for 3,444,990 common shares, maturing at various dates between May 2018 and November 2021.	5,551,807	5,373,806

Total convertible notes payable	6,330,519	6,224,325
Less current portion	5,492,639	5,185,412
Convertible notes payable, less current portion	$837,880	$1,038,913

These notes may be converted at the option of the note holder at any time after registration of CEN’s common stock upon written notice by the note holder. These notes are convertible into a total of 3,780,823 common shares.

As of June 12, 2020, we are currently in default of $3,412,205 of convertible notes payable, which are convertible into 2,107,963 shares of common stock.

NOTE 9 – CONVERTIBLE NOTES - RELATED PARTY

Convertible notes - related party consists of the following at:

	March 31, 2020	December 31, 2019
Convertible note due to the spouse of Bill Chaaban, President of CEN, which bears an interest at 12% per annum. This note is convertible to 867,576 common shares with a maturity date of August 17, 2020.	$1,388,122	$1,388,122

Convertible notes in default due to Harold Aubrey de Lavenu, a Director of CEN, bearing interest at 5% per annum. These notes are convertible to 548,980 common shares and matured on March 31, 2019.	878,368	878,368

Convertible note in default due to Alex Tarrabain, a Director of CEN, bearing interest at 5% per annum. This note is convertible to 30,000 common shares and matured on March 31, 2019.	48,000	48,000

Convertible notes due to Joseph Byrne, CEO of CEN, bearing interest at 12% per annum. This note is convertible to 140,120 common shares with a maturity date of August 17, 2020.	224,191	224,191

Convertible note due to Darren Ferris, brother of Ameen Ferris, a Director of CEN, bearing interest at 5% per annum. This note is convertible to 12,500 common shares with a maturity date of June 19, 2021.	20,000	20,000

Total convertible notes payable - related party	2,558,681	2,558,681
Less current portion	2,538,681	2,538,681

Convertible notes payable - related party, less current portion	$20,000	$20,000

Attributable related party accrued interest was $873,984 and $814,115 as of March 31, 2020 and December 31, 2019, respectively. Interest expense attributable to related party convertible notes was $59,869, and $59,129 for the three months ended March 31, 2020 and 2019, respectively.

These notes may be converted at the option of the note holder at any time after registration of CEN’s common stock upon written notice by the note holder. These notes are convertible into a total of 1,599,176 common shares.

As of June 12, 2020, we are currently in default of $926,368 of convertible notes payable, which are convertible into 578,980 shares of common stock.

NOTE 10 – INCOME TAXES

A reconciliation of the effective tax rate of the income tax benefit and the statutory income tax rates applied to the loss before income taxes is as follows for the three-months ended March 31:

	2020	2019

Income tax benefit at Canadian statutory rate	26.5%	26.5%
Valuation allowance	(26.5% )	(26.5% )

Effective income tax rate	0%	0%

As of March 31, 2020, the Company has net operating loss carry forwards of approximately $26,200,000 that may be available to reduce future years’ taxable income. Such carry forwards typically expire after 20 years. The Company currently has carry forwards that begin to expire in 2034. Future tax benefits which may arise as a result of these losses have not been recognized in these consolidated financial statements, because the Company believes that it is more likely than not that the carryforwards will expire unused and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards. The deferred tax asset and associated valuation allowance are as follows for the period ended March 31, 2020 and the year ended December 31, 2019:

	March 31, 2020	December 31, 2 019

Deferred tax asset - net operating losses	$6,900,000	$6,800,000
Deferred tax asset valuation allowance	(6,900,000)	(6,800,000)

Net deferred tax asset	$-	$-

The change in the valuation allowance amounted to $100,000 and $300,000 for the three-months ended March 31, 2020 and 2019, respectively. All other temporary differences are immaterial both individually and in the aggregate to the condensed consolidated financial statements.

Company management analyzes its income tax filing positions in Canadian federal and provincial jurisdictions where it is required to file income tax returns, for all open tax years in these jurisdictions, to identify potential uncertain tax positions. As of March 31, 2020, there are no uncertain income tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the condensed consolidated financial statements. The Company is subject to routing audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Generally, the Company is no longer subject to income tax examinations for years prior to 2016.

NOTE 11 – SHAREHOLDERS’ DEFICIT / STOCK ACTIVITY

The Company is authorized to issue an unlimited number of common shares and an unlimited number of special voting shares. Common shares have no stated par value.

As of March 31, 2020, 5,379,999 shares of common stock are committed to the holders of the convertible notes.

NOTE 12 – RELATED PARTY TRANSACTIONS

The Company has received loans from several related parties, as described above in Notes 7 and 9.

There are advances of $1,065,328 to CEN Ukraine as of both March 31, 2020 and December 31, 2019, which such advances were made for the purpose of funding the operations of CEN Ukraine as summarized in Note 4. CEN Ukraine was founded by Bill Chaaban. Prior to December 3, 2017, Bill Chaaban directly owned 51% of CEN Ukraine. CEN Ukraine was founded to seek agricultural and pharmaceutical opportunities in Ukraine. Bill Chaaban personally funded the establishment and initial phases of CEN Ukraine. On December 14, 2017, the Company entered into a controlling interest purchase agreement with Bill Chaaban, our interim Chief Executive Officer and member of our board of directors, and another shareholder of CEN Ukraine, Usamakh Saadikh, a member of our board of directors, for 51% of the outstanding equity interests of CEN Ukraine. The consideration will be paid by issuing common shares of the Company. The agreement, which is subject to certain conditions, has not closed as of June 12, 2020, as the Company needs to raise additional funds in order to proceed with the closing. Bahige (Bill) Chaaban, our Interim Chief Executive Officer and member of our Board of Directors, and Usamakh Saadikh, a member of our Board of Directors, each directly own 25.5% of CEN Ukraine respectively. The remaining 49% of CEN Ukraine is owned by XN Pharma, which is an entity jointly owned by Bahige (Bill) Chaaban and Usamakh Saadikh. Bahige (Bill) Chaaban and Usamakh Saadikh do not currently hold any positions with CEN Ukraine. CEN Ukraine is operated and controlled by its sole director. Pursuant to Ukrainian law, shareholders of a company do not have the ability to control the company or the actions of its director. CEN Ukraine is operated under the direction of its management per the guidelines of Ukrainian law.

On July 12, 2017, the Company’s Shareholders elected individuals to serve as Directors on the Board. These individuals hold long-term convertible notes payable issued prior to the election. All notes payable bear interest at 5% per annum and are convertible to common shares with various maturity dates. They became related parties when they were elected.

As of March 31, 2020, the Company owed Joseph Byrne, a 5% shareholder and former CEO of the Company, $8,347 for a short-term advance received.

During both of the three-months ended March 31, 2020 and 2019, the Company incurred payroll and consulting expenses of $31,200 with certain Board Members and Officers. As of March 31, 2020 and December 31, 2019, $295,100 and $263,900, respectively, was payable to these related parties for payroll and consulting charges, which are included within accrued expenses.

During 2017, the Company purchased equipment from R&D Labs Canada, Inc., whose president is Bill Chaaban, in exchange for a $300,000 note payable. This equipment was then sold to CEN Ukraine for a loss of $255,141 in exchange for a $44,859 note receivable, payable in 10 equal installments beginning in 2017 through 2026. No payments have been received as of March 31, 2020, however, management expects this balance to be collectible.

The Company leases 20 North Rear Road, a 10.4 acre site of land in Canada, through a sublease from a relative of the Company’s President. There are two buildings on the site – one of 27,000 square feet and one of 53,000 square feet. There is also a 4,000 square foot vault for security purposes. The Company constructed improvements to this property, including structures and equipment for growing marijuana, security fencing required for licensing as a marijuana producer, and other infrastructure. These improvements were fully impaired during the 4th quarter of 2018.

Jamaal Shaban (“Lessor”), cousin of Bill Chaaban, leased the 20 North Rear Road property to the Company under an agreement effective January 2017 for monthly rental payments of CAD 4,000 plus taxes for a period of five years. The lease has been accounted for as an operating lease. As of March 31, 2020 and December 31, 2019, the operating right of use asset was $55,451 and $68,547, respectively, and the associated liability was $52,632 and $65,467, respectively, utilizing an 8% discount rate. During the three-months ended March 31, 2020 and 2019, lease expenses of $8,719 and $5,986, respectively, related to this agreement were recognized within general and administrative expenses. This lease was assigned by the Lessor to Jamsyl Group, a third-party, when Jamsyl Group purchased the property from Jamaal Shaban in October 2019.

The Company also leases office space in Windsor, Ontario from R&D Labs Canada, Inc., whose president is Bill Chaaban. This lease was subsequently assigned to RN Holdings Ltd, a third-party, on May 8, 2019 when RN holdings purchased the building. Under the lease agreement effective October 1, 2017, monthly rents of CAD 2,608 are due through September 2022, at which point monthly rents of CAD 3,390 are due. As of March 31, 2020 and December 31, 2019, the operating right of use asset was $143,609 and $160,737, respectively, and the associated liability was $146,838 and $163,157, respectively, utilizing an 8% discount rate. During the three-months ended March 31, 2020 and 2019, lease expenses of $6,325 and $4,978, respectively, related to this agreement were recognized within general and administrative expenses.

Maturities of operating lease liabilities at March 31, 2020 were as follows:

Amount
2020	$55,896
2021	47,437
2022	25,368
2023	28,676
2024	28,676
Thereafter	71,690

Total lease payments	$257,743
Less imputed interest	58,273
Present value of lease liabilities	$199,470

NOTE 13 – STOCK BASED COMPENSATION

Adoption of Equity Compensation Plan

On November 29, 2017, the Board adopted the 2017 Equity Compensation Plan (the “Plan”) providing for the granting of options to purchase shares of common stock, restricted stock awards and other stock-based awards to directors, officers, employees, advisors and consultants. The Company reserved 20,000,000 shares of common stock for issuance under the Plan. The Plan is intended to provide equity incentives to persons retained by our Company.

Equity Compensation Grants

On November 30, 2017, the Company granted a one-time equity award (“Equity Award”) of 20,000 restricted shares of the Company’s common stock pursuant to a Restricted Stock Agreement, to each of the following executives and directors of the Company: Bahige “Bill” Chaaban, Chairman of the Board and President of the Company; Joseph Byrne, Chief Executive Officer and Director (through November 13, 2019); Richard Boswell, Senior Executive Vice President, Chief Financial Officer (through May 20, 2019) and Director; Brian Payne, Vice President and Director; Donald Strilchuck, Director; Harold Aubrey de Lavenu, Director; Alex Tarrabain, Chief Financial Officer (effective May 21, 2019) and Director; and Ameen Ferris, Director. The Equity Awards vested immediately.

In addition, as part of this one-time equity award, Donald Strilchuck, Director, received an additional 1,000,000 restricted shares of the Company's common stock for security consulting services, of which 550,000 vested immediately and the remaining vesting ratably each month over the next 36 months. Other individuals received a total of 1,870,000 restricted shares of the Company's common stock for consulting services performed, of which 1,330,000 vested immediately and the remaining vesting ratably each month over the next 36 months. The expense related to the restricted stock awarded to non-employees for services rendered was recognized on the grant date.

On June 7, 2018, the Company elected Dr. Usamakh Saadikh to serve as a director of the Company. As compensation for his role as a Director, the company granted a one-time equity award of 20,000 shares of the Company’s common stock. This award vested immediately.

On June 19, 2018, the Company entered into an agreement with a law firm for the payment of its services under which the Company issued 125,000 shares of its common stock. This award vested immediately. The expense related to the restricted stock awarded to non-employees for services rendered was recognized on the grant date.

On December 31, 2018, the Company issued 12,120 shares of its common stock to individuals for the payment of their services. These awards vested immediately. The expense related to the stock awarded to non-employees for services rendered was recognized on the grant date.

On October 1, 2019, the Company entered into an agreement with a communications and branding firm for the payment of its services under which the Company issued 50,000 shares of its common stock. This award vested immediately. The expense related to the restricted stock awarded to non-employees for services rendered of $36,000 was recognized on the grant date.

Employment Agreements

On November 30, 2017, employment agreements were entered into with four key members of management:

●

Under the Employment Agreement with Bahige (Bill) Chaaban, President of the Company, Mr. Chaaban will receive compensation in the form of a base annual salary of $31,200 and a grant of 8,750,000 shares of restricted stock of the Company, of which 7,400,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020.

●

Under the Employment Agreement with Joseph Byrne, Chief Executive Officer of the Company, Mr. Byrne will receive compensation in the form of a base annual salary of $31,200 and a grant of 1,250,000 shares of restricted stock of the Company, of which 325,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020. Effective November 13, 2019, Mr. Byrne resigned and left the Company, at which point additional vesting and salary accruals ceased. As of April 2, 2020, the accrued salaries owed to Joe Byrne, which amounted to $58,500 as of March 31, 2020, were settled through keeping his previously issued 337,500 restricted shares that had not vested.

●

Under the Employment Agreement with Richard Boswell, Senior Executive Vice President and Chief Financial Officer of the Company, Mr. Boswell will receive compensation in the form of a base annual salary of $31,200 and a grant of 4,500,000 shares of restricted stock of the Company, of which 4,140,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020.

●

Under the Employment Agreement with Brian Payne, Vice President of the Company, Mr. Payne will receive compensation in the form of a base annual salary of $31,200 and a grant of 750,000 shares of restricted stock of the Company, of which 300,000 vested immediately and the remaining vesting ratably each month over the next 36 months until November 2020.

On May 16, 2019, the Board appointed Alex Tarrabain, one of the members of the Company’s Board to serve as the Company’s Chief Financial Officer and as one of the Vice Presidents of the Company effective May 21, 2019 (the “Effective Date”). Richard Boswell, who served as the Company’s Chief Financial Officer since July 2017, resigned from his position as the Company’s Chief Financial Officer as of the Effective Date, and will continue to serve in his position as the Company’s Senior Executive Vice President going forward focusing on the Company’s strategic activities and will also continue to serve as a member of the Company’s Board.

In conjunction with the above, on May 16, 2019, an employment agreement was entered into with Mr. Tarrabain:

●

Under the Employment Agreement with Alex Tarrabain, Chief Financial Officer and as one of the Vice Presidents of the Company, Mr. Tarrabain will receive compensation in the form of a base annual salary of $31,200 and a grant of 1,250,000 shares of restricted stock of the Company, of which 350,000 vested immediately and the remaining vesting ratably each month over the next 36 months until May 2022.

Restricted Stock Awards

The total grant-date fair value of the restricted shares noted in the employment agreements and equity compensation grants sections above was $12,734,241 as of both March 31, 2020 and December 31, 2019. No restricted shares were awarded during the three-month periods ended March 31, 2020 or 2019. The grant-date fair value is calculated utilizing an enterprise valuation model as of the date the awards are granted. With the exception of immediately vesting portions of awards, shares typically vest pro-rata over the requisite service period, which is generally three years from the grant-date. Non-vested restricted stock awards participate in dividends and recipients are entitled to vote these restricted shares during the vesting period.

During both of the three-month periods ended March 31, 2020 and 2019, 337,500 of these shares vested. The fair value of the restricted stock which vested amounted to $238,500 and $209,250 for the three-months ended March 31, 2020 and 2019, respectively.

Compensation expense recognized in connection with the restricted stock awards was $196,650 and $167,400 for the three-months ended March 31, 2020 and 2019, respectively.

Non-vested restricted stock award activity for the three-months ended March 31, 2020 and 2019 are as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value per Share	Weighted- Average Remaining Contractual Term (Years)
Non-vested at January 1, 2019	2,612,500	$0.62	2.00
Granted	-	-	-
Vested	(337,500)	0.62	-
Forfeited	-	-	-
Non-vested at March 31, 2019	2,275,000	$0.62	1.75

Non-vested at January 1, 2020	2,025,000	$0.76	1.54
Granted	-	-	-
Vested	(337,500)	0.71	-
Forfeited	-	-	-
Non-vested at March 31, 2020	1,687,500	$0.77	1.33

The fair value of the restricted stock grants was based on the valuation of a third-party specialist. Unrecognized compensation expense related to restricted stock amounted to approximately $978,900 as of March 31, 2020. This expense will be recognized over vesting period of the respective awards.

As of March 31, 2020, unrecognized compensation expense totaled $978,900, which will be recognized on a straight-line basis over the vesting period or requisite service period through May 2022.

NOTE 14 – NET LOSS PER SHARE

During periods when there is a net loss, all potentially dilutive shares are anti-dilutive and are excluded from the calculation of diluted net loss per share. Based on the Company’s application of the as-converted and treasury stock methods, all common stock equivalents were excluded from the computation of diluted earnings per share due to net losses as of March 31, 2020 and 2019. Common stock equivalents that were excluded for the three-month periods ended March 31, 2020 and 2019 are as follows:

	Three-months Ended March 31,
	2020	2019
Convertible debt	5,338,973	4,628,234

NOTE 15 – CONTINGENCY

In connection with the distribution by Creative of CEN’s common stock on February 29, 2016 and the Form 10 registration statement filed by CEN to register its shares of common stock under the Exchange Act, CEN received comments by the Staff of the Securities and Exchange Commission, including a letter dated May 4, 2016 in which the Staff noted that they “…continue to question the absence of Securities Act registration of the spin-off distribution”. In the event that the distribution of shares of CEN’s common stock was a distribution that required registration under the Securities Act, then the Company could be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act and could be subject to a private right of action for rescission or damages. Based on management’s estimate, any potential liability related to this matter would not be material.

NOTE 16 – FAIR VALUE DISCLOSURES

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework that prioritizes and ranks the level of observability of inputs used in measuring fair value.

The fair value of the Company’s financial instruments are as follows:

		Fair Value Measured at Reporting Date Using
	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
At March 31, 2020:
Cash and cash equivalents	$1,544	$-	$1,544	$-	$1,544
Other receivables	$426,164	$-	$-	$426,164	$426,164
Note receivable - related party	$44,859	$-	$-	$44,859	$44,859
Advances to CEN Biotech
Ukraine, LLC - related party	$1,065,328	$-	$-	$1,065,328	$1,065,328
Loans payable	$10,096,386	$-	$-	$10,096,386	$10,096,386
Loans payable – related parties	$1,359,439	$-	$-	$-	$-
Patent acquisition liability	$720,000	$-	$-	$720,000	$720,000
Convertible notes payable	$6,330,519	$-	$-	$7,090,083	$7,090,083
Convertible notes payable – related parties	$2,558,681	$-	$-	$-	$-

	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
At December 31, 2019:
Cash and cash equivalents	$3,757	$-	$3,757	$-	$3,757
Other receivables	$424,110	$-	$-	$424,110	$424,110
Note receivable - related party	$44,859	$-	$-	$44,859	$44,859
Advances to CEN Biotech
Ukraine, LLC - related party	$1,065,328	$-	$-	$1,065,328	$1,065,328
Loans payable	$10,121,411	$-	$-	$10,121,411	$10,121,411
Loans payable – related parties	$1,362,600	$-	$-	$-	$-
Patent acquisition liability	$720,000	$-	$-	$720,000	$720,000
Convertible notes payable	$6,224,325	$-	$-	$6,918,486	$6,918,486
Convertible notes payable – related parties	$2,558,681	$-	$-	$-	$-

The fair values of other receivables (including related accrued interest), note receivable - related party, and advances to CEN Biotech Ukraine, LLC approximate carrying value due to the terms of the instruments.

The fair value of the loans payable approximates carrying value due to the terms of such instruments and applicable interest rates.

The fair value of convertible notes payable is based on the par value plus accrued interest through the date of reporting due to the terms of such instruments and interest rates.

It is not practicable to estimate the fair value of loans payable – related parties and convertible notes payable – related parties due to their related party nature.

The fair value of the patent acquisition liability is based upon a valuation report obtained from a 3rd party valuation specialist. This valuation report utilized a cash-free asset value model to estimate enterprise value based upon similar companies.

NOTE 17 - SUBSEQUENT EVENTS

On April 17, 2020 the Company entered into three consulting agreements to add additional skill sets to its planning efforts. The compensation for these engagements is equity based and totals 225,000 of common shares.

On May 19, 2020 AstralENERGY Solar Manufacturing Corporation, LTD and the Company entered into a Termination and Release Agreement (the “Termination Agreement”) pursuant to which they mutually terminated the Share Purchase Agreement they previously entered into on July 31, 2018. No compensation was paid by either party pursuant to the Termination Agreement and each party agreed that as of the date of entry into the Termination Agreement, that neither party shall have any rights or obligations with respect to the Share Purchase Agreement.

On April 29, 2020, Clear Com Media, Inc. repaid 110,000 CAD of their outstanding line of credit owed to the Company, which is included within other receivable in the condensed consolidated balance sheets.

CEN BIOTECH INC.

6,851,843 Shares of Common Stock

PROSPECTUS

June 30, 2020

Until August 9, 2020 (the 40th day after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.